As filed with the Securities and Exchange Commission on September       , 1996

                     Registration No. 33-

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549
                           ____________________

                                 Form S-4
                          REGISTRATION STATEMENT
                                   Under
                        THE SECURITIES ACT OF 1933
                           ____________________

                    SOUTH ALABAMA BANCORPORATION, INC.
          (Exact name of registrant as specified in its charter)

Delaware                           6712                         63-0909434
(State or other       (Primary Standard Industrial    (I.R.S. Employer
jurisdiction          Classification Code Number)     Identification No.)
of incorporation
or organization)



                           ____________________

                          100 Saint Joseph Street
                              P. O. Box 3067
                          Mobile, Alabama  36652
                              (334) 431-7800
(Address, including zip code, and telephone number of registrant's principal executive office)
                           ____________________

                            F. MICHAEL JOHNSON
                   Secretary and Chief Financial Officer
                          100 Saint Joseph Street
                              P. O. Box 3067
                          Mobile, Alabama  36652
                              (334) 431-7800
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                           ____________________

                                Copies to:

R. PRESTON BOLT, JR.                            J. MICHAEL SAVAGE
Hand Arendall, L.L.C.                           Maynard, Cooper & Gale, P.C.
3000 First National Bank Building               1901 6th Avenue, North
107 Saint Francis Street                        Suite 2400
Mobile, Alabama 36602                           Birmingham, Alabama 35203-2602

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement has become effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                      CALCULATION OF REGISTRATION FEE



                                   Proposed        Proposed
Title of each                      Maximum         Maximum         Amount of
class of Securities Amount to be   Offering Price  Aggregate       Registration
to be registered    Registered(1)  per Unit(2)     Offering Price  Fee

Common Stock        1,335,902      Not             $11,845,860     $4,084.78
(par value $0.01)   shares         Applicable


(1) Estimated solely for the purpose of calculating the registration fee. The number of shares is subject to adjustment pursuant to the Merger Agreement, as described in the Registration Statement, and this Registration Statement covers such additional indeterminate number of shares.

(2) Determined pursuant to Rule 457(f)(2).
                           ____________________

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



                           CROSS REFERENCE SHEET



1.   Forepart of Registration Statement
      Outside Front Cover Page of Prospectus . . . Facing Page; Cover Page;
                                                      Cross Reference Sheet

2.   Inside Front and Outside Back
      Cover Pages of Prospectus. . . . . Inside Front Cover Page; AVAILABLE
                                             INFORMATION; TABLE OF CONTENTS

3.   Risk Factors, Ratio of Earnings to Fixed
      Charges and Other Information. . . . . . . . . . . . . . . . .SUMMARY

4.   Terms of the Transaction. . . . . . . . . . . . . SUMMARY; THE MERGER;
                                              DESCRIPTION OF SAB  CAPITAL
                                             STOCK; EFFECT OF MERGER ON
                                             RIGHTS OF SHAREHOLDERS

5.   Pro Forma Financial Information . . . .PRO FORMA FINANCIAL INFORMATION

6.   Material Contacts with Company
      Being Acquired . . . . . . . . . . . . . . . . . . . . . . THE MERGER

7.   Additional Information Required for Reoffering by
      Persons and Parties Deemed to be Underwriters. . . . . . . . . . . .*

8.   Interests of Named Experts and Counsel. . . . . . . . . .LEGAL MATTERS

9.   Disclosure of Commission Position on
      Indemnification for Securities Liability . . . . . . . . . . . . . .*

10.  Information With Respect to S-3 Registrants . . . . . . . . . . . . .*

11.  Incorporation of Certain Information by Reference . . . . . . . . . .*

12.  Information With Respect to S-2 or S-3 Registrants AVAILABLE INFORMATION;
                                                   INCORPORATION OF CERTAIN
                                                     DOCUMENTS BY REFERENCE

13.  Incorporation of Certain Information by Reference INCORPORATION OF CERTAIN
                                                     DOCUMENTS BY REFERENCE

14.  Information With Respect to Registrants Other
      Than S-3 or S-2 Registrants. . . . . . . . . . . . . . . . . . . . .*

15.  Information With Respect to S-3 Companies . . . . . . . . . . . . . .*

16.  Information With Respect to S-2 or S-3 Companies. . . . . . . . . . .*

17.  Information With Respect to Companies Other
      Than S-3 or S-2 Companies. . . . . . . . . .SUMMARY; FMB MANAGEMENT'S
                                                   DISCUSSION AND ANALYSIS;
                                              BUSINESS OF FMB; CONSOLIDATED
                                                    FINANCIAL STATEMENTS OF
                                               FIRST MONCO BANCSHARES, INC.
                                                               (Appendix C)

18.  Information if Proxies, Consents or
      Authorizations are to be Solicited INCORPORATION OF CERTAIN DOCUMENTS
                                             BY REFERENCE; SUMMARY; GENERAL
                                                    INFORMATION; THE MERGER

19.  Information if Proxies, Consents or
      Authorizations are not to be Solicited
      or in an Exchange Offer. . . . . . . . . . . . . . . . . . . . . . .*

*Not applicable and therefore not included


                       FIRST MONCO BANCSHARES, INC.
                             129 Hines Street
                        Monroeville, Alabama  36460


                          ________________, 1996



Dear Shareholder:

     You are cordially invited to attend a special meeting of the shareholders of First Monco Bancshares, Inc., to be held at First Monco Bancshares principal executive office, in the Training Room on the second floor at 129 Hines Street, Monroeville, Alabama, on ___________________, 1996, at 2:00 p.m., Central Time.

     At this important meeting, you will be asked to consider and vote upon the approval of an Agreement and Plan of Merger, dated as of May 31, 1996, as amended and restated as of August 21, 1996, (the "Merger Agreement"), which provides for the merger of First Monco Bancshares with and into South Alabama Bancorporation, Inc. If the Merger is consummated, outstanding shares of First Monco Bancshares common stock will be converted into the right to receive the number of shares of the common stock, par value $.01, of South Alabama Bancorporation, Inc. having a market value, calculated as provided in the Merger Agreement, of $1,415.76, subject to adjustment for fluctuations in South Alabama s stock price. The accompanying Joint Proxy Statement and Prospectus provides a detailed description of the proposed Merger, including the proposed exchange ratios and the conditions to consummation of the Merger.

     The affirmative vote of the holders of at least two-thirds of the shares of First Monco Bancshares common stock entitled to vote at the Special Meeting is required for approval of the Merger Agreement. Accordingly, your vote is important, no matter how large or how small your holdings are.

     Enclosed are the Notice of Special Meeting, the Joint Proxy Statement and Prospectus and proxy for the Special Meeting, together with copies of the South Alabama Bancorporation 1995 Annual Report to Shareholders and 1996 Second Quarter Report on Form 10-Q. Please give this information your careful attention.

     The Board of Directors of First Monco Bancshares has carefully reviewed and considered the terms and conditions of the proposed Merger Agreement and has received an opinion from its financial advisor, Alex Sheshunoff & Co. Investment Banking, that the Merger is fair to the First Monco Bancshares shareholders from a financial point of view. The Board of Directors has unanimously approved the Merger Agreement and unanimously recommends that you vote FOR approval of the Merger Agreement.

     In view of the importance of the action to be taken, we urge you to complete, sign and date the enclosed proxy and to return it promptly in the enclosed envelope, whether or not you plan to attend the Special Meeting. Sending in your proxy now will not interfere with your rights to attend the Special Meeting or to vote your shares personally at the Special Meeting if you wish to do so.

                              Sincerely,



                              John B. Barnett, III
                              Chairman

                          FIRST MONCO BANCSHARES, INC.
                                129 Hines Street
                           Monroeville, Alabama  36460
                                  ____________

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON _____________, 1996
                                  ____________

                                                      _________________, 1996
To the Shareholders of First Monco Bancshares, Inc.

     NOTICE IS HEREBY GIVEN that a special meeting of shareholders (the "Special Meeting") of First Monco Bancshares, Inc. ("FMB") will be held at FMB's principal executive office, in the Training Room on the second floor at 129 Hines Street, Monroeville, Alabama, on __________, 1996, at 2:00 p.m., Central Time, for the following purposes:

     1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of May 31, 1996, as amended and restated as of August 21, 1996 (the "Merger Agreement"), by and between FMB and South Alabama Bancorporation, Inc. ("SAB"), pursuant to which, among other matters (a) FMB would be merged with and into SAB and (b) the shares of FMB common stock will be converted into the right to receive the number of shares of SAB common stock having a market value, calculated as provided in the Merger Agreement, of $1,415.76, subject to adjustment for fluctuations in South Alabama's stock price, as more fully described in the accompanying Joint Proxy Statement and Prospectus. A copy of the Merger Agreement is set forth in Appendix
A to the accompanying Joint Proxy Statement and Prospectus and is hereby incorporated by reference herein.

     2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

     Only shareholders of record at the close of business on ________________, 1996, are entitled to receive notice of and to vote at the Special Meeting or any adjournments thereof. Approval of the Merger Agreement requires the affirmative vote of the holders of at least two-thirds of the shares of FMB Common Stock entitled to vote at the Special Meeting.

     THE BOARD OF DIRECTORS OF FMB UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

     Each shareholder has the right to dissent from the Merger Agreement and demand payment of the fair value of his shares if the Merger is consummated. The right of any shareholder to receive such payment is contingent upon strict compliance with requirements of Article 13 of the Alabama Business Corporation Act. The full text of Article 13 is set forth in Appendix B to the Joint Proxy Statement and Prospectus and is incorporated herein by reference. For a summary of the requirements of Article 13, see "GENERAL INFORMATION Dissenters Rights" in the Joint Proxy Statement and Prospectus.

                                        By order of the Board of Directors



                                        John B. Barnett, III, Chairman





WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY THEN WITHDRAW YOUR PROXY IF YOU WISH. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.




                       SOUTH ALABAMA BANCORPORATION, INC.
                              Post Office Box 3067
                             Mobile, Alabama  36652


                             ________________, 1996



Dear Shareholder:

     You are cordially invited to attend a special meeting of the shareholders of South Alabama Bancorporation, Inc., to be held at South Alabama's principal executive office, 100 St. Joseph Street, Mobile, Alabama, on _________________, 1996, at 10:00 a.m., Central Time.

     At this important meeting, you will be asked to consider and vote upon the approval of an Agreement and Plan of Merger, dated as of May 31, 1996, as amended and restated as of August 21, 1996 (the "Merger Agreement"), which provides for the merger of First Monco Bancshares, Inc. with and into South Alabama. If the Merger is consummated, outstanding shares of First Monco Bancshares, Inc. common stock will be converted into the right to receive the number of shares of the common stock, par value $.01, of South Alabama having a market value, calculated as provided in the Merger Agreement, of $1,415.76, subject to adjustment for fluctuations in South Alabama's stock price. The accompanying Joint Proxy Statement and Prospectus provides a detailed description of the proposed Merger, including the proposed exchange ratios and the conditions to consummation of the Merger.

     The affirmative vote of the holders of at least two-thirds of the shares of South Alabama common stock entitled to vote at the Special Meeting is required for approval of the Merger Agreement. Accordingly, your vote is important, no matter how large or how small your holdings are.

     Enclosed are the Notice of Special Meeting, the Joint Proxy Statement and Prospectus and proxy for the Special Meeting, together with copies of South Alabama's 1995 Annual Report to Shareholders and 1996 Second Quarter Report on Form 10-Q. Please give this information your careful attention.

     The Board of Directors of South Alabama has carefully reviewed and considered the terms and conditions of the proposed Merger Agreement and has received an opinion from its financial advisor, Mercer Capital Management, Inc., that the Merger is fair to the South Alabama shareholders from a financial point of view. The Board of Directors has unanimously approved the Merger Agreement and unanimously recommends that you vote FOR approval of the Merger Agreement.

     In view of the importance of the action to be taken, we urge you to complete, sign and date the enclosed proxy and to return it promptly in the enclosed envelope, whether or not you plan to attend the Special Meeting. Sending in your proxy now will not interfere with your rights to attend the Special Meeting or to vote your shares personally at the Special Meeting if you wish to do so.

                              Sincerely,



                              W. Bibb Lamar, Jr.
                              President
                       SOUTH ALABAMA BANCORPORATION, INC.
                              Post Office Box 3067
                             Mobile, Alabama  36652
                                  ____________

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON _____________, 1996
                                  ____________

                                                      _________________, 1996
To the Shareholders of South Alabama Bancorporation, Inc.

     NOTICE IS HEREBY GIVEN that a special meeting of shareholders (the "Special Meeting") of South Alabama Bancorporation, Inc. ("SAB") will be held at SAB's principal executive office, 100 St. Joseph Street, Mobile, Alabama, on __________, 1996, at 10:00 a.m., Central Time, for the following purposes:

     3. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of May 31, 1996, as amended and restated as of August 21, 1996 (the "Merger Agreement"), by and between SAB and First Monco Bancshares, Inc. ("FMB"), pursuant to which, among other matters (a) FMB would be merged with and into SAB and (b) the shares of FMB common stock will be converted into the right to receive the number of shares of SAB common stock having a market value, calculated as provided in the Merger Agreement, of $1,415.76, subject to adjustment for fluctuations in SAB's stock price, as more fully described in the accompanying Joint Proxy Statement and Prospectus. A copy of the Merger Agreement is set forth in Appendix A to the accompanying Joint Proxy Statement and Prospectus and is hereby incorporated by reference herein.

     4. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

     Only shareholders of record at the close of business on ________________, 1996, are entitled to receive notice of and to vote at the Special Meeting or any adjournments thereof. Approval of the Merger Agreement requires the affirmative vote of the holders of at least two-thirds of the shares of SAB Common Stock entitled to vote at the Special Meeting.

     THE BOARD OF DIRECTORS OF SAB UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

     Each shareholder has the right to dissent from the Merger Agreement and demand payment of the fair value of his shares if the Merger is consummated. The right of any shareholder to receive such payment is contingent upon strict compliance with requirements of Article 13 of the Alabama Business Corporation Act. The full text of Article 13 is set forth in Appendix B to the Joint Proxy Statement and Prospectus and is incorporated herein by reference. For a summary of the requirements of Article 13, see "GENERAL INFORMATION Dissenters Rights" in the Joint Proxy Statement and Prospectus.

                                        By order of the Board of Directors



                                        W. Bibb Lamar, President



WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY THEN WITHDRAW YOUR PROXY IF YOU WISH. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.



                           JOINT PROXY STATEMENT



SOUTH ALABAMA BANCORPORATION, INC.     FIRST MONCO BANCSHARES, INC.

For Special Meeting                    For Special Meeting
Of Shareholders                        of Shareholders
To Be Held On                          To Be Held On
[____________], 1996                   [____________], 1996




                                PROSPECTUS

                    SOUTH ALABAMA BANCORPORATION, INC.

                               Common Stock
                        ___________________________

     This Joint Proxy Statement and Prospectus ("Joint Proxy Statement") is being furnished to the shareholders of South Alabama Bancorporation, Inc., an Alabama corporation ("SAB"), and First Monco Bancshares, Inc., an Alabama corporation ("FMB"), in connection with the solicitation of proxies by the Board of Directors of SAB from holders of outstanding shares of common stock, par value $0.01 per share, of SAB ("SAB Common Stock"), and the solicitation of proxies by the Board of Directors of FMB from holders of outstanding shares of common stock, par value $25.00 per share, of FMB ("FMB Common Stock"), for use at their respective special meetings of
shareholders as shown above (the "Special Meetings").   The purpose of each
of the Special Meetings is to consider and vote upon that certain Agreement and Plan of Merger, dated as of May 31, 1996, as amended and restated as of August 21, 1996 (the "Merger Agreement"), pursuant to which FMB will merge with and into SAB (the "Merger"). Except as described herein, each share of FMB Common Stock issued and outstanding at the Effective
Time (described below) shall be converted into the right to receive the number of shares of SAB Common Stock having an average market value, during a valuation period prior to the effective date, calculated as described herein, of $1,415.76 (and cash in lieu of fractional shares). The exchange price is subject to adjustment in the event the market value of SAB Common Stock during the valuation period falls below $12.50 per share or rises above $15.25 per share. See "The Merger Terms of the Merger; Exchange Ratio."

     Except for the historical information contained herein, the matters discussed in this Joint Proxy Statement are forward-looking statements which involve risks and uncertainties, including but not limited to economic, competitive, regulatory and technological factors affecting the operations, markets, services, products and prices of SAB and FMB, and other factors discussed in SAB's filings with the Securities and Exchange Commission.

     This Joint Proxy Statement also serves as a prospectus with respect to the issuance of up to _________ shares of SAB Common Stock that are issuable to the shareholders of FMB upon consummation of the Merger.

     See "Summary Other Significant Considerations" for a discussion of certain factors which should be considered by shareholders of SAB and FMB.

     This Joint Proxy Statement, the accompanying Notices of Special Meeting and the other documents enclosed herewith are being first mailed to the shareholders of SAB and FMB on or about [_________], 1996.
                         _________________________

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
      THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE JOINT
         PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A
          CRIMINAL OFFENSE. THE SECURITIES OFFERED HEREBY ARE NOT
             DEPOSITS, SAVINGS ACCOUNTS OR OTHER OBLIGATIONS
               OF A BANK AND ARE NOT INSURED BY THE FEDERAL
                   DEPOSIT INSURANCE CORPORATION OR ANY
                        OTHER GOVERNMENTAL AGENCY.
                        ___________________________

        The date of this Joint Proxy Statement is __________, 1996

          AVAILABLE INFORMATION

     SAB is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by SAB can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, and at the Commission's Regional Offices in New York (75 Park Place, 14th Floor, New York, New York 10007) and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants that file electronically, including SAB, with the Commission at http://www.sec.gov. SAB has filed with the Commission a Registration Statement (No. 33-____) on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of SAB Common Stock to be issued pursuant to the Merger Agreement. This Joint Proxy Statement does not contain all of the information set forth in the Registration Statement and the exhibits thereto, portions of which were omitted in accordance with the rules and regulations of the Commission. For further information regarding SAB and the SAB Common Stock offered hereby, reference is made to the complete Registration Statement, including all amendments thereto and the schedules and exhibits filed as a part thereof. Statements contained herein or in any document incorporated by reference herein as to the contents of documents are necessarily summaries of the documents and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

     All information contained in this Joint Proxy Statement pertaining to SAB and its subsidiaries has been supplied by SAB, and all information pertaining to FMB and its subsidiary has been supplied by FMB.

     No person is authorized to give any information or to make any representations other than those contained herein and, if given or made, such information or representations must not be relied upon as having been authorized. This document does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this document nor any distribution of securities made hereunder shall under any circumstances create an implication that there has been no change in the affairs of SAB or FMB since the date hereof or that the information herein is correct as of any time subsequent to its date.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by SAB with the Commission (Commission File No. 0-15423) pursuant to the Exchange Act are hereby incorporated by reference in this Joint Proxy Statement:

     1.   SAB's Annual Report on Form 10-K for the year ended December 31,
1995;

     2. SAB's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1996;

     3.   SAB's 1995 Annual Report to Shareholders; and

     4.   SAB s Proxy Statement for its 1996 Annual Meeting of
Shareholders.

     Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Joint Proxy Statement to the extent that another statement contained herein, in any supplement hereto or in any other subsequently filed document which also is incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement, this Joint Proxy Statement or any supplement hereto.

     This Joint Proxy Statement incorporates by reference documents which are not presented herein or delivered herewith. On the written or oral request of any person to whom this Joint Proxy Statement is delivered, SAB will provide, without charge, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Written or telephone requests for such copies should be directed to F. Michael Johnson, Chief Financial Officer and Secretary, South Alabama Bancorporation, Inc., Post Office Box 3067, Mobile, Alabama 36652, (334) 431-7800. In order to ensure timely delivery of such documents, any request should be made by ________________, 1996.

                             TABLE OF CONTENTS

AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . .2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE. . . . . . . . . . . . . .2

SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5

     Parties to the Merger . . . . . . . . . . . . . . . . . . . . . . . .5
     Shareholder Meetings. . . . . . . . . . . . . . . . . . . . . . . . .5
     The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
     Other Significant Considerations. . . . . . . . . . . . . . . . . . .9
     Selected Consolidated Financial Data. . . . . . . . . . . . . . . . .9
     Comparative Per Share Data. . . . . . . . . . . . . . . . . . . . . 13
     Summary Capital Ratios. . . . . . . . . . . . . . . . . . . . . . . 14

GENERAL INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . . 15

     Special Meetings, Record Dates and Votes Required . . . . . . . . . 15
     Proxies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     Dissenters'  Rights . . . . . . . . . . . . . . . . . . . . . . . . 16
     Recommendations of Boards of Directors. . . . . . . . . . . . . . . 20

THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20

     Terms of the Merger; Exchange Ratio . . . . . . . . . . . . . . . . 20
     Effective Date and Effective Time . . . . . . . . . . . . . . . . . 21
     Background of and Reasons for the Merger. . . . . . . . . . . . . . 21
     Opinions of Financial Advisors. . . . . . . . . . . . . . . . . . . 22
     Amendment of SAB Certificate of Incorporation . . . . . . . . . . . 28
     Amendment of SAB Bylaws . . . . . . . . . . . . . . . . . . . . . . 28
     Surrender of Certificates . . . . . . . . . . . . . . . . . . . . . 28
     Conditions to Consummation of the Merger. . . . . . . . . . . . . . 29
     Regulatory Approvals. . . . . . . . . . . . . . . . . . . . . . . . 30
     Conduct of Business Pending the Merger. . . . . . . . . . . . . . . 30
     Waiver and Amendment; Termination . . . . . . . . . . . . . . . . . 31
     Management and Operations After the Merger. . . . . . . . . . . . . 31
     Interests of Certain Persons in the Merger. . . . . . . . . . . . . 32
     Certain Federal Income Tax Consequences . . . . . . . . . . . . . . 32
     Accounting Treatment. . . . . . . . . . . . . . . . . . . . . . . . 33
     Expenses and Fees . . . . . . . . . . . . . . . . . . . . . . . . . 33
     Resales of SAB Common Stock . . . . . . . . . . . . . . . . . . . . 34

PRO FORMA FINANCIAL INFORMATION. . . . . . . . . . . . . . . . . . . . . 34

     Pro Forma Combined Condensed Consolidated Statements of Condition . 34 Pro Forma Combined Condensed Consolidated Statements of Income. . . 35

COMPARATIVE MARKET PRICES AND DIVIDENDS. . . . . . . . . . . . . . . . . 37

     Market Prices . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
     Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37

DESCRIPTION OF SAB CAPITAL STOCK . . . . . . . . . . . . . . . . . . . . 38

EFFECT OF MERGER ON RIGHTS OF SHAREHOLDERS . . . . . . . . . . . . . . . 39

     Authorized Capital Stock. . . . . . . . . . . . . . . . . . . . . . 39
     Special Meetings of Shareholders. . . . . . . . . . . . . . . . . . 39
     Required Shareholder Votes. . . . . . . . . . . . . . . . . . . . . 39
     Notice of Annual Shareholders  Meeting. . . . . . . . . . . . . . . 40
     Amendment of Articles or Certificate of Incorporation . . . . . . . 40
     Amendment of Bylaws . . . . . . . . . . . . . . . . . . . . . . . . 40
     Shareholder Action Without a Meeting. . . . . . . . . . . . . . . . 40
     Nomination and Qualification of Directors . . . . . . . . . . . . . 40
     Director Liability  . . . . . . . . . . . . . . . . . . . . . . . . 40
     Transfer Restrictions . . . . . . . . . . . . . . . . . . . . . . . 40

FMB MANAGEMENT'S DISCUSSION AND ANALYSIS . . . . . . . . . . . . . . . . 41

BUSINESS OF FMB. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53

     Bank Activities . . . . . . . . . . . . . . . . . . . . . . . . . . 53
     Certain Management Information. . . . . . . . . . . . . . . . . . . 53
     FMB Security Ownership. . . . . . . . . . . . . . . . . . . . . . . 54

SUPERVISION, REGULATION AND EFFECTS OF GOVERNMENTAL POLICY . . . . . . . 56

     Bank Holding Company Regulation . . . . . . . . . . . . . . . . . . 56
     Bank Regulation . . . . . . . . . . . . . . . . . . . . . . . . . . 57
     Capital Adequacy. . . . . . . . . . . . . . . . . . . . . . . . . . 59
     Recent Legislative and Regulatory Developments. . . . . . . . . . . 60
     Effects of Governmental Policies. . . . . . . . . . . . . . . . . . 62

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 62

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 63

SHAREHOLDER PROPOSALS. . . . . . . . . . . . . . . . . . . . . . . . . . 63

APPENDICES
     Appendix A Agreement and Plan of Merger
     Appendix B Provisions of Alabama Business Corporation Act Relating to Dissenters' Rights
     Appendix C First Monco Bancshares, Inc. Consolidated Financial
Statements
     Appendix D Opinion of Mercer Capital Management, Inc.
     Appendix E Opinion of Alex Sheshunoff & Co. Investment Banking

                                 SUMMARY


     The following is a brief summary of certain information relating to the Merger contained elsewhere in this Joint Proxy Statement. The following summary is not intended to be a complete description of all material information regarding SAB, FMB and the matters to be considered at the Special Meetings and is qualified in all respects by the information appearing elsewhere or incorporated by reference in this Joint Proxy Statement, the Appendices hereto and the documents referred to herein. The Merger Agreement, a copy of which is set forth in Appendix A to this Joint Proxy Statement, is incorporated herein and reference is made thereto for a complete description of the terms of the Merger. As used in this Joint Proxy Statement, the terms "SAB" and "FMB" refer to such corporations, respectively, and where the context so requires, such corporations and their respective subsidiaries.

Parties to the Merger

     SAB. SAB is a registered bank holding company subject to supervision and regulation by the Board of Governors of the Federal Reserve System ("Federal Reserve") organized in 1985 as a corporation under the laws of the State of Delaware. Effective _____________, 1996, the Delaware corporation was merged into its wholly owned Alabama subsidiary in a transaction for the purpose of changing SAB's state of domicile to Alabama.
 In 1986, SAB acquired all of the stock of The Bank of Mobile, N.A., a national banking association ("BOM"). In 1991, BOM was converted to a state chartered bank under the laws of the State of Alabama. BOM, a full service commercial bank, has seven banking offices within the corporate limits of the City of Mobile, Alabama. In 1993, SAB, then named Mobile National Corporation, merged with South Alabama Bancorporation, Inc. and changed its name to South Alabama Bancorporation, Inc. Since the 1993 merger, SAB has owned all of the stock of First National Bank, Brewton, a national banking association ("FNBB"). The deposits of both BOM and FNBB are insured by the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation ("FDIC").

     At June 30, 1996, SAB had total assets of approximately $241.5 million, total deposits of approximately $207.6 million, total net loans of approximately $148.2 million and total shareholders' equity of approximately $28.9 million. SAB's principal executive offices are located at 100 St. Joseph Street, Mobile, Alabama 36602, and its telephone number is (334) 431-7800. Additional information about SAB is included in documents incorporated by reference in this Joint Proxy Statement. See "Selected Consolidated Financial Data" below, "Available Information" and "Incorporation of Certain Documents by Reference."

     FMB.      FMB is a registered bank holding company subject to
supervision and regulation by the Federal Reserve and is a corporation organized under the laws of the State of Alabama. FMB owns all of the stock of Monroe County Bank, an Alabama state banking corporation ("MCB"). MCB provides a diversified range of banking and financial services to customers in the commercial and retail banking fields and has two offices located in Monroeville, Alabama. Deposits of MCB are insured by the BIF of the FDIC.

     At June 30, 1996, FMB had total assets of approximately $95.3 million, total deposits of approximately $82.7 million, total net loans of approximately $22.1 million and total shareholders' equity of approximately $11.7 million. FMB's principal executive offices are located at 129 Hines Street, Monroeville, Alabama 36460, and its telephone number is (334) 575-3132. See "Selected Consolidated Financial Data" below, "FMB Management's Discussion and Analysis" and "Business of FMB."

Shareholder Meetings

     SAB. The Special Meeting of Shareholders of SAB (the "SAB Meeting") will be held at 10:00 a.m., local time, on December [__], 1996, in the Board Room of The Bank of Mobile, 100 St. Joseph Street, Mobile, Alabama. The purpose of the SAB Meeting is to consider and vote upon approval of the Merger Agreement. The Board of Directors of SAB has fixed the close of business on _______ __, 1996, as the record date for determining shareholders entitled to notice of and to vote at the SAB Meeting (the "SAB Record Date"). As of such date, there were 3,001,563 shares of SAB Common Stock issued and outstanding and entitled to be voted at the SAB Meeting.

     FMB. The Special Meeting of Shareholders of FMB (the "FMB Meeting") will be held at 2:00 p.m., local time, on December [__], 1996, in the Training Room, located on the second floor of Monroe County Bank, 129 Hines Street, Monroeville, Alabama. The purpose of the FMB Meeting is to consider and vote upon approval of the Merger Agreement. The Board of Directors of FMB has fixed the close of business on ________, 1996, as the record date for determining shareholders entitled to notice of and to vote at the FMB Meeting (the "FMB Record Date"). As of such date, there were 11,795 shares of FMB Common Stock issued and outstanding and entitled to be voted at the FMB Meeting.

     See "General Information Special Meetings, Record Dates and Votes
Required."

The Merger

     Terms. The Merger Agreement provides that FMB will merge with and into SAB. Each share of FMB Common Stock outstanding immediately prior to the Effective Time, other than shares with respect to which dissenters' rights shall have been perfected and certain shares owned by FMB or SAB or their subsidiaries, will be converted into the right to receive the number of shares of SAB Common Stoc having a market value, calculated as provided in the Merger Agreement, of $1,415.76. As of _____________, 1996, the most recent practicable date prior to printing this Joint Proxy Statement, the market value of SAB Common Stock as so calculated was $_______ per share, which, if unchanged, would result in an exchange ratio of ____ shares of SAB Common Stock for each share of FMB Common Stock. In the event such market value is less than $12.50 per share, each share of FMB Common Stock will nevertheless be exchanged for 113.26 shares of SAB Common Stock, and in the event such market value is greater than $15.25 per share each share of FMB Common Stock will be exchanged for 92.84 shares of SAB Common Stock. The number of shares of SAB Common Stock to be exchanged for each share of FMB Common stock is referred to as the "Exchange Ratio." The Merger Agreement is subject to termination in the event the market value of the SAB Common Stock is less than $11.10 per share or greater than $16.65 per share. Cash will be paid by SAB in lieu of issuance of fractional shares. See "The Merger Terms of the Merger; Exchange Ratio," and " Waiver and Amendment; Termination."

     Effective Time. The Merger will become effective at the time Articles of Merger become effective with the Secretary of State of Alabama after all conditions contained in the Merger Agreement have been satisfied or waived, including receipt of all regulatory approvals, expiration of all statutory waiting periods and the approval of the Merger Agreement by the shareholders of SAB and FMB. See "The Merger Effective Date and Effective Time."

     Recommendations of Boards of Directors; Opinions of Financial Advisors. The two Boards of Directors considered numerous factors in approving the Merger Agreement. Each Board of Directors also obtained an opinion from an independent financial advisor with respect to the fairness of the transaction from the standpoint of its shareholders. Each financial advisor conducted an analysis of the values of the two companies and determined a range of values and acceptable exchange ratios and issued preliminary and final opinions to the effect that the terms of the Merger are fair, from a financial standpoint, to the shareholders of the respective companies. SAB and FMB have paid, or will pay, their financial advisors professional fees in the amount of $35,000 and $25,000, respectively, plus reasonable out of pocket expenses. See "The Merger Background of and Reasons for the Merger" and " Opinions of Financial
Advisors," and Appendices D and E.   Both the Board of Directors of SAB and
the Board of Directors of FMB unanimously recommend that shareholders of their respective companies vote for approval of the Merger Agreement.

     Votes Required. Approval of the Merger Agreement will require the affirmative vote of the holders of at least two-thirds of the outstanding shares of SAB Common Stock and the affirmative vote of the holders of at least two-thirds of the outstanding shares of FMB Common Stock. The directors and executive officers of SAB (including certain of their related interests) and the directors and executive officers of FMB beneficially owned, as of the SAB Record Date, and are entitled to vote, a total of _______ shares of SAB Common Stock at the SAB meeting, or _____% of the outstanding shares entitled to be voted. The directors and executive officers of FMB (and certain family members and related entities) beneficially owned, as of the FMB Record Date, and are entitled to vote, a total of 5,765 shares of FMB Common Stock at the FMB Meeting, or 48.9% of the outstanding shares entitled to be voted. The affirmative vote of _____ shares, or ____%, of the SAB Common Stock, when added to those shares beneficially owned by the directors and executive officers of SAB (and certain of their related interests), will be required to approve the Merger on behalf of SAB. The affirmative vote of 2,099 shares, or 17.8%, of the FMB Common Stock, when added to those shares of the FMB Common Stock owned by the directors and executive officers of FMB (and certain family members and related entities) will be sufficient to approve the Merger on behalf of FMB. See "General Information Special Meetings, Record Dates and Votes Required."

     Exchange of Certificates. Promptly after the Effective Date, The Bank of Mobile, as Exchange Agent, will mail to each holder of record of FMB Common Stock at the Effective Time a transmittal letter, with instructions and return envelope, to use in effecting the exchange of certificates representing such FMB Common Stock for certificates representing shares of SAB Common Stock and for cash in lieu of fractional shares. Beginning six months after the Effective Date, dividends and other distributions payable with respect to SAB Common Stock will be paid to the holder of an unsurrendered FMB Common Stock certificate only upon surrender of such certificate. See "The Merger Surrender of Certificates."

     Conditions to Consummation. The obligations of SAB and FMB to effect the Merger are subject to various conditions, including (i) approval of the Merger Agreement and the transactions contemplated thereby by the SAB and FMB shareholders, (ii) receipt of regulatory approvals required in connection with the Merger and expiration of statutory waiting periods,
(iii) receipt of any other consents necessary to consummation of the Merger, and (iv) receipt of certain opinions of counsel. All applications necessary to obtain required regulatory approvals have been filed.
Approval of the Federal Reserve was obtained on August 22, 1996, and the statutory 30-day waiting period will expire on September 21, 1996. See "The Merger Conditions to Consummation of the Merger."

     Federal Income Tax Consequences. The Merger is intended to be a tax-free reorganization in which no gain or loss will be recognized by SAB or FMB and no gain or loss will be recognized by FMB shareholders, except in respect of cash received for fractional shares and except for dissenting shareholders who receive cash payments. Counsel for each of SAB and FMB have delivered opinions to the effect that, for federal income tax purposes, under current law, assuming the Merger will take place as described in the Merger Agreement and that certain factual matters represented by SAB and FMB are true and correct at the time of consummation of the Merger, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). See "The Merger Certain Federal Income Tax Consequences."

     BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH SHAREHOLDER, IT IS RECOMMENDED THAT SHAREHOLDERS CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL (AND ANY STATE, LOCAL OR FOREIGN) TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.

     Management and Operations after the Merger. The Merger Agreement provides that the SAB Board of Directors after the Effective Time will consist of fourteen directors, of whom eleven will be the incumbent directors of SAB and three will be named from among the current directors of FMB. The Merger Agreement provides that the three new directors will be John B. Barnett, Jr., John B. Barnett, III and Haniel F. Croft. The Merger Agreement further provides that the principal officers of SAB after the Effective Time will be W. Bibb Lamar, Jr., President and Chief Executive Officer; J. Stephen Nelson, Chairman of the Board; F. Michael Johnson, Secretary and Chief Financial Officer; W. Gaillard Bixler, Executive Vice President and Chief Operating Officer; and John B. Barnett, III, Executive
Vice President.   All directors and officers will serve in accordance with
the Bylaws of SAB after the Effective Time. See "The Merger Management and Operations After the Merger."

     Interests of Certain Persons in the Merger. Certain of the directors and officers of SAB and FMB have been selected to serve as directors and officers of SAB after the Effective Time. In addition, certain of the directors and executive officers of FMB and their family members and associates have ownership interests in SAB Common Stock. See "The Merger Interests of Certain Persons in the Merger."

     Accounting Treatment. The Merger will be accounted for by SAB as a purchase. See "The Merger Accounting Treatment."

     Resales of SAB Stock. The shares of SAB Common Stock issued pursuant to the Merger Agreement will be freely transferable under federal securities law, except for shares issued to any shareholder who may be deemed an "affiliate" of FMB for purposes of Rule 145 under the Securities Act (generally including directors, executive officers and beneficial owners of ten percent of any class of capital stock). Affiliates may not sell their shares of SAB Common Stock acquired in the Merger, except upon registration, in compliance with Rule 145 promulgated under the Securities Act, or pursuant to another applicable exemption from the registration requirements of the Securities Act. See "The Merger Resales of SAB Common Stock."

     Waiver and Amendment; Termination. Either SAB or FMB may waive or extend the time for performance by the other of obligations under the Merger Agreement, and the Boards of Directors of each of SAB and FMB may agree, subject to certain limitations imposed by Alabama law, to amend the Merger Agreement. The Merger Agreement may be terminated at any time prior to the Effective Time (i) by mutual consent, (ii) in the event of a breach of a representation or warranty or covenant or agreement by the non-breaching party under certain circumstances, (iii) by either party in the event any required regulatory approval is denied or not obtained or the shareholders of either SAB or FMB fail to approve the Merger, (iv) by FMB in the event the market value of the SAB Common Stock (determined as provided in the Merger Agreement) is less than $11.10 per share, unless SAB agrees to an adjustment in the Exchange Ratio, (v) by SAB in the event the market value of the SAB Common Stock is greater than $16.65 per share unless FMB agrees to an adjustment in the Exchange Ratio, (vi) without action by either party in the event the market value of the SAB Common Stock is less than $11.00 per share or greater than $17.00 per share, and
(vii) by either party in the event the Merger is not consummated by March 15, 1997 (unless such failure is caused by the party electing to terminate) or in the event any of the conditions precedent to the Merger cannot be satisfied or fulfilled by March 15, 1997. See "The Merger Waiver and Amendments; Termination."

     Dissenters Rights. FMB shareholders and SAB shareholders have the right to dissent from the Merger Agreement and, upon satisfaction of certain specified procedures, to receive cash in respect of the "fair value" of their shares of FMB Common Stock or SAB Common Stock in accordance with applicable Alabama law. The procedures to be followed by dissenting shareholders are summarized under "General Information Dissenters Rights." A copy of the applicable Alabama statutory provisions is set forth in Appendix B to this Joint Proxy Statement. Failure to follow precisely such provisions as are applicable may result in loss of dissenters' rights.

     In general, any dissenting shareholder who perfects his statutory dissenters' rights to be paid the "fair value" of his stock in cash will recognize gain or loss for federal income tax purposes upon receipt of such cash. In addition, dissent by holders of a significant number of shares of SAB Common Stock or FMB Common Stock could cause the Merger not to qualify as a tax free reorganization for federal income tax purposes. See "The Merger Certain Federal Income Tax Consequences."

Other Significant Considerations

     Variability of Stock Prices. The consideration to be received in the Merger by holders of FMB Common Stock consists of SAB Common Stock, which is traded in the over-the-counter market and quoted on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"). The public market for equity securities such as the SAB Common Stock is inherently subject to fluctuation and there can be no assurance as to future trading prices of SAB Common Stock. The high and low bid prices of SAB Common Stock for the period from January 1, 1996 to ______________ 1996, as reported on NASDAQ, were $______ and $______. See "Comparative Market Prices and Dividends Market Prices."

     Dividends. Future dividends on shares of SAB (assuming the Merger is consummated) or of both SAB and FMB (assuming the Merger is not consummated) will depend on their respective earnings, financial condition and other relevant factors, including governmental policies and regulations. See "Comparative Market Prices and Dividends Dividends," and "Supervision, Regulation and Effects of Governmental Policy Bank
Regulation."

     Material Adverse Change. The respective obligations of SAB and FMB to consummate the Merger are subject to the occurrence of any event, change or circumstance that is reasonably likely to have a "Material Adverse Effect" on the other party and to other significant conditions set forth in the Merger Agreement, and there can be no assurance that the Merger will be consummated. See The Merger Conditions to Consummation."

Selected Consolidated Financial Data

     The following tables present for SAB and FMB, on a historical basis, selected consolidated financial data and ratios. This information is based on the consolidated financial statements of SAB, incorporated herein by reference, and FMB, appearing elsewhere in this Joint Proxy Statement, and should be read in conjunction therewith and with notes thereto. See
"Available Information," "Incorporation of Certain Documents by
Reference," "Pro Forma Financial Information" and Appendix C hereto. The financial data as of June 30, 1996 and 1995, and the six month periods then ended are derived from unaudited financial statements; however, in the opinion of management of SAB and FMB, all adjustments necessary to arrive at a fair statement of results of interim period operations of the respective companies have been included and are solely of a normal recurring nature. Results for the six months ended June 30, 1996, are not necessarily indicative of results to be expected for the entire year or for any future period.
SAB Selected Consolidated Financial Data (Historical)
(Dollars In Thousands Except Per Share Amounts)

                               Six Months Ended
                                     June 30,         Year Ended December 31,

                                  1996      1995      1995      1994      1993      1992      1991

RESULTS OF OPERATIONS
Interest revenue               $  9,247  $  8,721  $ 18,094  $ 15,270  $ 13,520  $ 13,459  $ 14,413
Interest expense                  3,810     3,451     7,397     5,234     4,801     5,751     8,231
Net interest revenue              5,437     5,270    10,697    10,036     8,719     7,708     6,182
Provision for loan losses           131         3        78        52       248       334       192

Non-interest revenue              1,274     1,088     2,244     2,212     2,322     2,403     2,105
Non-interest expense              4,343     4,210     8,446     8,177     7,149     7,062     7,300
Income before income taxes,
 cumulative effect of change
 in accounting for income
 taxes and extraordinary items    2,237     2,145     4,417     4,019     3,644     2,715       795
 Income taxes                      (698)     (667)   (1,410)   (1,237)   (1,263)     (773)     (144)
Net income before
 cumulative effect of change
 in accounting for income
 taxes
 and extraordinary item           1,539     1,478     3,007     2,782     2,381     1,942       651
Cumulative effect of change in
 accounting for income taxes          0         0         0         0     1,010        57         0
Extraordinary item                    0         0         0         0         0       273         3

Net income                     $  1,539  $  1,478  $  3,007  $  2,782  $  3,391  $  2,272  $    654

Earnings per share:
Before cumulative effect of
 change in accounting for
 income taxes
 and extraordinary item        $   0.51  $   0.49  $   1.00  $   0.93  $   0.79  $   0.67  $   0.24
Cumulative effect of change in
 accounting for income taxes       0.00      0.00      0.00      0.00      0.34      0.02      0.00
Extraordinary item                 0.00      0.00      0.00      0.00      0.00      0.09      0.00

Net income per share           $   0.51  $   0.49  $   1.00  $   0.93  $   1.13  $   0.78  $   0.24

Average number of shares
  outstanding (000's)             3,002     2,999     2,999     2,999     2,999     2,902     2,770


PERIOD END STATEMENT
OF CONDITION
Total assets                   $241,518  $228,765  $244,949  $218,506  $218,704  $212,979  $195,489
Loans                           150,268   141,175   144,147   133,821   118,454   104,102    95,909
Deposits                        207,583   194,880   210,092   185,842   187,392   184,298   166,617
Shareholders' equity             28,875    27,519    28,797    26,104    24,158    21,033    17,260


AVERAGE BALANCES
Total assets                   $241,273  $220,667  $228,358  $216,773  $207,397  $195,716  $183,098
Average earning assets          222,690   204,604   211,864   200,333   190,716   179,053   165,667
Loans                           146,053   141,175   140,431   123,839   108,699    96,348    97,470
Deposits                        206,354   186,480   194,023   184,624   178,925   167,619   157,535
Shareholders' equity             29,049    26,811    27,164    25,602    23,101    20,337    17,266


PERFORMANCE RATIOS
Net income to:
  Average total assets             1.28%     1.34%     1.32%     1.28%     1.64%     1.16%     0.36%
  Average shareholders' equity    10.60%    11.03%    11.07%    10.87%    14.68%    11.17%     3.79%
Average shareholders' equity
 to average total assets          12.04%    12.15%    11.90%    11.81%    11.14%    10.39%     9.43%

Dividend payout ratio             39.22%    32.65%    32.00%    27.96%    19.47%    17.95%    62.50%

FMB Selected Consolidated Financial Data (Historical)
(Dollars in Thousands Except Per Share Amounts)




                                 Six Months Ended
                                    June 30,          Year Ended December 31,

                                  1996      1995      1995      1994      1993      1992      1991


RESULTS OF OPERATIONS
Interest revenue               $  2,930  $  2,747  $  5,673  $  5,058  $  5,203  $  5,852  $  6,550
Interest expense                  1,238     1,200     2,439     1,995     1,822     2,129     2,988

Net interest revenue              1,692     1,547     3,234     3,063     3,381     3,723     3,562
Provision for loan losses             0         0         0         0         0        90       105
Non-interest revenue                239       273       518       496       476       504       460
Non-interest expense              1,070     1,057     2,066     2,020     2,086     2,027     1,895

Income before income taxes
  and extraordinary item            861       763     1,686     1,539     1,771     2,110     2,022
Income taxes                       (252)     (204)     (478)    (403)      (499)     (666)     (620)

Net income before
 extraordinary item                 609       559     1,208     1,136     1,272     1,444     1,402
Extraordinary item                    0         0         0         0         0      (296)        0

Net income                     $    609  $    559  $  1,208  $  1,136  $  1,272  $  1,148  $  1,402


Earnings per share:
Before extraordinary item      $  50.75  $  46.58  $ 100.67  $  75.73  $  84.80  $  96.26  $  93.47
Extraordinary item                    0         0         0         0         0    (19.73)        0

Net income per share           $  50.75  $  46.58  $ 100.67  $  75.73  $  84.80  $  76.53  $  93.47

Average number of shares
outstanding (000's)                 12        12        12        15        15        15        15


PERIOD END STATEMENT
OF CONDITION
Total assets                   $ 95,270  $ 89,479  $ 94,927  $ 86,947  $ 87,706  $ 91,518  $ 85,460
Loans                            22,561    19,060    19,969    19,372    20,276    20,011    25,289
Deposits                         82,699    77,923    83,059    76,530    73,546    78,217    72,761
Shareholders' equity             11,733    10,803    11,111    10,008    13,569    12,713    11,990

AVERAGE BALANCES
Total assets                   $ 91,498  $ 88,653  $ 89,706  $ 90,482  $ 88,288  $ 86,474  $ 82,468
Average earning assets           85,821    83,133    84,534    85,678    83,342    80,738    76,428
Loans                            20,468    18,795    19,096    19,315    19,038    20,311    21,886
Deposits                         79,051    77,573    78,125    76,620    74,112    73,032    70,130
Shareholders' equity             11,536    10,490    10,745    13,098    13,418    12,696    11,680


PERFORMANCE RATIOS
Net income to:
 Average total assets              1.33%     1.26%     1.35%     1.26%     1.44%     1.33%     1.70%
 Average shareholders' equity     10.56%    10.66%    11.24%     8.67%     9.48%     9.04%    12.00%
Average shareholders' equity
to average total assets           12.61%    11.83%    11.98%    14.48%    15.20%    14.68%    14.16%

Dividend payout ratio              0.00%     0.00%    26.32%    28.08%    32.70%    33.54%    26.46%

     The following table sets forth pro forma combined selected consolidated financial data and ratios giving effect to the Merger on a purchase accounting basis for the six months ended June 30, 1996 and the year ended December 31, 1995. The data is not necessarily indicative of the results of the future operations of either entity or the actual results that would have occurred during the periods indicated below and should be read in conjunction with the Unaudited Pro Forma Combined Condensed
Consolidated Financial Statements appearing elsewhere in this Joint Proxy Statement and the consolidated financial statements of SAB, incorporated herein by reference, and FMB, appearing elsewhere in this Joint Proxy Statement. See "Incorporation of Certain Documents by
Reference," "Pro Forma Financial Information" and Appendix C.




Combined Pro Forma Selected Consolidated Financial Data
(Dollars In Thousands Except Per Share Amounts)






                           Six Months Ended       Year Ended
                           June 30, 1996          December 31, 1995

RESULTS OF OPERATIONS
 Interest revenue             $ 12,177             $ 23,767
 Interest expense                5,048                9,836

Net interest revenue             7,129               13,931
Provision for loan losses          131                   78
Non-interest revenue             1,513                2,762
Non-interest expense             5,536               10,757

Income before income taxes       2,975                5,858
  Income taxes                    (950)              (1,888)

Net income                    $  2,025             $  3,970

Net income per share          $   0.48             $   0.94

Average number of shares         4,226                4,223
   outstanding (000's)

PERIOD END STATEMENT OF CONDITION
Total assets                  $342,119             $345,790
Loans                          172,829              164,116
Deposits                       290,277              293,151
Shareholders' equity            45,574               45,452


Comparative Per Share Data


     The following table presents selected comparative per share data for SAB Common Stock and FMB Common Stock on a historical basis, for SAB Common
Stock on a pro forma basis reflecting consummation of the Merger and for the FMB Common Stock on an equivalent pro forma basis reflecting consummation of the Merger. Such information has been prepared giving effect to the Merger on a purchase accounting basis. See "The Merger
Accounting Treatment." The data is not necessarily indicative of the results of the future operations of either entity or the actual results that would have occurred had the Merger been consummated January 1, 1996.
The information is derived from and should be read in conjunction with the consolidated historical financial statements of SAB, including related notes thereto, which are incorporated by reference, and the consolidated historical financial statements of FMB, including the notes thereto, and the unaudited pro forma financial information appearing elsewhere in this Joint Proxy Statement. See "Available Information," "Incorporation of Certain Documents by Reference," "Pro Forma Financial Information" and
Appendix C hereto.



                                 Six Months Ended    Year Ended
                                   June 30, 1996     December 31,1995

SAB Common Stock
  Net income per common share:
    Historical                       $    0.51        $    1.00
    Pro forma combined                    0.48             0.94
  Dividends paid per common share:
    Historical                       $    0.20        $    0.32
    Pro forma combined                    0.14             0.30
 Book value per common share
  (at end of period):
    Historical                       $    9.62        $    9.59
    Pro forma combined                   10.79            10.76

FMB Common Stock
  Net income per common share:
    Historical                       $   50.75        $  100.67
    Pro forma equivalent (1)             48.96            95.88
  Dividends paid per common share:
    Historical                       $    0.00        $   27.00
    Pro forma equivalent (1)             14.28            30.60
  Book value per common share
   (at end of period):
    Historical                       $  977.75        $  925.92
    Pro forma equivalent (1)          1,100.58         1,097.52



     (1) FMB pro forma equivalent amounts are computed by multiplying the pro forma combined amount by a factor of 102.0 to reflect an assumed exchange ratio of 102.0 shares of SAB Common Stock for each share of FMB
Common Stock.  See "The Merger Terms of the Merger; Exchange Ratio."

Summary Capital Ratios

     The following table sets forth the historical risk-based capital ratios for SAB, FMB and pro forma ratios for the combined company, together with the minimum ratios required by regulatory agencies, as of June 30, 1996. See "Supervision, Regulation, and Effects of Governmental Policy
Capital Adequacy."






                                    SAB              FMB         Combined
                                                                (Pro Forma)


Risk-based capital ratios
  Tier I capital                   11.95%           19.22%        14.76%
  Total capital (Tier I and II)    12.75%           19.94%        15.53%

Minimum risk-based capital ratios
  Tier I capital                    4.00%            4.00%         4.00%
  Total capital (Tier I and II)     8.00%            8.00%         8.00%

Tier I leverage ratio              12.15%           12.79%        13.82%

Minimum Tier I leverage ratio  4.00%-5.00%      4.00%-5.00%    4.00%-5.00%




                            GENERAL INFORMATION

Special Meetings, Record Dates and Votes Required

     SAB Meeting. The Special Meeting of Shareholders of SAB will be held at 10:00 a.m., local time, on ________________, 1996, in the Board Room of The Bank of Mobile, 100 St. Joseph Street, Mobile, Alabama. The purpose of the SAB Meeting is to consider and vote upon a proposal to approve the Merger Agreement, which provides for, among other things, the Merger. Only holders of record of SAB Common Stock at the close of business on the SAB Record Date, ______________________, 1996, will be entitled to notice of and to vote at the SAB Meeting. As of the SAB Record Date there were 3,001,563 shares of SAB Common Stock issued, outstanding and entitled to be voted. There were approximately ____ SAB shareholders, of record or through registered clearing agents, on the SAB Record Date. Each share of SAB Common Stock will be entitled to one vote at the SAB Meeting.

     The presence, in person or by proxy, of holders of the majority of the issued and outstanding shares of SAB Common Stock entitled to vote at the SAB Meeting is necessary to constitute a quorum at such meeting.

     Approval of the Merger Agreement on behalf of SAB, pursuant to the Alabama Business Corporation Act ("ABCA") will require the affirmative vote of the holders of at least two-thirds of the outstanding shares of SAB Common Stock entitled to be voted thereon. A failure to return the enclosed proxy or a vote to abstain will have the same effect as a vote against the Merger. As of the SAB Record Date, _______ shares of SAB Common Stock, or _____% of the total shares of SAB Common Stock outstanding, were owned, either of record or beneficially, by directors and executive officers of SAB and certain family members and related entities; no FMB Common Stock was held by directors or officers of SAB, either of record or beneficially. Assuming all such shares are voted in favor of the Merger, the affirmative vote of the holders of ____ additional shares of SAB Common Stock will be required for approval.

     Dissenters' rights may be demanded by SAB shareholders who do not vote in favor of the Merger and who follow the specified procedures of Alabama law. See "Dissenters Rights" below.

     Approval of the Merger Agreement will be deemed to constitute approval of (i) the issuance of the number of shares of SAB Common Stock into which shares of FMB Common Stock may be converted in the Merger and (ii) authorization of an additional 1,000,000 shares of SAB Common Stock (see "The Merger Terms of the Merger"). See "The Merger Amendment of SAB Certificate of Incorporation."

     FMB Meeting. The Special Meeting of Shareholders of FMB will be held at 2:00 p.m., local time, on ___________________, 1996, in the Training
Room on the second floor of Monroe County Bank, 129 Hines Street, Monroeville, Alabama. The purpose of the meeting is to consider and vote upon a proposal to approve the Merger Agreement, which provides for, among other things, the Merger. Only holders of record of FMB Common Stock at the close of business on the FMB Record Date, _____________, 1996, will be entitled to notice of and to vote at the FMB Meeting. As of the FMB Record Date, there were 11,795 shares of FMB Common Stock issued, outstanding and entitled to be voted. There were 100 FMB shareholders of record on the FMB Record Date. Each share of FMB Common Stock will be entitled to one vote at the FMB Meeting.

     The presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of FMB Common Stock entitled to vote at the FMB Meeting is necessary to constitute a quorum at such meeting.

     Approval of the Merger Agreement on behalf of FMB, pursuant to the ABCA, will require the affirmative vote of the holders of at least two-thirds of the outstanding shares of FMB Common Stock entitled to be voted thereon. A failure to return the enclosed proxy or a vote to abstain will have the same effect as a vote against approval of the Merger Agreement. As of the FMB Record Date, 5,765 shares of FMB Common Stock, or 48.9% of the total shares of FMB Common Stock outstanding, were held, either of record or beneficially, by directors and executive officers of FMB and certain family members and related entities and by directors and executive officers of SAB and certain family members and related entities. Assuming all such shares are voted in favor of the Merger, 2,099 additional affirmative votes of shares of FMB Common Stock will be required for approval.

     Dissenters' rights may be demanded by FMB shareholders who do not vote in favor of the Merger and who follow the specified procedures of Alabama law. See "Dissenters Rights" below.

Proxies

     SAB. The enclosed SAB proxies are solicited on behalf of the Board of Directors of SAB for use in connection with the SAB Meeting and any adjournment or adjournments thereof. Holders of SAB Common Stock are requested to complete, date and sign the accompanying proxy and return it promptly to SAB in the enclosed envelope. Failure to return a properly executed proxy or to vote at the SAB Meeting will have the same effect as a vote against approval of the Merger Agreement.

     An SAB shareholder who has executed and delivered a proxy may revoke it at any time before such proxy is voted by giving a later written proxy, by giving written revocation to the Corporate Secretary of SAB, provided such later proxy or revocation is actually received by SAB before the vote of the shareholders, or by voting in person at the SAB meeting. Any shareholder attending the SAB Meeting may vote in person whether or not a proxy has been previously filed. The shares represented by all properly executed proxies received in time for the SAB Meeting, unless said proxies are revoked, will be voted in accordance with the instructions therein. If instructions are not given, properly executed proxies received will be voted FOR approval of the Merger Agreement.

     FMB. The enclosed FMB proxies are solicited on behalf of the Board of Directors of FMB for use in connection with the FMB Meeting and any adjournment or adjournments thereof. Holders of FMB Common Stock are requested to complete, date and sign the accompanying proxy and return it promptly to FMB in the enclosed envelope. Failure to return a properly executed proxy or to vote at the FMB Meeting will have the same effect as a vote against approval of the Merger Agreement. FMB shareholders should not forward any stock certificates with their proxy.

     An FMB shareholder who has executed and delivered a proxy may revoke it at any time before such proxy is voted by giving a later written proxy, by giving written revocation to the Corporate Secretary of FMB, provided such later proxy or revocation is actually received by FMB before the vote of the shareholders, or by voting in person at the FMB Meeting. Any shareholder attending the FMB Meeting may vote in person whether or not a proxy has been previously filed. The shares represented by all properly executed proxies received in time for the FMB Meeting, unless said proxies are revoked, will be voted in accordance with the instructions therein. If instructions are not given, properly executed proxies received will be voted FOR approval of the Merger Agreement.

     Other Matters. SAB and FMB will each bear the costs of solicitation of proxies for their respective Special Meetings, except that SAB will pay two-thirds, and FMB will pay one-third, of the total costs of preparing, printing and distributing this Joint Proxy Statement. Such solicitation will be made by mail but also may be made by telephone, facsimile or in person by the directors, officers and employees of SAB or FMB, as the case may be.

     Neither the management of SAB nor the management of FMB is aware of any business to be acted upon at the Special Meetings other than approval of proposals to approve the Merger Agreement. If other matters are properly brought before either or both of the Special Meetings or any adjournment thereof, the enclosed proxy, if properly signed, dated and returned, will be voted in accordance with the recommendation of the respective company's management or, if there is no such recommendation, in the discretion of the individuals named as proxies therein.

Dissenters' Rights

     If the Merger is consummated, holders of record of FMB Common Stock or SAB Common Stock who follow the procedures specified by Article 13 of the ABCA ("Article 13") will be entitled to determination and payment in cash of the "fair value" of their stock immediately before the Effective Time, excluding value resulting from the anticipation of the Merger but including "a fair and equitable" rate of interest thereon. Shareholders who elect to follow such procedures are referred to herein as "Dissenting Shareholders".

     A VOTE IN FAVOR OF THE MERGER AGREEMENT BY A HOLDER OF FMB COMMON STOCK OR SAB COMMON STOCK WILL RESULT IN THE WAIVER OF THE SHAREHOLDER'S RIGHT TO DEMAND PAYMENT FOR HIS OR HER SHARES.

     The following summary of the provisions of Article 13 is not intended to be a complete statement of such provisions, the full text of which is attached as Appendix B to this Joint Proxy Statement, and is qualified in its entirety by reference thereto.

     A holder of FMB Common Stock electing to exercise dissenters' rights
(1) must deliver to FMB, before the vote at the FMB Meeting, written notice of his or her intent to demand payment for his or her shares if the Merger is effectuated, and (2) must not vote in favor of the Merger Agreement. A holder of SAB Common Stock electing to exercise dissenters' rights (1) must deliver to SAB, before the vote at the SAB Meeting, written notice of his or her intent to demand payment for his or her shares if the Merger is
effectuated, and (2) must not vote in favor of the Merger Agreement.   The
requirement of such written notice is in addition to and separate from the requirement that such shares not be voted in favor of the Merger Agreement, and the requirement of such written notice is not satisfied by voting against the Merger Agreement either in person or by proxy. The requirement that such shares not be voted in favor of the Merger Agreement will be satisfied if no proxy is returned and such shares are not voted in person. Because a properly executed and delivered proxy which is left blank will, unless revoked, be voted FOR approval of the Merger Agreement, in order to be assured that such shareholder's shares are not voted in favor of the Merger Agreement, a Dissenting Shareholder who votes by proxy must not leave the proxy blank but must (i) vote AGAINST the approval of the Merger Agreement or (ii) affirmatively ABSTAIN from voting. Neither a vote against approval of the Merger Agreement nor an abstention will satisfy the requirement that a written notice of intent to demand payment be delivered to FMB or SAB, as the case may be, before the vote on the Merger Agreement.

     Both holders of record and beneficial owners of FMB Common Stock or SAB Common Stock are entitled to assert dissenters' rights for the shares registered in the name of or held for the benefit of that holder or owner. Dissenters' rights may be asserted with respect to less than all shares of FMB Common Stock or SAB Common Stock held of record by such holder only if such holder dissents with respect to all shares beneficially owned by any one person and notifies FMB or SAB, as the case may be, in writing of the name and address of each person on whose behalf such record holder is asserting dissenters' rights. A beneficial shareholder, in order to assert his or her dissenters' rights, must submit to FMB or SAB, as the case may be, the record shareholder's written consent to the dissent prior to or contemporaneously with such assertion and must dissent with respect to all shares of which he or she is the beneficial shareholder or over which he or
she has the power to vote.   Where no number of shares is expressly
mentioned, the notice of intent to demand payment will be presumed to cover all shares held in the name of the record holder.

     No later than 10 days after the Effective Time, SAB, as the surviving corporation, will send a written dissenters' notice to each Dissenting Shareholder who did not vote in favor of the Merger and who duly filed a written notice of intent to demand payment in accordance with the foregoing. The dissenters' notice will specify the deadline by which time SAB must receive a payment demand from such Dissenting Shareholder and will include a form for demanding payment. The deadline will be no fewer than 30 days or more than 60 days after the date the dissenters notice is delivered. It is the obligation of Dissenting Shareholders to initiate all necessary action to perfect their dissenters' rights within the time periods prescribed in Article 13 and the dissenters' notice. If no payment demand is timely received from a Dissenting Shareholder, all dissenters' rights will be lost, notwithstanding any previously submitted written notice of intent to demand payment. Each Dissenting Shareholder who demands payment retains all other rights of a shareholder until those rights are cancelled or modified by the Merger. A Dissenting Shareholder who demands payment in accordance with the foregoing may not thereafter withdraw that demand and accept the terms offered under the Merger Agreement unless SAB shall consent thereto.

     Within 20 days of the formal payment demand, a Dissenting Shareholder who has made a demand must submit his share certificate or certificates to SAB or FMB, as the case may be, so that a notation to that effect may be placed on such certificate or certificates and the shares returned to the Dissenting Shareholder with the notation thereon. A shareholder's failure to submit shares for notation will, at FMB or SAB's option, terminate the holder's rights as a dissenter, unless a court of competent jurisdiction determines otherwise.

     Promptly after the Effective Time, or upon receipt of a payment demand, SAB shall offer to pay each Dissenting Shareholder who complied with Article 13 the amount SAB estimates to be the fair value of such Dissenting Shareholder's shares, plus accrued interest. Each Dissenting Shareholder who agrees to accept the above referenced offer of payment in full satisfaction of his or her demand must surrender to SAB the certificate or certificates representing his or her shares in accordance with the terms of the dissenters notice. Upon receiving the certificate or certificates, SAB shall pay each dissenter the fair value of his or her shares, plus accrued interest. Upon receiving payment, a Dissenting Shareholder ceases to have any interest in the shares.

     A Dissenting Shareholder who has made a payment demand may notify SAB in writing of his or her own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of his or her estimate, or reject the offer made to such shareholder and demand payment of the fair value of his or her shares and interest due, if: (i) the Dissenting Shareholder believes that the amount offered him or her is less than the fair value of his or her shares or that the interest due is incorrectly calculated; (ii) SAB fails to make an offer as required by
Article 13 within sixty (60) days after the date set for demanding payment; or (iii) SAB having failed to consummate the Merger does not release the transfer restrictions imposed on shares within sixty (60) days after the date set for demanding payment; provided, however, that a Dissenting Shareholder waives his or her right to demand payment different from that offered unless he or she notifies SAB of his or her demand in writing within thirty (30) days after SAB offered payment for his or her shares.

     If a demand for payment remains unsettled, SAB shall commence a proceeding within sixty (60) days after receiving the second payment demand and petition the court to determine the fair value of the shares and accrued interest. If the proceeding is not commenced within the sixty (60) day period, each Dissenting Shareholder whose demand remains unsettled shall be entitled to receive the amount demanded. Such a proceeding will be filed in the Circuit Court of Mobile County, Alabama. Each Dissenting Shareholder made a party to the proceeding is entitled to judgment for the amount the court finds to be the fair value of his or her shares, plus accrued interest. Upon payment of the judgment and surrender to SAB of the certificate or certificates representing the judicially appraised shares, a Dissenting Shareholder will cease to have any interest in the shares. The court may assess costs incurred in such a proceeding against all or some of the Dissenting Shareholders, in amounts the court finds equitable, to the extent the court finds that such Dissenting Shareholders acted arbitrarily, vexatiously, or not in good faith in demanding payment different from that initially offered by SAB. The Court may also assess the reasonable fees and expenses of counsel and experts against all or some of the Dissenting Shareholders if the court finds that such Dissenting Shareholders acted arbitrarily, vexatiously or not in good faith with respect to the rights provided in Article 13.

Recommendations of Boards of Directors

     The Board of Directors of SAB recommends that the shareholders of SAB vote FOR the proposal to approve the Merger Agreement. The Board of Directors of FMB recommends that the shareholders of FMB vote FOR the proposal to approve the Merger Agreement. See "The Merger Background of and Reasons for the Merger."


                                THE MERGER

     The following information concerning the Merger, insofar as it relates to matters contained in the Merger Agreement, is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as Appendix A and incorporated herein by reference. The information contained herein with respect to the opinions of the financial advisors to SAB and FMB is qualified in its entirety by reference to the respective opinions of such financial advisors, which are attached hereto as Appendices D and E and incorporated herein by reference.

Terms of the Merger; Exchange Ratio

     At the Effective Time, FMB will merge with and into SAB. In the Merger, each share of FMB Common Stock outstanding immediately prior to the Effective Time, other than shares with respect to which dissenters rights shall have been perfected, and also excluding shares held by FMB or its subsidiary or by SAB or its subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted, will be converted into and exchanged for the right to receive the number of shares of SAB Common Stock having an average "Market Value" (as defined below), during the twenty trading days on NASDAQ ending on the day preceding the Effective Time by two trading days (the "Valuation Period"), of $1,415.76, rounded to the nearest one-hundredth of a share ("Exchange Ratio"), subject to adjustment as follows:

     (a) In the event the average Market Value of SAB Common Stock during the Valuation Period is less than $12.50 per share, the Exchange Ratio shall be 113.26 shares of SAB Common Stock for each share of FMB Common Stock, unless the average Market Value of SAB Common Stock during the Valuation Period is less than $11.10 per share, in which event the FMB Board of Directors will be entitled to terminate the Merger Agreement unless SAB agrees to adjust the Exchange Ratio so that the average Market Value of the SAB Common Stock during the Valuation Period exchanged for each share of FMB Common Stock equals $1,257.19.

     (b) In the event the Market Value of SAB Common Stock during the Valuation Period is greater than $15.25 per share, the Exchange Ratio shall be 92.84 shares of SAB Common Stock for each share of FMB Common Stock, unless the Market Value of SAB Common Stock is more than $16.65 per share, in which event the SAB Board of Directors shall be entitled to terminate the Merger Agreement unless FMB agrees to adjust the Exchange Ratio so that the Market Value of the SAB Common Stock during the Valuation Period exchanged for each share of FMB Common Stock equals $1,545.73.

     By way of example, the following table shows the Exchange Ratio and resulting exchange price for each share of FMB Common Stock, assuming certain Market Values of SAB Common Stock:


Assumed              Number of SAB
Market Value of      Shares Exchanged      Resulting Price Per Share
SAB Common Stock     for Each FMB Share     of FMB Common Stock

    $11.00                114.29               $1,257.19
     11.10                113.26                1,257.19
     12.00                113.26                1,359.12
     12.50                113.26                1,415.76
     13.25                106.85                1,415.76
     13.88                102.00                1,415.76
     14.50                 97.64                1,415.76
     15.25                 92.84                1,415.76
     15.75                 92.84                1,462.20
     16.65                 92.84                1,545.73
     17.00                 90.93                1,545.73

     In addition, the Merger Agreement will terminate without action of either party in the event the Market Value of SAB Common Stock during the Valuation Period is less than $11.00 per share or greater than $17.00 per share.

     The "Market Value" of SAB Common Stock is the average of the closing bid and closing ask price, as reported on NASDAQ. The Merger Agreement provides for adjustment in the Exchange Ratio in the event either party issues additional shares as a result of a stock split, stock dividend or similar recapitalization. The Exchange Ratio was determined through negotiations between SAB and FMB, each of which was advised with respect to such negotiations by its financial advisor.

     No fractional shares of SAB Common Stock will be issued in respect to FMB Common Stock, and cash will be paid by SAB in lieu of issuance of such fractional shares. The amount paid in lieu of fractional shares will be calculated by multiplying each such fraction by the Market Value of SAB Common Stock, on the Trading Day preceding by two Trading Days the Effective Time.

     Holders of FMB Common Stock and SAB Common Stock will have the right to dissent from the Merger Agreement and receive a cash payment equal to the fair value of their shares, all in conformity with the ABCA. See "General Information Dissenters Rights."

                    Effective Date and Effective Time

     Articles of Merger will be filed with the Secretary of State of the State of Alabama as soon as practicable after all conditions contained in the Merger Agreement have been satisfied or lawfully waived, including receipt of all regulatory approvals and expiration of all statutory waiting periods, and the approval of the Merger Agreement by the shareholders of both SAB and FMB. The Effective Time of the Merger will be at the time the Articles of Merger become effective with the Secretary of State of Alabama (or such later time as the parties may agree). The Effective Date of the Merger will be the day on which the Effective Time occurs.

                Background of and Reasons for the Merger

     Since 1991, management of SAB (then known as Mobile National Corporation) has considered various possibilities for increased asset and earnings growth, including possible new branches, acquisition of existing branches of other area banks and the chartering of new banks within the South Alabama region. In 1993, SAB merged with another holding company in South Alabama and acquired all of the stock of First National Bank, Brewton.

     In an effort by SAB to further explore expansion possibilities, Steve Nelson and Bibb Lamar of SAB contacted Haniel Croft of FMB by telephone in November 1994 to request a meeting. A meeting was scheduled for November 18, 1994, in Monroeville, Alabama between Mr. Nelson and Mr. Lamar from SAB and Messrs. John Barnett III, John Barnett, Jr., and Haniel Croft of FMB. The purpose of that meeting was to determine whether FMB had any interest in merging with SAB. No further contact was had between the two companies until April 1995, when telephone contact was initiated by SAB. Mr. Nelson and Mr. Lamar were invited to attend a luncheon conference in Monroeville on May 16, 1995, with FMB s investment advisors. The possibilities of a merger were not discussed at this meeting. The next substantive discussion of a possible merger occurred August 3, 1995, when Mr. Barnett III met in Brewton with Mr. Nelson to discuss management philosophies of the two institutions and the resulting operations of the three individual banks if a merger were to occur. A further meeting was held in September 1995, in which there was a general discussion of a possible merger and the procedures necessary to accomplish it.

     In February 1996, Mr. Nelson and Mr. Lamar again met with both Messrs. Barnett and Mr. Croft for further preliminary merger discussions. In March 1996, the two SAB officers and a member of the SAB Executive Committee met in Monroeville with both Messrs. Barnett and Mr. Croft to discuss a possible merger and a potential exchange ratio. The Executive Committee of SAB authorized its negotiating committee to continue discussions with FMB and to agree, if possible, to an exchange ratio within certain parameters. FMB responded in April with a letter outlining possible terms for a merger. On April 19, 1996, the SAB Board met to review the FMB letter and at that time authorized management of SAB to deliver a response to FMB. The parties met in Mobile on April 23, 1996, to discuss further the terms of a merger that could be presented to the respective Boards for approval.

     On April 25, 1996, the Boards of the respective companies met to discuss and approve an agreement in principle to merge. The companies announced an agreement in principle to the Merger on April 29, 1996. After further negotiation, the Merger Agreement was executed May 31, 1996, on behalf of both parties.

     Reasons for the Merger. Numerous factors were considered by the two Boards in approving and recommending the terms of the Merger to their respective shareholders. They included an analysis of the financial structure, results of operations and prospects of SAB and FMB, the composition of the businesses of the two organizations, the overall compatibility of the management of the organizations, the outlook for both organizations in the banking and financial services industry and the opinions of investment banks as to the fairness of the terms of the Merger from a financial point of view. See "Opinions of Financial Advisors" below, "Available Information," "Incorporation of Certain
Documents by Reference," "Comparative Market Prices and Dividends" and "Business of FMB."

     South Alabama, especially Mobile and Baldwin Counties, is a growing market. Loan demand at SAB has been strong for several years, and SAB s Board of Directors believes that the stable core deposit base, strong capital position and liquidity of FMB will allow the merged company to remain competitive in the lending area. Technological changes are occurring rapidly in the banking industry and SAB s management believes a larger, expanded company will enhance SAB s ability to keep pace with these changes.

     The FMB Board examined its market area of Monroe County, Alabama. While this market provides a stable deposit base, the prospects for loan growth within the market appear limited. Intense competition exists among financial institutions in Monroe County and Monroeville. There are six commercial banks with eight offices located in the City of Monroeville.
The FMB Board believes that long term continued viability of FMB will be derived from diversity and expansion beyond Monroe County. The FMB Board also believes that FMB should maintain its philosophy of community banking and service to its customers. The Merger provides opportunities to expand and employ the resources of FMB in growing markets, to add a wider array of financial services to the community while maintaining a community bank.

                     Opinions of Financial Advisors

     SAB Advisor. Mercer Capital Management, Inc. ( Mercer Capital ) was retained by the Board of Directors of SAB on December 18, 1995, to assist the Board in determining a reasonable price for FMB and to provide to SAB s shareholders an opinion of the fairness of the proposed merger from a financial point of view. Mercer Capital rendered its fairness opinion as of August 27, 1996, a copy of which is presented in the appendices to this Joint Proxy Statement. SAB shareholders are urged to read the entire opinion.

     The consideration to be received by FMB was determined by FMB and SAB in their negotiations. Mercer Capital did not participate directly in those negotiations, though Mercer Capital did advise SAB regarding the financial aspects of the Merger throughout the negotiations. No limitations were imposed by SAB s Board of Directors with respect to the investigations made or the procedures followed by Mercer Capital in rendering its fairness opinion.

     As part of its investigation, Mercer Capital reviewed: (1) the Merger Agreement; (2) SAB's and FMB's annual reports for fiscal years 1993, 1994 and 1995; (3) SAB's Form 10-K for the fiscal years ended December 31,
1993, 1994 and 1995; (4) SAB s Form 10-Q for the quarter ended June 30, 1996; (5) FMB s Call Reports as of June 30, 1996; (6) SAB s Form Y-9 C and Y-9 LP as of June 30, 1996; (7) SAB' s and FMB s 1996 budgets; and, (8)
  historical market prices and trading volumes for SAB s common shares.

     As part of its engagement, a representative of Mercer Capital visited with FMB management in Monroeville, Alabama and with SAB management via numerous conference calls and previous on site visits in Mobile, Alabama. Factors considered in rendering the opinion include: (1) terms of the Agreement; (2) an analysis of the Merger s pricing in relation to indications of fair market value for SAB derived through considering comparable transactions; (3) an analysis of the reasonableness of the likely exchange ratio based upon the pro forma contribution each institution will provide to the post-merger organization in terms of earnings, shareholders equity and the like; (4) an analysis of the estimated pro-forma changes in book value per share, earnings per share, dividends per share and overall ownership from the perspective of SAB's shareholders; (5) a review of FMB's historical financial performance; (6) a review of SAB s historical stock pricing, the liquidity of its shares and current pricing in relation to other publicly traded bank holding companies based in the Southeast; and (7) other factors which may enhance overall shareholder value.

     Mercer Capital did not compile or audit SAB s or FMB s financial statements, nor did Mercer Capital independently verify the information reviewed. Mercer Capital relied upon such information as being complete and accurate in all material respects. Mercer Capital did not make an independent valuation of the loan portfolio, adequacy of the loan loss reserve or other assets of either institution.

     Mercer Capital s opinion does not constitute a recommendation to any shareholder as to how the shareholder should vote on the proposed merger and Mercer Capital has not expressed any opinion as to the prices at which any security of SAB or FMB might trade in the future.

     Terms of the Agreement. The Merger Agreement includes a provision for both a fixed price/floating exchange ratio and a floating price/fixed exchange ratio depending upon the market price of SAB s shares.
SAB s market price is defined as the mid-point between the closing bid price and ask price as reported by NASDAQ for the twenty (20) trading days ending two (2) days prior to the closing of the Merger (the valuation period ). Under the terms of the Merger Agreement, FMB shareholders are entitled to $1,415.76 per share if SAB s market value is between $12.50 per share and $15.25 per share.

     Based upon SAB's most recent trading range of approximately $13.00 per share (bid) and $14.00 per share (ask), SAB's market price equals $13.50 per share; or, an amount which is near the midpoint between the lower band ($12.50 per share) and upper band ($15.25 per share) of the first collar. Under the terms of the Agreement, FMB stockholders are entitled to $1,415.76 per share, or 104.87 SAB shares if SAB's market value is $13.50 per share at closing. The implied aggregate consideration for FMB is $16.7 million. The anticipated purchase price represented 142% of FMB's book value at June 30, 1996, and 13.3 times reported earnings for the twelve month period ended June 30, 1996.

     Comparable Transaction. The comparable transaction method of analysis seeks to develop an indication of value for a subject company by analyzing prices paid for similar institutions which have been acquired. With regard to the banking industry, most transactions are measured in terms of price/book ratios ( P/B ), price/tangible book ( P/TB ) ratios and price/earnings ( P/E ) ratios.

     With regard to FMB, Mercer Capital reviewed prices paid for acquired banks in relation to the sellers book values and earnings as compiled by SNL Securities. The data was divided into six groups with average and median P/E, P/B and P/TB ratios calculated for calendar years 1990-1995 and year-to-date through early May 1996: (1) all privately acquired U.S. commercial banks; (2) southeastern based commercial banks which have been acquired; (3) acquisitions in which the consideration received was $10 million to $50 million; (4) acquisitions in which the selling institution s assets totaled from $50 million to $100 million and the selling institution's equity/asset ratio exceeded 10%; (5) acquisitions in Alabama and the surrounding states; and (6) Alabama based commercial banks which have been acquired.

     The table below presents a summary of the median P/E and average P/B ratios for the six acquisition groups as applied to FMB s 1995 year-end reported book value per share, tangible book value per share, earnings per share and budgeted 1996 earnings. (Although SNL does not provide price to next year s earnings estimates, Mercer Capital assumed, for purposes of the analysis, that the acquired banks earnings, on average, were expected to increase 10% in the next twelve month period.) Estimated values for FMB are calculated based upon the 1995 transaction data.



                       FIRST MONCO BANCSHARES, INC.
                 COMPARABLE TRANSACTIONS PRICING ANALYSIS

                                1995 Transaction Multiples

                                Price/    Price/         Price/  Price/
Transaction Group               Earnings  Earnings Est.  Book    Tangible Book

National Averages                15.7       14.3         179%      184%
Southeast                        18.3       16.6         191%      197%
Deal Value ($10-$550MM)          16.9       15.4         182%      188%
Assets ($50-$100MM,
Eq./Assets>10%)                  16.5       15.0         160%      162%
Alabama and Surrounding States   16.7       15.2         186%      195%
Alabama                          13.2       12.0         157%      162%



                                Implied Acquisition Values

                                Price/    Price/         Price/  Price/
                                Earnings  Earnings Est.  Book    Tangible Book


National Averages               $1,611    $1,626         $1,686  $1,735
Southeast                       $1,878    $1,888         $1,802  $1,859
Deal Value ($10-$50MM)          $1,734    $1,751         $1,716  $1,773
Assets ($50-$100MM,
Eq./Assets>10%)                 $1,693    $1,706         $1,509  $1,527
Alabama and Surrounding States  $1,715    $1,728         $1,759  $1,837
Alabama                         $1,355    $1,365         $1,480  $1,527

     Mercer Capital determined that the overall range of estimated value was $1,355 per share to $1,888 per share, with a mid-point of $1,622 per share. For purposes of the analysis, the transactions involving Alabama banks and high equity banks with assets between $50 million and $100 million were deemed the most comparable given that the transaction involves two Alabama institutions and FMB's equity totaled 11.7% of year-end assets. The range of implied value based upon the Alabama and high equity transactions was $1,355 per share to $1,706 per share, with a mid-point of $1,531 per share.

     Based upon the above analysis, Mercer Capital concluded that the implied price for FMB of $1,415.76 per share was reasonable.

     Contribution Analysis. The contribution analysis reviews a transaction based upon the relative value each party provides to the pro forma organization in relation to each entity's pro forma ownership. The terms of the Agreement presently imply that FMB stockholders will collectively own about 29% of SAB after the Merger is consummated.

     Mercer Capital noted that the terms of the Agreement are such that the ownership percentages are very similar in terms of relative amounts of assets, deposits, stockholders equity and net income that each party will contribute to the pro forma organization based upon an exchange ratio of approximately 105 SAB shares per FMB share. Mercer Capital concluded that the terms of the Agreement are reasonable to both parties and the ownership structure implied by the Agreement does not penalize the shareholders of either company.

     Pro Forma Per Share Analysis. Mercer Capital analyzed the estimated changes in dividends per share, earnings per share and book value per share on a pro forma basis from the perspective of SAB s shareholders after giving consideration to the impact of the Merger. Mercer Capital did not represent or warrant that its pro forma estimates would reflect the actual pro forma results included in this Joint Proxy Statement or any other documents.

     Based upon its analysis, Mercer Capital noted the following:

     1. Dividends Per Share. In 1995, SAB paid dividends of $0.32 per share, or approximately 32% of net income. It is not anticipated that SAB's per share dividend payment will change as a result of the Merger. Accordingly, SAB stockholders will not experience a reduction in their existing dividend payments;

     2. Earnings Per Share. Pro-forma 1995 earnings are estimated to total $0.94 per share, down 6% from SAB s reported earnings of $1.00 per share. Depending upon the actual market value of SAB during the valuation period, and the final exchange ratio, the actual earnings dilution may differ before giving any consideration to any synergies that may boost overall pro forma earnings; and,

     3. Book Value Per Share. Pro-forma book value per share is expected to increase. Based upon pro forma data at June 30, 1996, book value would equal $10.79 per share, up from $9.62 per share, as reported. The ultimate increase to SAB s pro forma book value at closing may differ based upon the value of SAB's shares and the actual exchange ratio.

     Review of FMB. Mercer Capital noted that FMB is a $95 million assets institution whose primary asset consists of its 100% ownership of MCB, the largest bank in Monroe County, Alabama.

     A review of FMB s and its subsidiary bank s historical financial statements revealed the following:

     - FMB reported net income of $1.21 million in 1995, up 6.3% from $1.14 million in 1994. Reported 1995 earnings represented a return on assets and return on equity, respectively, of 1.33% and 11.44%. The respective return on assets and return on equity for comparable sized peer institutions for 1995 was 1.27% and 11.97%.

     - There has been minimal core balance sheet growth over the last five years. Year-end demand deposit balances have been distorted by activity in several large commercial accounts. Due to a low loan-to-deposit ratio, funding sources have consisted of deposits only.

     - The bank is heavily capitalized with year-end 1995 equity of $11.1 million, or 11.7% of assets.

     - There are no significant activities, assets or liabilities at the holding company level.

     - During 1994 the holding company repurchased 3,566 shares (about 25% of the then outstanding shares) for $1,125.00 per share. The repurchase was funded by a large dividend from the bank.

     - The bank has a relatively small loan portfolio. Since year-end 1992, net loans have accounted for only 20% to 22% of total assets. Net charge-offs have been low in the last five years and no loans were on non-accrual status at December 31, 1995. The loan loss reserve amounted to 2.3% of total loans at December 31, 1995. The bank has no indirect consumer loans and only a limited number of loan participations. The bank has not made a loan loss provision since 1992.

     - Except for about $8.0 million in A rated corporate notes, the investment portfolio appears to contain only the treasury, agency, municipal and mortgage backed securities normally seen in bank bond portfolios. At June 30, 1996, there was a $138 thousand unrealized gain in the held-to-maturity portion of the portfolio, according to the Call Report.

     - The bank has below peer net interest income (3.89% of average assets in 1995 versus 4.28% for peer sized institutions), primarily as a result of the low percentage of loans to total assets.

     - The bank can be characterized as a low overhead operation. During 1995, non-interest operating expense amounted to 2.30% of average assets versus 2.78% for peer institutions. The bank has an above peer ratio of average assets per employee and a below peer ratio of compensation expense per employee.

     Market for SAB's Shares. Mercer Capital reviewed the historical pricing for SAB s shares for the period from December 31, 1994, through late August 1996, and noted that the market for SAB s shares could be characterized as thin, with trades occurring every few days on average, ranging from 100 shares to a few thousand shares. During the period reviewed, a total of 140 thousand shares were traded, or about 5% of the total outstanding shares.

     Given the low liquidity, the bid-ask spread is fairly wide. Presently, the spread tends to range between $1.00 per share and $1.50 per share.

     With regard to the pending merger with FMB, SAB s shares have traded within the Merger Agreement's primary band of $12.50 per share and $15.25 per share band in which FMB stockholders will receive $1,415.76 per share since late 1994. Pricing during much of 1996 has centered around $13.00 per share to $14.00 per share. If SAB s market value is $13.50 per share during the calculation period, 104.87 SAB shares will be issued for each share of FMB Common Stock.

     Other Considerations. Although Mercer Capital made no representations or warranties regarding the price at which SAB s shares will trade in the future, it noted the following:

     1. Based upon the current exchange ratio, and the use of purchase accounting, the transaction is modestly dilutive to pro forma earnings per share. If SAB management can achieve any meaningful operating synergies, then pro forma earnings per share should improve to an amount which more closely approximates that which would be reported if the merger did not occur. The first earnings enhancement opportunity relates to possible expense economies. Although FMB's subsidiary bank will continue to operate as a separate entity for the time being, expense savings should be realized over time through a reduction in certain costs. In addition, MCB s low loan-to-deposit ratio represents an opportunity to effectively boost the consolidated loan portfolio by either increasing lending in Monroe County and/or using MCB's deposits to fund additional loans in Mobile.

     2. While pro forma earnings per share will be diluted somewhat, pro forma book value is expected to rise about $1.00 per share. Thus, any negative implications of the earnings dilution from the perspective of investors should be offset by the increase in pro forma book value. Also, the earnings dilution is expected to be overcome in time through realizing operating synergies.

     3. Upon consummation of the Merger, SAB s shareholder base will increase by approximately 100. Thus, liquidity may improve somewhat; and,

     4. SAB will be a much larger institution post-merger with the potential to create shareholder value through internal growth and, possibly, acquiring other banks;

     Pursuant to its engagement letter, SAB paid Mercer Capital a professional fee of $35,000 to render its fairness opinion. SAB agreed to indemnify Mercer Capital, its officers, employees and agents, and to hold Mercer Capital, its officers, employees and agents harmless from any and all obligations, claims, charges, expenses or costs of any nature arising out of the engagement. The indemnification would not apply if Mercer Capital were negligent in carrying out its duties.

     Mercer Capital is a national valuation consulting firm which renders independent valuations and related financial advisory services, including the issuance of fairness opinions for mergers and acquisitions, to financial institutions and businesses throughout the U.S. Mercer Capital was formed in 1982 and was selected by the SAB Board of Directors to render a fairness opinion due to its experience in the banking industry. Mercer Capital represented SAB (then known as Mobile National Corporation) in its 1993 merger with the holding company of FNBB.

     FMB Advisor. FMB retained Alex Sheshunoff & Co. Investment Banking ("Sheshunoff") to act as its financial advisor in connection with the Merger with SAB. Sheshunoff has rendered an opinion dated August 28,1996, to FMB's Board of Directors that, based on the matters set forth therein, the consideration to be received pursuant to the Merger is fair, from a financial point of view, to FMB s shareholders. The text of such opinion dated August 28, 1996, is set forth in the exhibits to this Joint Proxy Statement and should be read in its entirety by shareholders of FMB. Prior to the issuance of its fairness opinion, Sheshunoff was engaged by FMB to determine a fair and equitable exchange ratio for the Merger of FMB with SAB.

     The consideration to be received by FMB shareholders in the Merger was determined by FMB and SAB in their negotiations. No limitations were imposed by the Board of Directors or management of FMB upon Sheshunoff with respect to the investigations made or the procedures followed by Sheshunoff in rendering its opinion.

     In connection with rendering its opinion to FMB s Board of Directors, Sheshunoff performed a variety of financial analyses. However, the preparation of a fairness opinion involves determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. Sheshunoff, in conducting its analyses and in arriving at its opinion, has not conducted a physical inspection of any of the properties or assets of FMB and SAB, and has not made or obtained any independent valuation or appraisals of any properties, assets or liabilities of FMB and SAB. Sheshunoff has assumed and relied upon the accuracy and completeness of the financial and other information that was provided to it by FMB and SAB or that was publicly available. Sheshunoff's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of the date of its analyses. Financial forecasts utilized by Sheshunoff were prepared by the managements of FMB and SAB, respectively, and financial forecasts for individual comparative companies were obtained from Zachs Investment Research provided by SNL Securities, L.P. Sheshunoff does not express its opinion regarding the ability of FMB and SAB to achieve such results. Sheshunoff assumed such financial forecasts were reasonably prepared and reflect the best currently available estimates and judgments of management or an outside investment research firm and will be realized in the amounts and at the times contemplated thereby.
Sheshunoff's opinion is necessarily based on economic, market and other considerations as in effect on August 28, 1996, and the information made available to it as of the date of its analyses.

     In connection with its opinion on the Merger, Sheshunoff performed three valuation analyses with respect to FMB: (i) an analysis of comparable prices and terms of recent transactions involving the sale of banking organizations; (ii) a discounted cash flow analysis; and (iii) an accretion (dilution) analysis of the pro forma impact on earnings per share, book value per share and dividends per share of the shares to be received by FMB s shareholders. In addition, Sheshunoff analyzed the trading history and stock market valuation ratios of SAB as of August 28, 1996. For purposes of the comparable transaction and stock price evaluation analyses, SAB's stock was valued at $13.88 per share (which was the recent trading average of SAB). Each of these analyses is discussed briefly below.

     Comparable Transaction Analyses. Sheshunoff performed analyses of premiums paid for selected banking organizations with comparable characteristics to FMB. Sheshunoff selected two sets of comparable transactions:

     The first set of comparable transactions included banks which sold from January 1, 1995, through August 22, 1996, with total assets less than $500 million, and were located in Alabama and the surrounding states.
Forty transactions were included in this set. This analysis yielded a range of purchase price to book value multiples from .93 times to 2.81 times, with an average and median of 1.91 times and 1.91 times. These compare to a transaction value for the Merger of 1.42 times FMB's book value as of June 30, 1996. The analysis yielded a range of purchase prices as a multiple of trailing 12-month earnings per share from
5.43 times to 57.80 times, with an average of 18.44 times and a median of
15.05 times. These compare to a transaction value for the Merger of 13.82 times FMB's 1995 earnings and 13.71 times the six months ended June 30, 1996, annualized results. The analysis yielded a range of purchase prices as a percent of total assets from 7.02 percent to 30.38 percent, with an average of 17.35 percent and a median of 17.05 percent. These compare to a transaction value of 17.53 percent of June 30, 1996 total assets for the Merger.

     The second set of comparable transactions included those banks included above but which reported total equity to assets greater than 10.0%. Thirteen transactions were included in this set. This analysis yielded a range of purchase price to book value multiples from 1.11 times to 2.58 times, which an average and median of 1.72 times and 1.71 times. These compare to a transaction value for the Merger of 1.42 times FMB's book value as of June 30, 1996. The analysis yielded a range of purchase prices as a multiple of trailing 12-month earnings per share from 10.32 times to 31.65 times, with an average of 15.34 times and a median of 13.48 times. These compare to a transaction value for the Merger of 13.82 times FMB's 1995 earnings and 13.71 times the six months ended June 30, 1996, annualized results. The analysis yielded a range of purchase prices as a percent of total assets from 13.65 percent to 30.38 percent, with an average of 21.09 percent and a median of 21.23 percent. These compare to a transaction value of 17.53 percent of June 30, 1996, total assets for the Merger.

     No company or transaction used in the comparable transaction analyses is identical to FMB. Accordingly, an analysis of the foregoing necessarily involves complex considerations and judgments, as well as other factors that affect the public trading value or the acquisition of the company to which it is being compared.

     Discounted Cash Flow Analysis. Using discounted cash flow analysis, Sheshunoff estimated the present value of the future stream of after-tax cash flows that FMB could produce through 2000, under various circumstances, assuming that FMB performed in accordance with the earnings/return projections of management. Sheshunoff estimated the terminal value for FMB at the end of the period by applying multiples of earnings ranging from 8 times to 12 times and then discounting the cash flow streams, dividends paid to the shareholders (assuming up to 100 percent of earnings are paid out in dividends while maintaining a minimum
8.0 percent tier 1 leverage ratio) and terminal value using differing discount rates ranging from 14.0 percent to 18.0 percent chosen to reflect different assumptions regarding the required rates of return of FMB and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a range of $860.48 per share to $1,268.82 per share.

     Sheshunoff also performed a cash flow analysis using an estimated terminal value for FMB at the end of the period by applying multiples of book value ranging from 0.80 times to 1.50 times and then discounting the cash flow streams, dividends paid to the shareholders (assuming up to 100 percent of earnings are paid out in dividends while maintaining a minimum
8.0 percent tier 1 leverage ratio) and terminal value using differing discount rates ranging from 14.0 percent to 18.0 percent chosen to reflect different assumptions regarding the required rates of return of FMB and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a range of $718.66 per share to $1,163.09 per share.

     Dilution Analysis. Based upon projections prepared by the management s of FMB and SAB, Sheshunoff estimated the pro forma per share appreciation (dilution) for FMB's shareholders from the transaction based upon earnings, equity and dividends. Based upon this analysis, FMB's shareholders were anticipated to experience earnings per share dilution of 3.47% in 1996 (if the transaction had been completed on January 1, 1996) and appreciation of 4.35% in 2000. If the Merger was complete as of June 30, 1996, FMB's shareholders would have experienced equity per share appreciation of 11.2% and tangible equity per share appreciation of 0% as of that date. Additionally, FMB's shareholders were anticipated to receive an increase in dividends per share of 10.54% during 1996 (if the transaction had been completed on January 1, 1996)and 22.05% during 2000.

     Additionally, Sheshunoff analyzed the trading pattern of SAB s shares. In particular, SAB's trading market valuation ratios were compared to other publicly traded banking organizations based upon price/book, price/earnings and price/projected earnings. The comparative group was composed of publicly traded banking organizations located in the Southeast with total assets less than $500 million as of August 22, 1996. The comparative group average price/book ratio was 1.59 times and median was 1.50 times and SAB s price/book ratio was 1.35 times; the comparative average trailing twelve month price/earnings ratio was 14.7 times and median was 14.2 times and SAB s price/earnings ratio was 12.8 times; the comparative group average estimated 1996 price/earnings ratio was 15.2 times and median was 13.4 times and SAB s ratio was 11.8 times. The 1996 earnings estimates of the comparative companies were obtained from SNL Securities, L.P. and are provided by Zachs Investment Research. Sheshunoff did not prepare these earnings estimates and does not express an opinion on the likelihood that these estimates will be achieved by any individual comparative company.

     Pursuant to an engagement letter dated May 3, 1996, and amended August 21, 1996, between FMB and Sheshunoff, FMB agreed to pay Sheshunoff a $25,000 fairness opinion fee. FMB has also agreed to indemnify and hold harmless Sheshunoff and its officers and employees against certain liabilities in connection with its services under the engagement letter, except for liabilities resulting from the negligence of Sheshunoff.

     As part of its investment banking business, Sheshunoff is regularly engaged in the valuation of securities in connection with mergers and acquisitions, private placements, and valuations for estate, corporate and other purposes. FMB s Board of Directors decided to retain Sheshunoff based on its experience as a financial advisor in mergers and acquisitions of financial institutions, and its knowledge of financial institutions.

Amendment of SAB Certificate of Incorporation

     At the Effective Time the Certificate of Incorporation of SAB will be amended as provided in the Merger Agreement. The amendment will increase the authorized capital stock of SAB to a total of 6,000,000 shares consisting of 5,500,000 shares of SAB Common Stock having a par value of $.01 per share and 500,000 shares of Preferred Stock.


Amendment of SAB Bylaws

     At or prior to the Effective Time the Bylaws of SAB will be amended as provided in the Merger Agreement. The amendment will allow the Board of Directors of SAB to make an exception to the age 70 mandatory retirement policy for SAB directors to permit election of SAB directors older than the mandatory retirement age in connection with a merger, acquisition or other similar transaction if that director is a director of the company with which SAB is merged or consolidated.

Surrender of Certificates

     As promptly as practicable after the Effective Time, BOM, acting in the capacity of exchange agent for SAB (the "Exchange Agent"), will mail to each former holder of record of FMB Common Stock a form letter of transmittal, together with instructions and a return mailing envelope (collectively, the "Exchange Materials"), for the exchange of such holders FMB Common Stock certificates for cash and certificates representing shares of SAB Common Stock. HOLDERS OF FMB COMMON STOCK SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE EXCHANGE MATERIALS FROM THE EXCHANGE AGENT.

     Upon receipt of the Exchange Materials, former holders of FMB Common Stock should complete the letter of transmittal in accordance with the instructions and mail the letter of transmittal together with all stock certificates representing shares of FMB Common Stock to the Exchange Agent in the return envelope provided. Upon receipt of the certificates and related documentation, SAB will issue, and the Exchange Agent will mail, to such holder of FMB Common Stock a check in the amount of any payment in respect of fractional shares of FMB Common Stock payable to the surrendering shareholder and a certificate representing the number of shares of SAB Common Stock to which such holder is entitled pursuant to the Merger Agreement. No certificates of SAB Common Stock and no payment in respect of fractional shares will be delivered to a holder of FMB Common Stock unless and until such holder shall have delivered to the Exchange Agent certificates representing the shares of FMB Common Stock owned by such holder and in respect of which such holder claims payment is due, or such documentation and security in respect of lost or stolen certificates as may be required by the Exchange Agent.

     Former shareholders of record of FMB will be entitled to vote after the Effective Time at any meeting of SAB shareholders the number of whole shares of SAB Common Stock into which such holders' respective shares of FMB Common Stock are converted, regardless of whether such holders have exchanged their certificates representing FMB Common Stock for certificates representing SAB Common Stock.

     Beginning six months after the Effective Time, no dividend or other distribution payable after the Effective Time with respect to SAB Common Stock issued to replace FMB Common Stock will be paid to the holder of an unsurrendered FMB Common Stock certificate until the holder surrenders such certificate, at which time such holder will be entitled to receive all previously withheld dividends and distributions, without interest.

     After the Effective Time, there will be no transfers on FMB's stock transfer books of shares of FMB Common Stock issued and outstanding at the Effective Time. If certificates representing shares of FMB Common Stock are presented for transfer after the Effective Time, they will be returned to the presenter together with a form of letter of transmittal and exchange instructions.

     Neither SAB nor the Exchange Agent shall be liable to a holder of FMB Common Stock for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property law.

Conditions to Consummation of the Merger

     The respective obligations of SAB and FMB to effect the Merger are subject to the satisfaction of the following conditions prior to the Effective Time: (i) approval of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of two-thirds of the SAB Common Stock and two-thirds of the FMB Common Stock; (ii) approval of the Merger Agreement and the transactions contemplated thereby by the Federal Reserve and the expiration of any statutory waiting period;
(iii) receipt of all other regulatory and contractual consents necessary to consummate the transactions contemplated by the Merger Agreement; (iv) absence of any law, regulation, rule, judgment, ruling or order which prohibits or restricts consummation of the transactions contemplated by the Merger Agreement; (v) the Registration Statement of which this Joint Proxy Statement forms a part will have become effective and no stop order suspending the effectiveness of the Registration Statement will have been issued and no proceeding or investigation by the Commission to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws relating to the issuance or trading of the shares of SAB Common Stock issuable pursuant to the Merger shall have been received; and (vi) SAB and FMB shall have received opinions from their respective counsel to the effect that, for federal income tax purposes, the exchange of FMB Common Stock for SAB Common Stock will not give rise to recognition of gain or loss to shareholders of FMB (other than to the extent any cash is received) and neither SAB nor FMB will recognize gain or loss as a consequence of the Merger.

     The obligations of SAB to effect the Merger are further subject to the satisfaction or waiver of the following conditions: (i) each of the representations and warranties of FMB set forth in the Merger Agreement shall be true and correct as of the Effective Time (except to the extent it is confined to an earlier date), each of the agreements and covenants of FMB to be performed pursuant to the Merger Agreement prior to the Effective Time shall have been duly performed, and SAB shall have received a certificate of FMB to the effect that such obligations have been complied with; and (ii) SAB shall have received an opinion of counsel to FMB in the form attached to the Merger Agreement.


     The obligations of FMB to effect the Merger are further subject to the satisfaction or waiver by FMB of the following conditions: (i) each of the representations and warranties of SAB set forth in the Merger Agreement shall be true and correct as of the Effective Time (except to the extent it is confined to an earlier date), each of the agreements and covenants of SAB to be performed pursuant to the Merger Agreement prior to the Effective Time shall have been duly performed, and FMB shall have received a certificate of SAB to the effect that such obligations have been complied with; and (ii) FMB shall have received an opinion of counsel to SAB in the form attached to the Merger Agreement.

Regulatory Approvals

     The Merger is subject to prior approval by the Federal Reserve under
Section 3 of the Bank Holding Company Act of 1956, as amended (the "BHCA"), which requires that the Federal Reserve take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions, the effect of the Merger on competition and the convenience and needs of the communities to be served. The Merger may not be consummated until the 30th day following the date of Federal Reserve approval, during which time the United States Department of Justice may challenge the Merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve's approval unless a court specifically ordered otherwise. On August 22, 1996, the Federal Reserve approved the applications filed with respect to the Merger, and the 30-day waiting period expires on September 21, 1996.

Conduct of Business Pending the Merger

     The Merger Agreement requires that each of FMB and SAB preserve its business organization, goodwill, relationships with depositors, customers and employees and take no action that would adversely affect its ability to perform under the Merger Agreement. In addition, FMB has agreed that, without the consent of SAB, it will not: (i) amend its charter or bylaws;
(ii) incur any additional debt except in the ordinary course of business or permit any lien on its assets to exist; (iii) repurchase, redeem or otherwise acquire any of its Common Stock or declare or pay any dividend (except that FMB may declare an annual special dividend at a rate not in excess of $12.00 per share in substantial accordance with its usual practice); (iv) issue or sell any of its Common Stock or any right to acquire such stock; (v) take any action with respect to any adjustment or reclassification of its Common Stock or dispose of or encumber any stock of a subsidiary or any other of its assets other than in the ordinary course of business; (vi) acquire any equity interest in any third party other than in connection with foreclosures or by a subsidiary acting in a fiduciary capacity; (vii) grant any increase in compensation to employees or directors or pay any bonus or severance payments, all except in accordance with past practice; (viii) enter into any employment contracts without an unconditional right of termination; (ix) adopt any new employee benefit plan or make any material change to an existing employee benefit plan unless necessary to maintain the tax qualified status of such plan;
(x) make any significant change in accounting method except as required to meet regulatory or other requirements; or (xi) commence any litigation other than in accordance with past practice, settle any litigation involving any material liability, or modify, amend or terminate, except in the ordinary course of business, any material contract.

     SAB has agreed that, without the consent of FMB, it will not: (i) fail to file timely any report required to be filed by it with Regulatory Authorities, including the SEC; (ii) take any action which would cause the SAB Common Stock to cease to be traded on the NASDAQ; (iii) without giving prior written notice to FMB, grant any increase in compensation to employees or directors or pay any bonus or severance payments, all except in accordance with past practice, (iv) enter into any employment contracts without an unconditional right of termination; (v) adopt any new employee benefit plan or make any material change to an existing employee benefit plan unless necessary to maintain the tax qualified status of such plan;
(vi) make any significant change in accounting method except as required to meet regulatory or other requirements; or (v) operate its business otherwise than in the ordinary course of business without giving prior written notice to FMB.

     Each party has also agreed to give written notice to the other promptly upon becoming aware of the occurrence of any event which is likely to constitute a Material Adverse Effect within the meaning given to such term in the Merger Agreement or constitute a breach of any of its representations, warranties or covenants contained in the Merger Agreement and to use its reasonable efforts to remedy any such condition or breach.

Waiver and Amendment; Termination

     Prior to the Effective Time, either SAB or FMB may waive or extend the time for the compliance or fulfillment by the other of any and all of its obligations under the Merger Agreement and may, to the extent permitted by law, amend the Merger Agreement in writing with the approval of the Board of Directors of each of FMB and SAB.

     The Merger Agreement may be terminated at any time prior to the Effective Time, as follows: (i) by mutual consent of the parties; (ii) by either party in the event of a breach by the other party of any representation or warranty which cannot be cured or is not cured within 30 days after written notice to the breaching party, to the extent such breach is likely to result in a Material Adverse Effect on the breaching party;
(iii) by either party in the event of a material breach by the other party of any covenant or agreement which cannot be cured or is not cured within 30 days after written notice; (iv) by either party in the event any required regulatory approval is denied or not obtained or the stockholders of either party fail to approve the Merger as required; (v) by FMB, if the average Market Value of SAB Common Stock for the Valuation Period is less than $11.10 per share, unless SAB agrees to adjust the Exchange Ratio;
(vi) by SAB, if the average Market Value of SAB Common Stock for the Valuation Period is greater than $16.65 per share, unless FMB agrees to adjust the Exchange Ratio; (vii) automatically if the average Market Value of SAB Common Stock for the Valuation Period is less than $11.00 per share or more than $17.00 per share; (viii) by either party in the event the Merger shall not have been consummated by March 15, 1997, unless such failure is caused by a breach on the part of the party electing to terminate; or (vi) by either party in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by March 15, 1997.

     FMB may elect not to terminate the Merger Agreement even if the Market Value of SAB Common Stock falls below $11.10 per share and SAB does not elect to adjust the Exchange Ratio, and SAB may elect not to terminate the Merger Agreement even if the Market Value of SAB Common Stock rises above $16.65 per share and FMB does not elect to adjust the Exchange Ratio. In determining whether to elect to terminate the Merger Agreement in these circumstances, the FMB Board of Directors or the SAB Board of Directors, as the case may be, will take into account, consistent with its fiduciary duties, all relevant facts and circumstances existing at the time, including, without limitation, the market for bank holding company stock in general, the relative value of the SAB Common Stock in the market, and the advice of its financial advisors and legal counsel. By approving the Merger Agreement, the holders of FMB Common Stock would be permitting the FMB Board of Directors to determine, in the exercise of its fiduciary duties, to proceed with the Merger even though the Market Value of SAB Common Stock were less than $11.10 per share, and the holders of SAB Common Stock would be permitting the SAB Board of Directors to determine, in the exercise of its fiduciary duties, to proceed with the Merger even though the Market Value of SAB Common Stock were more than $16.65 per share. No such waiver would be permitted if the Market Value of SAB Common Stock were less than $11.00 per share or greater than $17.00 per share.

     In the event of the termination of the Merger Agreement, the Merger Agreement shall become void and have no effect, except that the confidentiality requirements shall survive such termination and such termination will not relieve a breaching party from liability for an uncured willful breach of the representation, warranty, covenant or agreement giving rise to the termination.

Management and Operations After the Merger

     The Merger Agreement provides that after the Effective Time, the SAB Board of Directors will consist of 14 directors, including the eleven incumbent directors of SAB and the following current directors of FMB: John
B. Barnett, Jr., John B. Barnett, III, and Haniel F. Croft.

     The Merger Agreement further provides that after the Effective Time the principal officers of SAB shall be W. Bibb Lamar, Jr., President and Chief Executive Officer; J. Stephen Nelson, Chairman of the Board; F. Michael Johnson, Chief Financial Officer and Secretary; W. Gaillard Bixler, Executive Vice President and Chief Operating Officer; and John B. Barnett, III, Executive Vice President. All directors and officers will serve in accordance with the Bylaws of SAB after the Effective Time.

     The current directors and officers of each of the subsidiaries of SAB and FMB will continue after the Effective Time to serve in their respective capacities in accordance with the terms of the Bylaws of each such subsidiary.

Interests of Certain Persons in the Merger

     Certain of the directors of FMB and SAB have been selected as directors of SAB after the Effective Time. It is anticipated that John B. Barnett, III, Chairman of the Board of MCB, will serve as an executive officer of SAB after the Effective Time. As an executive officer, Mr. Barnett will be compensated for his services. For a description of the compensation received by officers of SAB see "Incorporation of Certain Documents by Reference" and "Business of FMB," respectively. The parties further anticipate that following consummation of the Merger SAB will issue, either under its existing incentive stock option plan or a new stock option plan, options for the purchase of SAB Common Stock to officers of SAB and the subsidiary banks as a part of the compensation of such officers.

     Certain of the directors and executive officers of FMB, members of their families and certain of their associates own, or have interests in,
shares of SAB Common Stock.  As of          , 1996, they were as follows:
John B. Barnett, Jr., 100 shares and Rayford A. Smith, Jr., 100 shares.

     SAB agreed in the Merger Agreement that it will offer Haniel F. Croft and John B. Barnett, III the right to enter into a Change in Control Agreement similar in form and substance to agreements now in effect with respect to certain officers of SAB and its subsidiaries.

     SAB agreed in the Merger Agreement that it will indemnify, among others, the directors and executive officers of FMB against all liability arising out of actions or omissions prior to the Effective Time to the full extent permitted under Alabama law and FMB's Articles of Incorporation and Bylaws as in effect on the date of the Merger Agreement.

     In the normal course of business, BOM and FNBB make loans to directors and officers of SAB, and MCB makes loans to directors and officers of FMB, respectively, including loans to certain related persons and entities.
Such loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers, and, in the opinion of management of both SAB and FMB, do not involve more than the normal risk of collectibility. The amount of these loans by BOM and FNBB to SAB directors and officers was 37.4% of shareholders' equity for SAB and the amount of loans by MCB to FMB directors and officers was 1.61% of shareholders equity for FMB as of December 31, 1995.

Certain Federal Income Tax Consequences

     Neither SAB nor FMB has requested or will receive an advance ruling from the Internal Revenue Service as to the tax consequences of the Merger. Hand Arendall, L.L.C., counsel for SAB, and Maynard, Cooper & Gale, P.C., counsel for FMB, have delivered opinions that, for federal income tax purposes, under current law, assuming that the Merger will take place as described in the Merger Agreement and that certain factual matters represented by SAB and FMB (including the representation that FMB shareholders will maintain sufficient equity ownership interests in SAB after the Merger) are true and correct at the time of consummation of the Merger, the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code and SAB and FMB will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

     Assuming that the Merger will take place as described in the Merger Agreement and that certain factual matters represented by SAB and FMB (including the representation that FMB shareholders will maintain sufficient equity ownership interests in SAB after the Merger) are true and correct at the time of consummation of the Merger, then, in the respective opinions of Hand Arendall, L.L.C., and Maynard, Cooper & Gale, P.C., the following will be certain federal income tax consequences of the Merger:
(i) no gain or loss will be recognized by SAB or FMB in the Merger;
(ii) the shareholders of FMB will recognize no gain or loss upon the exchange of their FMB Common Stock solely for shares of SAB Common Stock;
(iii) the basis of the SAB Common Stock received by the FMB shareholders in the proposed transaction will, in each instance, be the same as the basis of the FMB Common Stock surrendered in exchange therefor; (iv) the holding period of the SAB Common Stock received by the FMB shareholders will, in each instance, include the period during which the FMB Common Stock surrendered in exchange therefor was held, provided that the FMB Common Stock was held as a capital asset on the date of the exchange; (v) the payment of cash to FMB shareholders in lieu of fractional share interests of SAB Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by SAB; these cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Code Section 302(a); and (vi) where solely cash is received by a FMB shareholder in exchange for his FMB Common Stock pursuant to the exercise of dissenters rights, such cash will be treated as having been received in redemption of his FMB Common Stock, subject to the provisions and limitations of Code Section 302.

     THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON THE RESPECTIVE OPINIONS OF HAND ARENDALL, L.L.C., AND MAYNARD, COOPER & GALE, P.C., AND APPLIES ONLY TO FMB SHAREHOLDERS WHO HOLD FMB COMMON STOCK AS A CAPITAL ASSET, AND MAY NOT APPLY TO SPECIAL SITUATIONS, SUCH AS FMB SHAREHOLDERS, IF ANY, WHO RECEIVED THEIR FMB COMMON STOCK UPON EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION AND FMB SHAREHOLDERS THAT ARE INSURANCE COMPANIES, SECURITIES DEALERS, FINANCIAL INSTITUTIONS OR FOREIGN PERSONS. IT DOES NOT ADDRESS THE
STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER OR ANY TAX CONSEQUENCES OF A SUBSEQUENT TRANSACTION INVOLVING SAB COMMON STOCK, INCLUDING ANY REDEMPTION OR TRANSFER OF SAB COMMON STOCK. THIS DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER, AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. EACH FMB SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

Accounting Treatment

     The Merger will be accounted for as a purchase of FMB by SAB in accordance with generally accepted accounting principles. Accordingly, FMB's results of operations will be included in SAB's consolidated results of operations only from and after the Effective Time. For purposes of preparing SAB's consolidated financial statements SAB will establish a new accounting basis for FMB's assets and liabilities based upon the fair values thereof and SAB's purchase price, including the costs of the acquisition. Furthermore, such earnings of FMB will be reduced by certain depreciation and amortization charges arising out of the ultimate purchase accounting adjustments. However, a final determination of the required purchase accounting adjustments and of the fair value of the assets and liabilities of FMB has not yet been made. Accordingly, the purchase accounting adjustments made in connection with the development of the comparative pro forma per share financial information appearing elsewhere in this Joint Proxy Statement are preliminary and subject to change.

Expenses and Fees

     The Merger Agreement provides that each of the parties will bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by the Agreement, except that SAB will pay two-thirds, and FMB will pay one-third, of all direct, out-of-pocket costs and expenses incurred after execution of the Merger Agreement, including filing, registration and application fees, printing and mailing fees and expenses, and fees and expenses of their respective accountants and counsel. It is expected that the total expenses and fees for SAB and FMB will be approximately $________ and $________, respectively.

Resales of SAB Common Stock

     The shares of SAB Common Stock issued pursuant to the Merger Agreement will be freely transferrable under the Securities Act, except for shares issued to any shareholder who may be deemed to be an "affiliate" (generally including, without limitation, directors, certain executive officers and beneficial owners of 10% or more of a class of capital stock) of FMB for purposes of Rule 145 under the Securities Act as of the date of the Special Meetings or for purposes of applicable interpretations regarding pooling-of-interests accounting treatment. Affiliates may not sell their shares of SAB Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act and until such time as financial results covering at least 30 days of combined operations of SAB and FMB after the Merger have been published. SAB may place restrictive legends on certificates representing SAB Common Stock issued to all persons who are deemed "affiliates" under Rule 145. In addition, FMB has agreed to use its reasonable efforts to cause each person or entity that is an "affiliate" to enter into a written agreement in substantially the form attached to the Merger Agreement relating to such restrictions on sale or other transfer. This Joint Proxy Statement does not cover resales of SAB Common Stock received by any person who may be deemed to be an affiliate of FMB.

                      PRO FORMA FINANCIAL INFORMATION

Pro Forma Combined Condensed Consolidated Statement of Condition

     The following unaudited Pro Forma Combined Condensed Consolidated
Statement of Condition combines the historical consolidated statements of condition of SAB and FMB giving effect to the Merger, which will be accounted for as a purchase, as if it had been completed, and the issuance of 1,203,090 shares of SAB Common Stock occurred, on June 30, 1996, after giving effect to the pro forma adjustments described in the accompanying footnotes. No provision has been reflected for expenses related to the Merger, which are not expected to have a material impact on financial condition. This financial data should be read in conjunction with the historical consolidated financial statements, including the respective notes thereto, of SAB, which are incorporated by reference in this Joint
Proxy Statement, and of FMB, which appear elsewhere in this Joint Proxy
Statement, and with the condensed consolidated historical and other pro forma financial information, including the notes thereto, appearing elsewhere in this Joint Proxy Statement. See "Available Information,"
"Incorporation of Certain Documents by Reference," and Appendix C hereto.
This pro forma financial information is not necessarily indicative of the actual financial position that would have occurred had the Merger been consummated on June 30, 1996, nor is it necessarily indicative of future financial position.



Pro Forma Combined Condensed Consolidated Statement of Condition
As of June 30, 1996 (Unaudited)
(In Thousands)



                                     HISTORICAL
                                                       PRO FORMA       PRO FORMA
                                   SAB         FMB     ADJUSTMENTS     COMBINED
ASSETS
  Cash and cash equivalents      $ 15,500   $  9,793   $    (5)(a)     $ 25,288
  Investments available for sale   47,563      6,988                     54,551
  Investments                      20,822     53,797      (250)(b)               74,369
  Loans, net                      148,198     22,126                                     170,324
  Premises and equipment            5,520      1,116     1,000 (b)                 7,636
  Other assets                      3,915      1,450                                       5,365
  Goodwill                                               4,586 (c)               4,586

   Total assets                  $241,518   $ 95,270   $ 5,331         $342,119


LIABILITIES
  Deposits                       $207,583   $ 82,699   $    (5)(a)     $290,277
  Short-term borrowings             3,239          0                      3,239
  Other liabilities                 1,821        838       370 (d)        3,029

  Total liabilities               212,643     83,537       365          296,545

SHAREHOLDERS' EQUITY
  Common stock                         30        388      (376)(c)           42
  Additional paid-capital          16,538        450    16,237 (c)       33,225
  Net unrealized gain (loss) on
  securities available for sale      (302)       (10)       10 (b)         (302)
  Retained earnings                12,609     15,123   (15,123)(c)       12,609
  Treasury stock                        0     (4,218)    4,218 (c)            0

  Total shareholders' equity       28,875     11,733     4,966           45,574

  Total liabilities and
   shareholders' equity          $241,518   $ 95,270   $ 5,331         $342,119

     (a)  Elimination of inter-company transactions.
     (b)  Reflects adjustment of Fixed Assets to and Investment Securities
Held to Maturity to Fair Value.
     (c)  Reflects issuance of 1,203,090 shares of South Alabama
Bancorporation, Inc. common stock at $13.88 per share in exchange for the 11,795 shares outstanding of First Monco Bancshares, Inc. and the retirement of 3,744 shares of First Monco Bancshares, Inc. treasury stock.
The exchange price of $13.88 per share of FMB Common Stock reflects the midpoint in the primary range of exchange prices under the Merger Agreement and is the price believed by SAB to be the most likely "Market Value" of the SAB Common Stock during the Valuation Period, as determined under the Merger Agreement. The pro forma statement included adjustments for the excess of the cost over the fair value of the net assets acquired as follows:
                                           June 30, 1996


Purchase Price                             $16,699
Historical net tangible assets acquired     11,733
Estimated fair value adjustment                380
Estimated fair value of net assets          12,113
Excess cost over net assets acquired       $ 4,586

    (d) Additional deferred tax liability on fair market value adjustments.

Pro Forma Combined Condensed Consolidated Statements of Income

     The following unaudited Pro Forma Combined Condensed Consolidated
Statements of Income have been prepared giving effect to the Merger as if it had been completed, and the issuance of 1,203,090 shares of SAB
Common Stock occurred, on January 1 for the period presented, presented on a purchase accounting basis, after giving effect to the pro forma adjustments described in the accompanying footnotes. No provision has been reflected for expenses related to the Merger, which are not expected to have a material impact on results of operations. This financial data should be read in conjunction with the historical consolidated financial statements, including the respective notes thereto, of SAB, which are incorporated by reference in this Joint Proxy Statement, and of FMB, which appear elsewhere in the Joint Proxy Statement, and with the condensed consolidated historical and other pro forma financial information, including the notes thereto, appearing elsewhere in this Joint Proxy
Statement.  See "Available Information," "Incorporation of Certain
Documents by Reference," and Appendix C hereto. This pro forma financial information is not necessarily indicative of the actual operating results that would have occurred had the Merger been consummated as of the beginning of the periods presented, nor is it necessarily indicative of future operating results.



Pro Forma Combined Condensed Consolidated Statement of Income (Unaudited)
Six Months Ended June 30, 1996
(In Thousands Except Per Share Data)



                               HISTORICAL      PRO FORMA       PRO FORMA
                              SAB      FMB     ADJUSTMENTS     COMBINED

Interest revenue            $9,247   $2,930                    $12,177
Interest expense             3,810    1,238                      5,048

Net interest revenue         5,437    1,692                      7,129
Provision for loan losses      131        0                        131
Non-interest revenue         1,274      239                      1,513
Non-interest expense         4,343    1,070       123 (a)        5,536

Income before income taxes   2,237      861                      2,975
Income taxes                  (698)    (252)                      (950)

Net income                  $1,539   $  609                    $ 2,025

Net Income per share (b)    $ 0.51   $50.75                    $  0.48

Average number of shares
  outstanding (000's) (b)    3,002       12                      4,226


     (a) Amortization of goodwill of $115 over 20 years and depreciation of $8 fixed asset fair value adjustment.
     (b) Average number of shares outstanding was computed by applying the midrange conversion ratio of 102 to FMB's average shares outstanding and adding the result to SAB's historical average shares outstanding. Average shares outstanding do not include shares issuable upon the exercise of stock options because the effect is not significant.

Pro Forma Combined Condensed Consolidated Statement of Income (Unaudited)
Year Ended December 31, 1995
(In Thousands Except Per Share Data)



                               HISTORICAL
                              SAB     FMB      PRO FORMA       PRO FORMA
                                               ADJUSTMENTS     COMBINED

Interest revenue            $18,094   $5,673                   $23,767
Interest expense              7,397    2,439                     9,836

Net interest revenue         10,697    3,234                    13,931
Provision for loan losses        78        0                        78
Non-interest revenue          2,244      518                     2,762
Non-interest expense          8,446    2,066        245(a)      10,757

Income before income taxes    4,417    1,686                     5,858
Income taxes                 (1,410)    (478)                   (1,888)

Net income                  $ 3,007  $ 1,208                   $ 3,970

Net Income per share (b)    $  1.00  $100.67                   $  0.94

Average number of shares
  outstanding (000's) (b)     3,999       12                     4,223

     (a) Amortization of goodwill of $229 over 20 years and depreciation of $16 fixed asset fair value adjustment.
     (b) Average number of shares outstanding was computed by applying the midrange conversion ratio of 102 to FMB's average shares outstanding and adding the result to SAB's historical average shares outstanding. Average shares outstanding do not include shares issuable upon the exercise of stock options because the effect is not significant.

                  COMPARATIVE MARKET PRICES AND DIVIDENDS
Market Prices

     SAB. The SAB Common Stock is traded in the over-the-counter market. Bid and asked prices (symbol "SABC") are quoted on NASDAQ. The high and low bid prices shown below represent inter-dealer prices without adjustment for retail mark-up, mark-down or commission and do not represent actual transactions. Trades have generally occurred in small lots, and the prices quoted are not necessarily indicative of the market value of a substantial block.




                           Bid Prices Per Share

                                   High  Low



1996
First Quarter                $14 1/2     $ 13
Second Quarter                14 1/2       13 1/4

1995
First Quarter                 12 3/4       12 3/4
Second Quarter                12 3/4       12 1/2
Third Quarter                 14 1/4       12 1/2
Fourth Quarter                14 1/4       12 1/2

1994
First Quarter                 12 3/4       12 1/4
Second Quarter                12 1/2       12 1/2
Third Quarter                 12 3/4       12 1/2
Fourth Quarter                12 3/4       12 1/2

          On April 26, 1996, the last business day prior to public announcement that SAB and FMB had agreed in principle to merge, and on May 30, 1996, the last business day prior to public announcement of the execution of the Merger Agreement, the closing bid price per share of SAB Common Stock, as reported on NASDAQ, was $13.25.

     SAB and FMB shareholders should obtain current market quotations for the SAB Common Stock.

     FMB. FMB Common Stock is not traded on an exchange or any organized trading market, but there have been private transactions in the shares.
The most recent reported trades in FMB Common Stock as to which management has any knowledge of the price paid in the transaction occurred on January 29, 1996, at a price per share of $1,038.40, for 10 shares, and on February 19, 1996, at a price per share of $1,047.93, for 8 shares, each in a transaction whereby FMB sold treasury stock to individual purchasers.
One of the two transactions involved the acquisition of new qualifying shares by a director of MCB and FMB.

Dividends

     SAB declared quarterly cash dividends per share totaling $.26 in 1994 and $.32 in 1995. For each of the first three quarters of 1996, SAB declared a cash dividend of $.10 per share. For the years 1994 and 1995, FMB declared cash dividends on FMB Common Stock of $15.00 per year and a special dividend of $12.00 near the end of each year. Future dividends on shares of SAB (assuming the Merger is consummated) or of both SAB and FMB (assuming the Merger is not consummated) will depend on their respective earnings, financial condition and other relevant factors, including governmental policies and regulations. See "Supervision, Regulation and Effects of Governmental Policy Bank Regulation."

                    DESCRIPTION OF SAB CAPITAL STOCK

     SAB's Articles of Incorporation currently authorize the issuance of 4,500,000 shares of Common Stock, $0.01 par value, and up to 500,000 shares of preferred stock. As of the date of this Joint Proxy Statement, 3,001,563 shares of SAB Common Stock are issued and outstanding and no preferred stock has been issued. In addition, approximately 150,700 shares of SAB Common Stock are subject to acquisition through the exercise of options under SAB's Incentive Stock Option Plan. Assuming consummation of the Merger, the number of authorized shares of SAB Common Stock will be increased to 5,500,000. The capital stock of SAB does not represent or constitute a deposit account and is not insured by the FDIC, the BIF, the Savings Association Insurance Fund or any governmental agency.

     All of the SAB Common Stock outstanding is, and all SAB Common Stock to be issued in connection with the Merger will be, fully paid and nonassessable. No SAB Common Stock is subject to call.

     SAB Common Stock may be issued at such time or times and for such consideration (not less than the par value thereof) as the SAB Board of Directors may deem advisable, subject to such limitations as may be set forth in the law of the State of Alabama or in regulations or orders applicable to SAB and its subsidiaries. BOM is the Registrar and Transfer Agent for shares of SAB Common Stock.

     Holders of SAB Common Stock are entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the SAB Board of Directors. SAB has the right to, and may, from time to time, enter into borrowing arrangements or issue debt instruments the provisions of which may contain restrictions on payment of dividends or other distributions on SAB Common Stock. As of the date of this Joint Proxy Statement, no such restrictions are in effect.

     In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of SAB, after distribution in full of the preferential amounts, if any, to be distributed to holders of SAB's preferred stock, should any be issued, holders of SAB Common Stock will be entitled to receive all of the remaining assets of SAB of whatever kind available for distribution to shareholders ratably in proportion to the number of shares of SAB Common Stock held. The SAB Board of Directors may distribute in kind to the holders of SAB Common Stock such remaining assets of SAB or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other person or entity and receive payment therefor in cash, stock or obligations of such other person or entity, and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of SAB Common Stock. Neither the merger or consolidation of SAB into or with any other corporation, nor the merger of any other corporation into it, nor any purchase or redemption of shares of stock of SAB of any class, shall be deemed to be a dissolution, liquidation or a winding-up of SAB for purposes of this paragraph.

     Because SAB is a holding company, its rights and the rights of its creditors and shareholders, including the holders of SAB Common Stock, to participate in the distribution of assets of a subsidiary on its liquidation or recapitalization may be subject to prior claims of such subsidiary's creditors except to the extent that SAB itself may be a creditor having recognized claims against such subsidiary.

     Except as provided by law, each holder of SAB Common Stock shall have one vote on all matters voted upon by shareholders with respect to each share of SAB Common Stock held. Holders of SAB Common Stock do not have cumulative voting rights in the election of directors.

     Holders of SAB Common Stock are not entitled to preemptive rights with respect to any shares or other securities of SAB which may be issued.

     The SAB Articles of Incorporation permit the issuance of preferred stock in one or more series having such voting powers and other terms and conditions, as may be determined in the discretion of the SAB Board of Directors.

                EFFECT OF MERGER ON RIGHTS OF SHAREHOLDERS

     SAB is an Alabama corporation subject to the provisions of the ABCA. FMB is an Alabama corporation subject to the provisions of the ABCA. Shareholders of FMB, whose rights are governed by FMB's Articles of Incorporation and Bylaws and the ABCA, will, upon consummation of the Merger, become shareholders of SAB. The rights of such shareholders as shareholders of SAB will then be governed by SAB's Articles of Incorporation and Bylaws, and will continue to be governed by the ABCA.

     Except as set forth below, there are no material differences between the rights of an FMB shareholder under FMB's Articles of Incorporation and Bylaws and the rights of an SAB shareholder under SAB's Articles of Incorporation and Bylaws. The following summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the ABCA and the Articles of Incorporation and Bylaws of each corporation.

Authorized Capital Stock

     SAB's Articles of Incorporation authorize the issuance of up to 4,500,000 shares of SAB Common Stock ($0.01 par value each) and 500,000 shares of preferred stock (no par value), of which 3,001,563 shares of SAB Common Stock were issued and outstanding as of the SAB Record Date. The Merger Agreement increases to 5,500,000 the number of authorized shares of SAB Common Stock.

     FMB's Articles of Incorporation authorize the issuance of up to 250,000 shares of FMB Common Stock ($25.00 par value each), of which 11,795 shares were issued and outstanding as of the FMB Record Date.

Special Meetings of Shareholders

     SAB's Articles of Incorporation provide that special meetings of shareholders may be called for any purpose at any time by only (i) a majority of the Board of Directors or (ii) a committee of the Board which has been given such authority by the Board.

     Under FMB's Bylaws, special meetings of the shareholders may be called at any time by the President, a majority of the Board of Directors, or by the holders of a majority of the stock. Further, under the ABCA the President or Secretary shall call a meeting upon presentment of a written demand for a meeting from the holders of at least ten percent of all votes entitled to be cast on any issue proposed to be considered at the meeting.

Required Shareholder Votes

     FMB's Articles of Incorporation and Bylaws contain no provisions altering the provisions of the ABCA regarding shareholder voting, except that FMB s Bylaws may be amended by vote of the holders of a majority of the shares entitled to vote. Generally, the ABCA requires a majority vote of the shares voting at a meeting where a quorum is present. However, a majority of all shares entitled to vote is required to amend the Articles of Incorporation in a manner giving rise to dissenters' rights, and two-thirds of all shares entitled to vote are generally required to approve a merger, or the sale of all or substantially all of the corporation s assets.

     SAB's Articles of Incorporation provide that the vote of 75% or more of the shares entitled to vote will be required to approve any merger or consolidation of SAB with or into any other "related" corporation or the sale, lease, exchange or other disposition of a substantial part (20%) of SAB's assets to such a related corporation, if the related corporation or its affiliates are the beneficial owners of 5% or more of the outstanding capital stock of SAB. The above 75% vote requirement does not apply if (i) a 75% vote of the directors is obtained or (ii) SAB owns 50% or more of the voting stock of such related corporation. SAB s Articles of Incorporation also provide that the affirmative vote of the holders of a majority of the outstanding shares of the corporation is required to amend the Articles of Incorporation to increase or decrease the authorized capital stock of the corporation and the affirmative vote of the holders of two-thirds of the outstanding shares of the corporation is required to approve a merger with a corporation not related.

Notice of Annual Shareholders Meeting

     SAB's Bylaws provide that notice of the annual meeting of shareholders shall be given to each shareholder between 10 and 50 days prior to such meeting.

     FMB's Bylaws provide that notice of the annual meeting of shareholders shall be given to each shareholder at least ten days prior to such meeting, provided that failure to mail the notice or any defect therein shall not affect the validity of such meetings or any proceedings thereof. The ABCA requires that written notice be given to the shareholders no fewer than 10 and no more than 60 days before the meeting date.

Amendment of Articles of Incorporation

     FMB's Articles of Incorporation may be amended by the Corporation as permitted under the ABCA, which allows amendment by the Board of Directors in limited circumstances but generally requires a majority vote of the shareholders. SAB's Articles of Incorporation contain a similar provision, but require a 75% vote of the shareholders to change any of those sections of its Articles of Incorporation relating to (i) mergers with related corporations, (ii) action by shareholders by written consent, (iii) calling of special meeting of the shareholders or (iv) nomination of a director for election at an annual meeting of the shareholders.

Amendment of Bylaws

     FMB's Bylaws provide that they may be amended by two-thirds vote of the directors at any regular or special meeting of the Board of Directors or by a majority of the stockholders entitled to vote at a regular meeting of stockholders if notice of such amendment is included in notice of the meeting. SAB's Bylaws provide that they may be amended by majority vote at any regular or special meeting of the Board of Directors or the stockholders if notice of such amendment is included in notice of the meeting.

Shareholder Action Without a Meeting

     SAB's Articles of Incorporation and Bylaws prohibit any shareholder action by written consent without a meeting. Neither FMB's Articles of Incorporation nor its Bylaws contains such a prohibition, thereby allowing any shareholder action to be taken by the written consent of all shareholders entitled to vote on the action.

Nomination and Qualification of Directors

     SAB's Articles of Incorporation provide that in order for a shareholder to nominate a Director for election at an annual shareholders' meeting, such shareholder must give SAB's Secretary notice of such nomination no less than 30 and no more than 60 days prior to such meeting. FMB's Articles of Incorporation contain no such provision. FMB's Bylaws require that directors be shareholders of FMB. SAB has no such requirement.

Director Liability

     SAB's Articles of Incorporation contain a provision which limits, to the extent permitted by the ABCA, the liability of SAB directors for actions or inaction as a director. FMB's Articles of Incorporation contain no such provision.

Transfer Restrictions

     FMB's Bylaws give FMB the right to impose transfer restrictions on any share of its common stock. Neither SAB s Articles of Incorporation nor its Bylaws contain such a provision.


                 FMB MANAGEMENT'S DISCUSSION AND ANALYSIS

     The following discussion and financial information are presented to aid in an understanding of the current financial position and results of operations of FMB and should be read in conjunction with the Audited Financial Statements and Notes thereto included herein. FMB is the parent holding company of MCB, and it has no operations of consequence other than the ownership of its subsidiary. The emphasis of this discussion will be on the years 1995, 1994 and 1993. All yields presented and discussed herein are based on the cash basis and not on the tax-equivalent basis.

     At June 30, 1996, FMB had consolidated assets of approximately $95.3 million and operated two banking locations in Monroe County. FMB s sole business is banking; therefore, loans and investments are the principal source of income.

     This discussion contains certain forward looking statements with respect to the financial condition, results of operation and business of FMB and MCB related to, among other things:

     (a) trends or uncertainties which will impact future operating results, liquidity and capital resources,and the relationship between those trends or uncertainties and nonperforming loans and other loans;

     (b) the effect of the market s perception of future inflation and real returns and the monetary policies of the Federal Reserve Board on short and long term interest rates; and

     (c) the effect of interest rate changes on liquidity and interest rate sensitivity management.

These forward looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities:

     (a) periods of lower interest rates accelerate the rate at which the underlying obligations of mortgage-backed securities and collateralized mortgage obligations are prepaid, thereby affecting the yield on such securities held by MCB;

     (b) FMB encounters difficulty in integrating with the operations of SAB; and

     (c) general economic conditions, either nationally or in Alabama, are less favorable than expected.

FINANCIAL CONDITION

Average Assets and Liabilities

     From 1991 to 1994 FMB's average assets grew $8.0 million or 9.7%.
From 1994 to 1995 average assets decreased $.8 million or .09%. In October 1994, in response to a request from a group of shareholders, FMB purchased treasury stock totaling $4.1 million and this purchase combined with a $1.5 million increase in average deposits resulted in the net decrease in average assets in 1995 compared to 1994.

     During the period 1991 to 1995 average loans decreased $3.2 million. Weak loan demand in FMB's market area, slow growth in the local economy, and the fact that six commercial banks and several credit unions are represented in the market have kept average loans at FMB at a low level relative to deposits. During the same period average interest bearing deposits grew $11.5 million, while non-interest bearing deposits decreased by $3.5 million. The decrease in average loans, combined with the growth in deposits, was used to increase average investment securities by $11.4 million from 1991 to 1995.

Distribution of Average Assets, Liabilities and Shareholders' Equity
(In Thousands)

                                             1995     1994    1993      1992     1991


Average Assets:
  Cash and non-interest bearing deposits   $ 3,288  $ 3,125  $ 3,099  $ 3,038  $ 3,130
  Interest bearing deposits                      0        0        0       55      435
  Federal funds sold                         6,594    5,094    4,919    4,099    7,054
  Investment securities                     58,844   61,269   59,385   56,328   47,488
  Loans, net                                18,645   18,840   18,568   20,311   21,886
  Premises and equipment, net                1,066      826      865      908      958
  Other assets                               1,269    1,328    1,452    1,735    1,517

      Average Total Assets                 $89,706  $90,482  $88,288  $86,474  $82,468

Average Liabilities and
 Shareholder's Equity:
  Non-interest bearing demand deposits     $13,829  $14,100  $13,953  $15,310  $17,369
  Interest bearing demand deposits          26,392   25,089   23,969   21,557   17,535
  Savings deposits                          10,687   12,288   11,573    9,560    4,842
  Time deposits                             27,217   25,143   24,617   26,605   30,384

      Total Deposits                        78,125   76,620   74,112   73,032   70,130


  Other liabilities                            836      764      758      746      658
  Shareholders' equity                      10,745   13,098   13,418   12,696   11,680

      Average Total Liabilities and
      Shareholders  Equity                 $89,706  $90,482  $88,288  $86,474  $82,468


     * FMB carried no foreign loans or deposits in any of the periods shown.

Loans

     Loans at December 31, 1995, were $19.9 million, a slight increase from $19.2 million at December 31, 1994. At December 31, 1995, commercial, financial and agricultural loans represented 17.0% of total loans, real estate-mortgage and construction loans represented 64.4%, and consumer loans represented 18.6% of total loans.

     Of the outstanding loans in the categories of commercial, financial and agricultural, real estate-construction and real estate-mortgage, $11.6 million or 71.8% mature within one year and may be used to adjust for asset/liability management purposes. All loans in these categories maturing after one year have a fixed rate. Of the total loans outstanding at December 31, 1995, 66.1% may be repriced within one year due to either maturity or a variable rate arrangement.

     The table below shows the classification of loans by major category at December 31, 1995 and 1994. The second table depicts maturities of selected loan categories and the interest rate structure for such loans maturing after one year.



Distribution of Loans by Category
(In Thousands)


                                                December 31,
                                              1995        1994

Commercial, financial and agricultural      $ 3,376     $ 2,716
Real estate - construction                      285         523
Real estate - mortgage                       12,554      12,130
Consumer                                      3,709       3,856
Total Loans                                 $19,924     $19,225

Allowance for loan losses                       455         450

     Net Loans                              $19,469     $18,775

Selected Loans by Type and Maturity
(In Thousands)





                                      December 31, 1995
                                       Maturing

                                            After One
                              Within        But Within     After
                              One  Year     Five Years     Five Years     Total


Commercial, financial and
 agricultural                 $2,889        $   487        $    0         $ 3,376
Real estate - construction       241             44             0             285
Real estate - mortgage         8,515          2,584         1,455          12,554

Total                        $11,645         $3,115        $1,455         $16,215


Loans maturing after one year with:
Fixed interest rates                         $3,115        $1,455
Floating interest rates                           0             0
                                             $3,115        $1,455



     FMB's rollover/renewal policy consists of a reevaluation of maturing loans to determine whether such loans will be renewed (or rolled over) and, if so, at what amount, rate and maturity.

Investment Securities

     Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities requires that only debt securities as to which FMB has the positive intent and ability to hold to maturity be classified as to be held-to-maturity and reported at amortized cost; all other debt securities are reported at fair value. SFAS No. 115 further requires that unrealized gains and losses on securities classified as trading account assets be recognized in current operations. Securities not classified as to be held-to-maturity or trading are classified as available-for-sale and the related unrealized gains and losses are excluded from earnings and reported net of tax as a separate component of shareholders' equity until realized. FMB adopted SFAS No. 115 effective January 1, 1994, which resulted in a $107 thousand net unrealized loss as a separate component of shareholders equity.


     Investment securities not classified as available-for-sale or trading are carried at cost, adjusted for amortization of premiums and accretion of discounts. Premiums and discounts are amortized and accreted to operations using the level yield method, adjusted to prepayments as applicable. Management has the intent and FMB has the ability to hold these assets as long-term investments until their estimated maturities.

     Securities within the available-for-sale portfolio may be used as part of FMB's asset/liability strategy and may be sold in response to changes in interest rate risk, prepayment risk or similar economic factors. The specific identification method is used to compute gains or losses on the sale of these assets.

     The maturities and weighted average yields of investment securities and securities held for sale at December 31, 1995, are presented in the following table using the average stated contractual maturities. The average stated contractual maturities may differ from the average expected life because borrowers may have the right to call or prepay obligations. Taxable equivalent adjustments, using a 34 percent tax rate, have been made when calculating yields on tax-exempt obligations. For purposes of the following table, securities available for sale are shown at amortized cost.

Maturity Distribution of Investment Securities
(Dollars in Thousands)

                                    December 31, 1995 Maturity

                                                   After one but     After five but
                                 Within one        within            within ten       After
                                 year              five years        years            ten years         Total
                                 Amount   Yield    Amount   Yield    Amount   Yield   Amount   Yield    Amount   Yield


Securities held to maturity
  Obligations of U.S. Government
      Agencies                    $2,007  6.37%    $ 7,986  6.86%    $ 3,070  7.46%   $    0  0.00%    $13,063  6.97%
  Obligations of States and
      Political Subdivisions       3,232  4.21       5,636  4.79       3,504  4.96       310  5.85      12,682  4.71
Collateralized Mortgage Obligations  552  7.43       3,269  6.84       3,798  6.31     7,482  5.74      15,101  6.18
Mortgage-Backed Securities             0  0.00       1,501  6.41         741  9.49         0  0.00       2,242  7.43
Other                              3,807  4.83       4,070  6.22           0  0.00        84  4.08       7,961  5.53

Total securities held to maturity $9,598  5.15%    $22,462  6.19%    $11,113  5.75%   $7,876  5.72%    $51,049  5.97%

Securities available for sale:
  U.S. Treasury securities        $9,993  5.33%    $ 1,012  5.05%    $     0  0.00%   $    0  0.00%    $11,005  5.30%
  U.S. Government Agencies             0  0.00           0  0.00           0  0.00         0  0.00           0  0.00
  State and political subdivisions     0  0.00           0  0.00           0  0.00         0  0.00           0  0.00
  Other investments                    0  0.00           0  0.00           0  0.00         0  0.00           0  0.00

Total securities available
 for sale                         $9,993  5.33%    $ 1,012  5.05%    $     0  0.00%   $    0  0.00%    $11,005  5.30%

Total investments                $19,591  5.24%    $23,474  6.14%    $11,113  5.75%   $7,876  5.72%    $62,054  5.87%

Book Value of Available for Sale Securities
(In Thousands)
                                            December 31,
                                           1995         1994

U.S. Treasuries                          $11,005      $15,001


     *  FMB carries only U.S. Treasury Securities as Available for Sale.

Deposits and Short-Term Borrowings

     Between 1993 and 1995 FMB experienced growth in the categories of interest-bearing demand deposits and time deposits of 10.0% and 10.6% respectively. No growth occurred in non-interest bearing demand or in savings deposits. FMB has maintained a stable base of non-interest bearing demand deposits despite customer trends toward interest bearing deposits. In 1993, the average balance of non-interest bearing demand deposits was 18.9% of total average deposits and by 1995 this ratio had decreased slightly to 17.7%.


Average Deposits
(Dollars in Millions)

Average for the Year

                             1995                    1994                    1993
                     Average      Average    Average      Average    Average      Average
                     Amount       Rate       Amount       Rate       Amount       Rate
                     Outstanding  Paid       Outstanding  Paid       Outstanding  Paid


Non-interest bearing
 demand deposits       $13.8     N/A           $14.1      N/A          $14.0      N/A
Interest bearing
 demand deposits        26.4     2.71%          25.0      2.71%         24.0      2.71%
Savings deposits        10.7     2.95           12.3      2.95          11.5      2.95
Time deposits           27.2     5.14           25.2      3.75          24.6      3.34

Total average deposits $78.1                   $76.6                   $74.1




     The following table reflects maturities of time deposits of $100,000
or more at December 31, 1995.   Time deposits include both certificates of
deposit and time deposit open accounts.  Deposits of $6.0 million in this category represented 7.3% of total deposits at year-end 1995.  Management does not actively pursue these deposits as a means to fund interest earning assets, and as a result, rates paid on these deposits do not differ from rates paid on smaller denomination certificates of deposit.



Maturities of Time Deposits of $100,000 or More
(In Millions)

                           At December 31, 1995

Under                                 Over
3            3-6          3-12        12
Months       Months       Months      Months       Total
$4.3         $1.6         $.1         0            $6.0

     During the years 1993, 1994 and 1995, FMB had no short-term borrowing except that in 1994 a small amount of federal funds was purchased. The average federal funds purchased in 1994 was $4 thousand and the weighted average interest rate was 5.125%. FMB had no month-end balance of short-term borrowings in 1993, 1994 or 1995.

Asset/Liability Management

     Effective asset/liability management requires an analysis of liquidity and interest rate risk factors. Decisions relating to the structure of the balance sheet are made after management considers the impact on current and future liquidity needs as well as the effect on the interest rate sensitivity gap.

Liquidity

     Liquidity represents the ability of a bank to meet loan commitments as well as deposit withdrawals. Liquidity is derived from both the asset side and liability side of the balance sheet. On the asset side, liquidity is provided by marketable investment securities, maturing loans, federal funds sold and cash and cash equivalents. On the liability side, liquidity is provided by a stable base of core deposits. Additionally, FMB has federal funds lines of credit and Federal Reserve discount window operations available if needed.

Interest Rate Sensitivity

     By monitoring FMB's interest rate sensitivity, management attempts to maintain a desired balance between the growth of net interest revenue and the risks that might result from significant changes in interest rates in the market. One tool for measurement of this risk is gap analysis, whereby the repricing of assets and liabilities are matched across certain time frames. The interest sensitivity analysis presented in the table below is based on this type of gap analysis, which assumes that rates earned on interest earning assets and rates paid on interest bearing liabilities will move simultaneously in the same direction and to the same extent. However, the rates associated with these assets and liabilities actually change at different times and in varying amounts. Management must consider various interest rate scenarios in order to make the decisions which will maximize net interest revenue and maintain the desired range of interest rate risk.

     The Interest Sensitivity Analysis table below shows a cumulative one year net liability sensitive position of $11.6 million at December 31, 1995. This negative gap position implies that in a rising rate environment FMB would experience a narrowing of its net interest revenue as interest rates paid on liabilities would increase faster than rates earned on interest earning assets. Conversely, the table would indicate that in a falling rate environment, FMB would experience a widening of the net interest margin. However, included in the $52.6 million of rate sensitive liabilities are $9.9 million in savings accounts which, in management s opinion and based on experience, would not reprice in the same proportions as rate sensitive assets. For example, in the event that interest rates in the economy rise substantially over a short period of time, management would not expect a corresponding increase in rates paid on savings deposits. Thus, the impact of the negative gap on FMB s net interest margin would not be as great as the table might indicate.

Interest Sensitivity Analysis
(Dollars in Thousands)

                                   December 31, 1995

                               Interest Sensitive Within (Cumulative)    Non-Interest
                                                                         Sensitive
                               3 months  3-12 months   1-5 years         Within 5 years     Total

EARNING ASSETS
Loans                          $  9,786  $  13,206     $ 18,465          $ 1,504            $19,969
Less allowance for loan losses        0          0            0             (455)              (455)
Net loans                         9,786     13,206       18,465            1,049             19,514

Investment securities             6,755     20,872       44,257           17,791             62,048
Federal funds sold                6,975      6,975        6,975                0              6,975



Total earning assets           $ 23,516  $ 41,053      $ 69,697          $18,840            $88,537


INTEREST BEARING LIABILITIES
Interest bearing
 demand deposits               $ 27,649  $ 27,649      $ 27,649           $    0            $27,649
Savings deposits                  9,878     9,878         9,878                0              9,878
Large denomination time deposits  4,357     6,043         6,043                0              6,043
Other time deposits               2,116     9,056        21,602                0             21,602

Total interest bearing
 liabilities                   $ 44,000  $ 52,626      $ 65,172           $    0            $65,172

Interest sensitivity gap       $(20,484) $(11,573)     $  4,525
Earning assets/Interest bearing
liabilities                       53.45%    78.01%       106.94%
Interest sensitivity gap/Earning
assets                           -87.11%   -28.19%         6.49%

Capital Resources

     Shareholders' equity decreased $3.6 million from December 31, 1993, to December 31, 1994, a result of the purchase of $4.1 million of FMB stock in October, 1994, now held as treasury stock. At year-end 1995 shareholder s equity increased to $11.1 million from $10.0 million at year-end 1994.

     The Federal Reserve and the FDIC require that bank holding companies and banks have a minimum of Tier I capital equal to not less than 4% of risk adjusted assets and total capital equal to not less than 8% of risk adjusted assets. Tier I capital consists of common shareholders equity. Tier II capital includes reserves for loan losses up to 1.25% of risk adjusted assets. Tier I capital was $11.1 million at December 31, 1995, and total (Tier I plus Tier II) capital was $11.6 million at December 31, 1995. Tier I and total capital ratios were 17.09% and 17.79%, respectively at December 31, 1995. Both ratios were well above the regulatory minimums.

Risk-Based Capital
(Dollars in Thousands)

                                                   December 31,
                                             1995       1994       1993
Tier I capital
  Realized common shareholders' equity     $11,115    $10,273    $13,569
Tier II capital
  Allowable portion of the allowance for
     loan losses                               455        450        473

     Total capital (Tier I and Tier II)    $11,570    $10,723    $14,042

Risk-adjusted assets                       $65,027    $54,129    $57,051
Quarterly average assets                    91,939     86,258     88,768
Risk-adjusted capital ratios:
  Tier I capital                             17.09%     18.98%     23.78%
  Total capital (Tier I and Tier II)         17.79%     19.81%     24.61%

Minimum risk-based capital guidelines
   Tier I capital                             4.00%      4.00%      4.00%
   Total capital (Tier I and Tier II)         8.00%      8.00%      8.00%

Tier I leverage ratio                        12.09%     11.90%     15.29%


RESULTS OF OPERATIONS

Net Interest Revenue

     Net interest revenue, the difference between rates earned on assets and the rates paid on liabilities, is the largest component of a bank s earnings. Interest rates in general began to rise in 1994 and the average rate earned on loans and the average rate paid on interest bearing liabilities were higher than in 1993. However, maturities of several securities with high yields in 1993 and 1994 and their replacement with lower yielding securities caused the net yield on interest earning assets to decrease from 4.40% in 1993 to 3.95% in 1994. In 1995 the level of interest rates in the economy was higher, on the average, than in 1994. In 1995, FMB was able to more quickly reprice interest earning assets upward than interest bearing liabilities resulting in an improved net yield of 4.17% from 3.95% in 1994.

     Presented below is an analysis of net interest income, weighted average yields on earning assets and weighted average rates paid on interest bearing liabilities for the past three years. In order to facilitate comparisons, federally tax-exempt interest on obligations of state and local governments and on industrial revenue bonds has been reflected on a fully taxable equivalent basis, assuming a tax rate of 34%.

Net Interest Revenue
(Dollars in Thousands)

                                               1995                              1994                              1993

                                 Average      Average  Interest    Average   Average  Interest    Average      Average  Int.
                                 Amount       Rate/    Earned/     Amount    Rate/    Earned/     Amount       Rate/    Earned/
                                 Outstanding  Yield    Paid        Outstand  Yield    Paid        Outstanding  Yield    Paid
                                                                   ing
Interest earning assets
  Taxable securities             $48,148      5.96%    $2,869      $49,464      5.27%    $2,608      $49,845      5.99%    $2,987
  Non-taxable securities          10,696      4.65        497       11,805      4.82        569        9,540      5.29        505

  Total securities                58,844      5.72      3,366       61,269      5.19      3,177       59,385      5.88      3,492

  Loans(1)                        19,096     10.08      1,924       19,315      8.71      1,683       19,038      8.20      1,562
  Federal funds sold               6,594      5.81        383        5,094      3.89        198        4,919      3.03        149

  Total interest earning assets   84,534      6.71      5,673       85,678      5.90      5,058       83,342      6.24      5,203

Non-interest earning assets:
  Cash and due from banks          3,288                             3,125                             3,099
  Premises and equipment, net      1,066                               826                               865
  Other assets                     1,269                             1,328                             1,452
  Allowance for possible loan
   losses                           (451)                             (475)                             (470)

  Total                          $89,706                           $90,482                           $88,288

Interest bearing liabilities
  Interest bearing demand and
    savings deposits             $37,079      2.80      1,040      $37,377      2.81      1,053      $35,542      2.81      1,000
  Time deposits                   27,217      5.14      1,399       25,143      3.75        942       24,617      3.34        822

    Total interest bearing
     liabilities                  64,296      3.79      2,439       62,520      3.19      1,995       60,159      3.03      1,822

Non-interest bearing liabilities
  Demand deposits                 13,829                            14,100                            13,953
  Other                              836                               764                               758

Total non-interest bearing
 liabilities                      14,665                            14,864                            14,711

Shareholders' equity              10,745                            13,098                            13,418

  Total                          $89,706                           $90,482                           $88,288

      Net Interest Revenue                    2.92     $3,234                   2.71     $3,063                   3.21     $3,381

Net yield on interest earning assets          3.83                              3.58                              4.06
  Tax equivalent adjustment                   0.35                              0.37                              0.34

Net yield on interest earning assets
  (tax equivalent)                            4.17%                             3.95%                             4.40%

_______________________
     (1)  Loans classified as non-accruing are included in the average volume classification.  Loan fees  for all years shown are included in the interest amounts for loans.

     Loans as a percent of earning assets have remained low over the past several years as a result of lack of growth in the local economy, weak loan demand and intense competition from other financial institutions. Management of FMB believes the Merger will permit MCB to gain access to a larger and expanding market, reversing the decline in loan volume and thereby increasing loan income.

     The following table reflects the sources of interest income and expense between 1994 and 1993 and between 1995 and 1994. The variances resulting from changes in interest rates and the variances resulting from changes in volume are shown.

Analysis of Interest Increases (Decreases)
(In Thousands)

                       1995 Change From 1994     1994 Change From 1993

                                 Due to(1)                 Due to (1)
                       Amount  Volume   Rate     Amount   Volume   Rate

Interest Revenue
Taxable securities     $ 261   $ (77)   $338     $(379)   $ (20)   $(359)
Non-taxable securities  (114)    (85)    (29)      101      185      (84)

Total securities         147    (162)    309      (278)     165     (443)
Total loans              241     (22)    263       121       24       97
Federal funds sold       185      75     110        49        7       42

Total                    573    (109)    682      (108)     196     (304)


Interest Expense
Interest bearing demand
  and savings deposits   (13)     (8)     (5)       53       52        1
Other time deposits      457     100     357       120       19      101

Total                    444      92     352       173       71      102

Net interest revenue    $129   $(201)   $330     $(281)    $125    $(406)


     (1) The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amount of the change in each.

Provision for Loan Losses and Allowance for Loan Losses

     Throughout the year management estimates the likely level of future losses to determine whether the allowance for loan losses is adequate to absorb losses in the existing portfolio. The allowance for loan losses is a valuation allowance which quantifies this estimate. Management's judgment as to the amount of anticipated losses on existing loans involves the consideration of current and anticipated economic conditions and their potential effects on specific borrowers; results of examinations of the loan portfolio by regulatory agencies; and management's internal review of the loan portfolio. In determining the collectibility of certain loans, management also considers the fair value of any underlying collateral. The amounts ultimately realized may differ from the carrying value of these assets due to economic, operating or other conditions beyond FMB s control. Certain loans collateralized by real estate considered by management to be in-substance foreclosures are recorded at the lower of the recorded investment in the loan or the fair value of the underlying collateral.

     While it is possible that in particular periods FMB may sustain losses which are substantial relative to the allowance for loan losses, it is the judgment of management that the allowance for loan losses reflected in the consolidated statements of condition is adequate to absorb estimated losses which may exist in the current loan portfolio.

     Management reviews the loan portfolio and determines the adequacy of the allowance at each quarter end. Appropriate adjustments to the allowance are made through the provision for loan losses.

     The table below sets forth certain information with respect to FMB's average loans, allowance for loan losses, charge-offs and recoveries for the five years ended December 31, 1995.


Summary of Loan Loss Experience
(Dollars in Thousands)

                                     Year Ended December 31,
                                     1995      1994      1993      1992      1991

Allowance for loan losses-
  balance at beginning of period   $   450   $   473   $   465   $   383   $   300

Charge-offs:
   Commercial, financial
    and agricultural                    16         2        15         3         1
   Real estate - construction            0         0         0         1         0
   Real estate - mortgage               17        34        15        16        24
   Consumer                             11         6         4         5         8

Total charge-offs                       44        42        34        25        33

Recoveries:
  Commercial, financial
   and agricultural                     15         6        30         2         3
  Real estate - construction             0         0         0         0         0
  Real estate - mortgage                 1         1         2         3         4
  Consumer                              33        12        10        12         4

Total recoveries                        49        19        42        17        11

Net charge-offs (recoveries)            (5)       23        (8)        8        22

Addition to allowance charged to
  operating expense                      0         0         0        90       105

Allowance for loan losses-
  balance at end of period         $   455   $   450   $   473   $   465   $   383

Loans at end of period, net of
  unearned income                  $19,924   $19,225   $20,022   $19,745   $24,938
Ratio of ending allowance to
 ending loans                         2.28%     2.34%     2.36%     2.36%     1.54%
Average loans, net of
 unearned income                   $19,096   $19,315   $19,038   $19,943   $21,886
Ratio of net charge-offs
 to average loans                    -0.03%     0.12%    -0.04%     0.04%     0.10%


     No additions to the allowance for loan losses have been made since 1991 and 1992 when additions of $105 thousand and $90 thousand were made, respectively. The additions in 1991 and 1992 resulted from management s concerns about some large loans and general economic conditions in its market. At year-end 1995 the allowance was $455 thousand as compared to $450 thousand at year-end 1994 and $473 thousand at year-end 1993. The allowance at year-end 1995 to ending loans was 2.28%, little changed from 1992, 1993 and 1994. The allowance was considered adequate at December 31, 1995.

     FMB experienced net recoveries of $8 thousand in 1993 and $5 thousand in 1995. Net charge-offs in 1994 were $23 thousand. Management currently anticipates that 1996 total charge-offs for all categories, as a percent of average loans in these categories, will be approximately the same as in 1995. Management also anticipates that recoveries in the consumer category will be approximately $20 thousand lower than in 1995.

NON-PERFORMING ASSETS

     Non-performing assets are loans on a non-accrual basis, accruing loans 90 days or more past due, renegotiated loans and other real estate owned. FMB had no loans on non-accrual, renegotiated loans or other real estate owned as of year end 1993, 1994 and 1995. Accruing loans 90 days or more past due for the years 1993, 1994 and 1995 were $14 thousand, $6 thousand and $10 thousand, respectively.

     In accordance with regulatory standards, loans are classified as non-accrual when the collection of principal or interest is 90 days or more past due or when, in management's judgment, such principal or interest will not be collectible in the ordinary course of business, unless in the opinion of management the loan is both adequately secured and in the process of collection.

     Not included as non-performing assets are loans totaling $1.2 million at December 31, 1995 as to which management has concerns about the ability of the borrowers to comply with present repayment terms. These credits were considered in determining the adequacy of the allowance for possible loan losses and, while current, are regularly monitored for changes within a particular industry or general economic trends which could cause the borrowers severe financial difficulties. Management does not expect a loss in any of these loans.

Non-Interest Revenue and Non-Interest Expense

     Total non-interest revenue grew 8.8% from 1993 to 1995. FMB did not adjust its service charge schedule during the years shown, and the increase in service charges on deposit accounts in 1994 over 1993 and the decrease in 1995 from 1994 generally reflect changes in the number of and activity in transaction accounts. Included in other revenue in 1995 was a gain of approximately $30,000 realized from the sale of a branch building.




Non-Interest Revenue
(In Thousands)

                                      Year Ended December 31,
                                       1995    1994    1993

Service charges on deposit accounts    $399    $423    $398
Other revenue                           119      73      78

   Total                               $518    $496    $476


    Total non-interest expense in 1995 was $19 thousand lower than in 1993. In 1994, several long time employees of FMB retired, resulting in a $129 thousand decrease in salaries, pension and other employee benefits in 1994 compared to 1993. Increases in furniture and equipment expenses and in the other expense category in 1995 were related to technology upgrades.


Non-Interest Expense
(In Thousands)

                                        Year Ended December 31,
                                       1995      1994      1993

Salaries                              $  895    $  873    $  990
Pension and other employee benefits      196       203       215
        Net occupancy expenses           124       121       131
Furniture and equipment expenses          89        52        53
      Other expenses                     762       771       697
Total                                 $2,066    $2,020    $2,086



Income Taxes and Other Issues

     Income tax expense was $478,000 in 1995 compared to $403,000 and $499,000 respectively in 1994 and 1993.

     Because FMB's assets and liabilities are essentially monetary in nature, the effect of inflation on FMB sssets differs greatly from that of most commercial and industrial companies. Inflation can have an impact on the growth of total assets in the banking industry and the resulting need to increase capital at higher than normal rates in order to maintain an appropriate equity to assets ratio. Inflation also can have a significant effect on other expenses, which tend to rise during periods of general inflation. Management believes, however, that FMB s financial results are influenced more by its ability to react to changes in interest rates than by inflation.

     Except as discussed in this Management's Discussion and Analysis, management is not aware of trends, events or uncertainties that will have or that are reasonably likely to have a material effect on the liquidity, capital resources or operations of SAB. Management is not aware of any current recommendations by regulatory authorities which, if they were implemented, would have such an effect.


FMB FIRST SIX MONTHS 1996

Financial Condition

     Total assets at June 30, 1996, were $95.3 million compared to $94.9 million at December 31, 1995, and $89.5 million at June 30, 1995. The increase between June 30, 1995, and June 30, 1996, was caused primarily by a $4.9 million increase in demand deposits and a $1.3 million increase in time deposits. During the period loans increased $3.5 million and investment securities increased $2.5 million. Total shareholders' equity at June 30, 1996, was $11.7 million. This compares to shareholders' equity at December 31, 1995, of $11.1 million and at June 30, 1995, of $10.8 million. The increases for the periods reflect net income less dividends.

Results of Operations

     Net income for the first six months of 1996 was $609 thousand compared to $559 thousand for the same period in 1995. Interest income increased $183 thousand or 6.7% while interest expense increased $39 thousand, resulting in an increase in net interest income of $144 thousand.
Non-interest income decreased to $239 thousand in 1996 from $273 thousand in 1995. Non-interest expense increased $12 thousand or 1.14%.

Loan Loss Experience and Non-Performing Assets

     The allowance for loan losses at June 30, 1995, and at June 30, 1996, was, in management's opinion, adequate. Additions to the allowance through the provision are made after an analysis of the portfolio considering past experience, size of the portfolio and current economic conditions. A summary of the activity in the allowance for loan losses for the six month periods ending June 30, 1996, and June 30, 1995, are presented below:




 Summary of Loan Loss Experience
(In Thousands)

                                  Six Months Ended
                                       June 30,

                                    1996      1995

Allowance for loan losses-
 balance at beginning of period     $455      $450

     Total charge-offs                36        37

     Total recoveries                 16        35

     Addition to allowance charged
      to operating expense             0         0


Allowance for loan losses-
  balance at end of period          $435      $448






     At June 30, 1996, FMB had no accruing loans 90 days or more past due, loans on non-accrual, renegotiated loans or other real estate owned.




                             BUSINESS OF FMB

     FMB is a bank holding company registered under the BHCA. Through its bank subsidiary, MCB, FMB provides community banking services in Southwest Alabama. At June 30, 1996, FMB had total consolidated assets of approximately $95.3 million, total consolidated deposits of approximately $82.7 million and total consolidated shareholders' equity of approximately $11.7 million.

Bank Activities

     MCB's business consists of: (i) the acceptance of demand, savings and other time deposits; (ii) the making of loans to individuals, businesses and institutions; (iii) investment of excess funds in U.S. Treasury and agency obligations and state, county and municipal bonds and through the sale of Federal funds; and (iv) other miscellaneous financial services usually handled for customers by commercial banks. FMB offers, through MCB, commercial lending services, including lines of credit, revolving credits, term loans, real estate loans and other forms of secured financing. MCB also offers installment and other personal loans, home improvement loans, automobile loans, boat loans and other consumer financing, safe deposit services and mortgage loans. FMB extends credit to its customers located primarily within the market area of Monroe County. Although real estate is taken as collateral on the majority of the loans in its portfolio, real estate is generally a secondary source of repayment after the credit worthiness of the borrower. The broad base of borrowers and the diverse sources of income prevent any concentrations in any one borrower or industry. See "FMB's Management Discussion and Analysis" for a more complete discussion of FMB's business.

Certain Management Information

     Under the rules established by the Commission, FMB is required to provide certain information in regard to each director and executive officer who is or will be a director or executive officer of SAB after consummation of the Merger. As of the date of this Joint Proxy Statement, the following are directors or executive officers who have been identified as directors or executive officers of SAB: John B. Barnett, Jr., John B. Barnett, III and Haniel F. Croft.

     Mr. Barnett, Jr., age 78, is President of FMB and Vice Chairman of the Board of MCB. Mr. Barnett was employed by MCB in 1946 and served as its President until retirement in 1982. He remained as Chairman of the Board until 1994. He has been President of FMB since its formation in 1982. He will serve as a director of SAB. Mr. Barnett, Jr., is the father of Mr. Barnett, III.

     Mr. Barnett, III, age 44, is Chairman of the Board of MCB and Vice President of FMB. Mr. Barnett is a partner in the firm of Barnett, Bugg & Lee, Attorneys at Law, in Monroeville. He was elected Chairman of the Board of MCB in 1994. He will be Executive Vice President of SAB and a member of the Board of SAB. Mr. Barnett is the son of Mr. Barnett, Jr.

     Mr. Croft, age 56, is Vice President of FMB and President and Chief Executive Officer of the Monroe County Bank. Mr. Croft has been employed by MCB since 1970, has been President since 1979 and President and Chief Executive Officer since 1988. He has been Vice President of FMB since its formation in 1982. He will serve as a director of SAB.

     The table below sets forth certain elements of compensation for Mr.
Haniel F. Croft for the periods
indicated:

                            SUMMARY COMPENSATION TABLE

                             Annual Compensation

Name and
Principal Position      Year    Salary  Bonus All Other Compensation ($)(*)

Haniel F. Croft        1995  $116,000   $ 2,542      $7,736
President & Chief      1994   109,850         0       7,364
Executive Officer      1993   100,002         0       5,187



     *  Represents employer contributions under the Monroe County Bank
Employees Profit Sharing Plan.

In addition to the foregoing, MCB maintains a noncontributory, tax-qualified benefit pension plan (the "Pension Plan") covering eligible employees of The Monroe County Bank. Those employees who have completed (or are expected to complete) 1,000 hours of service in their first year of employment, or in any later calendar year, are eligible to participate in the plan.

                                 PENSION PLAN TABLE



Remuneration                  Years of Service
                  15        20        25        30        35

$ 10,000       $ 2,175   $ 2,800   $ 3,625   $ 4,360   $ 5,075
  20,000         4,350     5,800     7,250     8,700    10,150
  30,000         8,525     8,700    10,875    13,050    15,225
  40,000         8,700    11,600    14,500    17,400    20,300
  50,000         8,875    14,500    18,125    21,750    25,375
  60,000        13,050    17,400    21,750    26,100    30,450
  70,000        15,226    20,300    25,375    30,450    35,525
  80,000        17,400    23,200    29,000    34,800    40,600
  90,000        19,575    26,100    32,625    39,150    45,875
 100,000        21,750    29,000    38,250    43,500    50,750
 110,000        23,925    31,900    39,875    47,850    55,825
 120,000        26,100    34,800    43,500    52,200    60,900
 130,000        28,275    37,700    47,125    58,550    65,975
 140,000        30,450    40,600    50,750    80,900    71,050

     During 1995, annual benefits under the Pension Plan were based upon
the employee s years of service and final average earnings.   Final average
earnings for this purpose means the average of earnings for the five consecutive calendar years out of the last ten years of employment in which a participant had the highest earnings. For the purposes of the Pension Plan, earnings means basic pay excluding any bonuses, commissions, overtime, or other special compensation, plus Section 125 salary reductions. The table sets forth, in straight life annuity amounts, the estimated annual benefits payable upon retirement to persons in the specified compensation and years of service classifications under the present provisions of the Pension Plan. As of December 31, 1995, Mr. Croft was credited with 26 years of service.

FMB Security Ownership

     The table below sets forth: (i) the name and address of each shareholder known by FMB to be the beneficial owner of more than five percent of the outstanding shares of FMB Common Stock as of the Record
Date; (ii) the number of shares so owned; (iii) the percent of the total outstanding shares of FMB Common Stock so owned; (iv) the name of each director of FMB (and all directors and executive officers as a group); (v) the number of shares of FMB Common Stock they beneficially owned as of the Record Date; and (vi) the percent of the total outstanding shares of FMB
Common Stock so owned.



PRINCIPAL SHAREHOLDERS

Name and Address              Shares Owned(1)     Percent Owned

John B. Barnett, Jr.                 1,767(2)        14.8%
Post Office Box 806
Monroeville, Alabama 36461

John B. Barnett, III                 1,690(3)        14.3%
Post Office Box 278
Monroeville, Alabama 36461

Barbara Lazenby Barnett (4)            851            7.2%
1245 Blueberry Trail
Decatur, Georgia 30033

JoAnn J. Harris                        653            5.5%
5209 Westwood Drive
Bethesda, MD 20816

Nellie N. Jackson                      653            5.5%
406 Saint Asaph St. N
Alexandria, VA 22314

Estate of Samuel G. Lowrey, Deceased   805            6.8%
4000 Fieldcrest Dr., Apt. 108, Box 7
Montgomery, Alabama 36611

Anne B. Zimmerman (4)(5)             1,006            8.5%
4765 Lafayette Avenue N.W.
Atlanta, Georgia 30327





DIRECTORS

Name                         Shares Owned(1)     Percent Owned

John B. Barnett, Jr.            1,767(2)           14.8%
John B. Barnett, III            1,690(3)           14.3%
Haniel F. Croft                    16                 *
Sloan R. Fountain, Jr.              8                 *
Karl Mims Lazenby                  79                 *
Alice F. Lee                      112                 *
Dr. Edwin C. Lee, Jr.               8(6)              *
John T. Lee, III                   10                 *
Dr. Lloyd T. McCall, Jr.           40                 *
J. C. Niehuss                       8                 *
Dr. R. A. Smith, Jr.               72                 *
Joe R. Whatley                      8                 *
Directors and Officers as a
 Group (12 persons)             3,818              32.3%

     *  Less than 1 percent.

(1) Based on information furnished by the respective individuals. Under applicable regulations, shares are deemed to be beneficially owned by a person if he directly or indirectly has or shares the power to vote or to dispose or direct the disposition of the shares, whether or not he has any economic interest in the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

(2) Includes 677 shares held by Mr. Barnett's spouse. Also includes 399 shares owned by Mr. Barnett and Frances B. Turner as Trusete under the Will of J. B. Barnett, deceased. Mr. Barnett disclaims beneficial ownership of these shares.

(3) Includes 50 shares held by Mr. Barnett's spouse. Mr. Barnett disclaims beneficial ownerhsip of these shares. Also includes 96 shares in each of the following trusts: Courtney Clark Barnett Irrevocable Trust;
     John Bigham Barnett, IV Irrevocable Trust; Mallory Hayles Barnett
Irrevocable Trust.  Also includes 767 shares held in the Annie Maud Barnett
Grantor Retained Annuity Trust, which will expire on December 3, 1996, at which time the shares will be divided equally between Mr. Barnett, Anne B.
Zimmerman, and Barbara L. Barnett.

(4)  Barbara L. Barnett and Anne B. Zimmerman are daughters of John B.
Barnett, Jr., and sisters to John B. Barnett, III.

(5) Includes 75 shares owned by Mrs. Zimmerman as custodian under the U/G/M/A for Elizabeth Spencer Zimmerman; 75 shares owned by Mrs. Zimmerman as custodian under U/G/M/A for Katherine Barnett Zimmerman; 21 shares owned by Charles Spencer Zimmerman, Mrs. Zimmerman's spouse. Mrs. Zimmerman disclaims beneficial ownership of these shares.

(6) Includes 25 shares held jointly by Mr. Lazenby and his spouse. Also includes 30 shares held by the estate of Susye M. Lazenby, Mr. Lazenby s deceased mother.

                  SUPERVISION, REGULATION, AND EFFECTS OF
                            GOVERNMENTAL POLICY

     Bank holding companies and banks are extensively regulated under both federal and state law. The following is a brief summary of certain statutes, rules, and regulations affecting SAB, FMB and their respective subsidiaries. This summary is qualified in its entirety by reference to the particular statutory and regulatory provisions referred to below and is not intended to be an exhaustive description of the statutes or regulations applicable to the business of SAB, FMB or their respective subsidiaries. Supervision, regulation and examination of banking institutions by the regulatory agencies are intended primarily for the protection of depositors, rather than shareholders.

Bank Holding Company Regulation

     SAB and FMB are bank holding companies under the BHCA and are registered with, and subject to supervision by, the Federal Reserve. As bank holding companies, SAB and FMB are both required to file periodic reports and such additional information as the Federal Reserve may require pursuant to the BHCA. The Federal Reserve may also examine SAB, FMB and each of their respective subsidiaries.

     The BHCA requires prior Federal Reserve approval for, among other things, the acquisition by a bank holding company of direct or indirect ownership or control of more than five percent of the voting shares of substantially all of the assets of any bank, and for a merger or consolidation of a bank holding company with another bank holding company. With certain exceptions, the BHCA prohibits a bank holding company from acquiring direct or indirect ownership or control of any voting shares of any company which is not a bank or bank holding company and from engaging directly or indirectly in any activity other than banking or managing or controlling banks or performing services for authorized subsidiaries. A bank holding company may, however, engage in or acquire an interest in a company that engages in activities which the Federal Reserve has determined by order or regulation to be so closely related to banking or managing or controlling banks as to be properly incident thereto. Such permitted activities include acting as fiduciary or investment or financial advisor, selling or underwriting insurance coverage directly related to extensions of credit, and the leasing of real and personal property.

     Under Federal Reserve policy, SAB and FMB are expected to act as a source of financial strength to, and commit resources to support, each of their respective subsidiary banks. This support may be required at times when, absent such Federal Reserve policy, SAB and FMB would not be inclined to provide it. In addition, any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

     Under the Federal Deposit Insurance Act, as amended ( the FDIA ), insured depository institutions can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with
(i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution in danger in default. Default is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

     The Federal Reserve has adopted capital adequacy guidelines applicable to bank holding companies (see "Capital Adequacy" below). Federal Reserve policy requires a bank holding company to act as a source of financial strength to each of its bank subsidiaries and to commit resources to support each of its subsidiaries. Such policy also requires a bank holding company to take measures to preserve and protect bank subsidiaries in situations where additional investments in a troubled bank may not otherwise be warranted. As a result, a bank holding company may be required to lend money to its subsidiaries in the form of capital notes or other instruments which qualify as capital for regulatory purposes. In addition, where a bank holding company has more than one subsidiary depository institution, the holding company's other subsidiary depository institutions are responsible under a cross-guarantee for any losses to the FDIC as a result of the failure of a subsidiary depository institution. Often, bank holding companies will obtain the funds to provide such companies subsidiary banks. However, any loans from the holding company to such subsidiary banks will likely be unsecured and will be subordinated to such banks' depositors and perhaps to other creditors. (See "Recent Legislative and Regulatory Developments" below.)

     The FDIC is authorized to raise insurance premiums in certain circumstances. Any increase in premiums would have an adverse effect on SAB s and FMB s earnings.

     Under the FDIA, insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by a federal bank's regulatory agency.

     The Federal Reserve has the right to prevent the continuance or development of unsafe or unsound banking practices or other violations of law and to take certain remedial action. In particular, the Federal Reserve has the power to order a holding company or its subsidiaries to terminate any activity or terminate its ownership or control of any subsidiary, despite prior approval of such activity or such ownership or control, when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness or stability of any bank subsidiary of that bank holding company.

     In addition to the impact of regulation, commercial banks generally are affected significantly by the actions of the Federal Reserve in its attempt to control the money supply and credit availability in order to influence the economy.

Bank Regulation

     BOM, an Alabama banking corporation, is a wholly owned subsidiary of SAB, operating under the Alabama Banking Code. MCB, an Alabama banking corporation, is a wholly owned subsidiary of FMB, operating under the Alabama Banking Code. BOM and MCB are subject to regulation, supervision and examination by the Superintendent of Banks of the State of Alabama. In addition, deposits of BOM and MCB are insured by the FDIC up to the maximum amount permitted by law, and BOM and MCB are therefore subject to regulation, supervision and examination by the FDIC. FNBB, a national banking association, is a wholly owned subsidiary of SAB and is subject to regulation, supervision and examination by the Office of the Comptroller of the Currency (the Comptroller ). MCB is a member of the Federal Reserve System and is subject to regulation, supervision and examination by the Federal Reserve.

     SAB and FMB are legal entities separate and distinct from their respective subsidiary banks. Various legal limitations restrict the subsidiary banks from lending or otherwise supplying funds to SAB, FMB or any nonbank subsidiaries of SAB or FMB (each an "affiliate"), generally limiting such transactions with the affiliate to 10% of the bank's capital and surplus and limiting all such transactions to 20% of the bank's capital and surplus. Such transactions, including extensions of credit, sales of securities or assets and provision of services, also must be on terms and conditions consistent with safe and sound banking practices, including credit standards, that are substantially the same or at least as favorable to the bank as those prevailing at the time for transactions with unaffiliated companies.

     Federal and state banking laws and regulations govern all areas of the operation of SAB's and FMB's respective subsidiary banks, including reserves, loans, mortgages, capital, issuance of securities, payment of dividends and establishment of branches. Federal and state bank regulatory agencies also have the general authority to limit the dividends paid by insured banks and bank holding companies if such payments should be deemed to constitute an unsafe and unsound practice. The respective primary federal regulators of SAB's and FMB's respective subsidiary banks have authority to impose penalties, initiate civil and administrative actions and take other steps intended to prevent the banks from engaging in unsafe or unsound practices.

     Federally insured banks are subject, with certain exceptions, to certain restrictions on extensions of credit to their parent holding companies or other affiliates, on investments in the stock or other securities of affiliates and on the taking of such stock or securities as collateral from any borrower. In addition, such banks are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit or the providing of any property or service.

     Banks are also subject to the provisions of the Community Reinvestment Act of 1977, which requires the appropriate federal bank regulatory agency, in connection with its regular examination of a bank, to assess the bank's record in meeting the credit needs of the community serviced by the bank, including low and moderate income neighborhoods. The regulatory agency's assessment of the bank's record is made available to the public. Further, such assessment is required of any bank which has applied, among other things, to establish a new branch office that will accept deposits, relocate an existing office or merge or consolidate with, or acquire the assets or assume the liabilities of, a federally regulated financial institution.

     Dividends from its subsidiary banks constitute the major source of funds for dividends to be paid by SAB and FMB. The amount of dividends payable by the subsidiary banks to SAB and FMB depends upon the banks' earnings and capital position, and is limited by federal and state laws, regulations and policies. In the case of national bank subsidiaries (such as FNBB), such banks are subject with respect to the payment of dividends to the regulations of the Comptroller. In the case of state non-member bank subsidiaries (such as BOM), such banks are subject to the laws of the states under which such banks are chartered. As a member of the Federal Reserve System, MCB's dividends are also subject to regulation by the Federal Reserve. At June 30, 1996, the subsidiary banks of SAB had $4.6 million of undivided profits legally available for the payment of dividends and MCB had $10.9 million of undivided profits available for payment of dividends but subject to restrictions as described below. However, the amount of dividends actually paid during any one period is strongly affected by SAB's and FMB's management policy of maintaining strong capital positions in SAB's and FMB's respective subsidiary banks. Federal law further provides that no insured depository institution may make any capital distribution (which would include a cash dividend) if, after making the distribution, the institution would not satisfy one or more of its minimum capital requirements. Moreover, the federal bank regulatory agencies also have the general authority to limit the dividends paid by insured banks if such payments should be deemed to constitute an unsafe and unsound practice.

     In October 1994, FMB purchased $4.1 million in FMB Common Stock, which it holds as treasury stock. In order to fund this purchase, MCB declared and paid to its parent, FMB a dividend of $4.1 million. The Banking
Laws of Alabama state that the prior written approval of the State Superintendent of Banks must be obtained before declaring in any calendar year dividends which exceed the total of the bank s net earnings of that year combined with the bank s retained earnings of the preceding two years, less any required transfer to surplus. As a result of the treasury stock transaction, MCB, in order to pay dividends to its parent company, must seek the approval of the State Superintendent of Banks prior to declaring a dividend.

     Under Alabama law, a bank may not pay a dividend in excess of 90% of its net earnings until the bank s surplus is equal to at least 25% of capital (which BOM's and MCB's surpluses were as of June 30, 1996). BOM and MCB are also required by Alabama law to obtain the proper approval of the superintendent of the Alabama Banking Department for the payment of dividends if the total of all dividends declared by the bank in any calendar year will exceed the total of the bank's net earnings (as defined by statute) for that year combined with its retained net earnings for the preceding two years, less any required transfers to surplus. Also, no dividends may be paid from surplus without the prior written approval of the superintendent.

     Furthermore, if, in the opinion of the appropriate federal bank regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. The Federal Reserve has indicated that paying dividends that deplete a bank s capital base to an inadequate level would be an unsafe and unsound banking practice. In addition, under the FDIA, an insured bank may not pay any dividend if it is undercapitalized or if payment would cause it to become undercapitalized. Moreover, the Federal Reserve has issued a policy statement that provides that bank holding companies and state member banks should generally only pay dividends out of current operating earnings.

Capital Adequacy

     SAB, FMB and their respective subsidiary banks are required to comply with the applicable capital adequacy standards established by the Federal Reserve, the Comptroller and the FDIC. Currently, there are two basic measures of capital adequacy: a "risk-based" measure and a "leverage" measure. All applicable capital standards must be satisfied for an institution to be considered in compliance.

     The capital-based prompt correction action provisions of the FDIA and the implementing regulations apply to FDIC-insured depository institutions and are not directly applicable to holding companies that control such institutions. However, the Federal Reserve has indicated that, in regulating bank holding companies, it will take appropriate action at the holding company level based on an assessment of the effectiveness of supervisory actions imposed upon subsidiary depository institutions pursuant to such provisions and regulations. Although the capital categories defined under the prompt corrective action regulations are not directly applicable to SAB or FMB under existing law and regulations, if SAB or FMB were placed in a capital category, then SAB or FMB would qualify as well-capitalized as of June 30, 1996.

     The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

     The minimum standards for the ratio of capital to risk-weighted assets (including certain off-balance sheet obligations, such as standby letters of credit) is 8%. At least 50% of that capital level must consist of common equity, retained earnings and, within limitations, perpetual preferred stock, less goodwill and certain other intangibles ("Tier 1 capital"). The remainder ("Tier 2 capital") may consist of a limited amount of other preferred stock, mandatory convertible securities, subordinated debt and a limited amount of loan loss reserves. The sum of Tier 1 capital and Tier 2 capital is "total risk-based capital." The Federal Reserve, the Comptroller and the FDIC have proposed to add an interest rate risk component to their existing risk-based capital requirements.

     In 1992, the Federal Reserve issued an interpretive release with respect to the classification by bank holding companies of certain subordinated debt as Tier 2 capital. Previously issued subordinated debt that does not meet all of the requirements set forth in the release will be considered on a case-by-case basis to determine whether such debt qualifies as Tier 2 capital. The release states that as a general rule, previously issued debt may qualify as Tier 2 capital as long as the non-qualifying provisions of such debt: (i) have been commonly used by banking organizations; (ii) do not provide an unreasonably high degree of protection to the holder in cases not involving bankruptcy or receivership; and (iii) do not effectively allow the holder to stand ahead of the general creditors of the financial institution in cases of bankruptcy or receivership.

     The Federal Reserve, the Comptroller and the FDIC also have adopted regulations which supplement the risk-based guidelines to include a minimum leverage ratio of 3% Tier 1 capital to total assets less goodwill (the "leverage ratio"). Such agencies have emphasized that the 3% leverage ratio constitutes a minimum requirement for well-run banking organizations having diversified risk including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings and a composite regulatory rating of 1 under the regulatory rating system for banks. Banking organizations experiencing or anticipating significant growth, as well as those organizations which do not satisfy the criteria described above, will be required to maintain a minimum leverage ratio ranging generally from 4% to 5%.

     Bank regulators continue to indicate their desire to raise capital requirements applicable to the banking industry beyond current levels. However, neither SAB nor FMB is able to predict whether or when higher capital requirements might be imposed.

     Any institution which fails to maintain minimum capital requirements may be subject to a capital directive which is enforceable in the same manner and to the same extent as a final cease and desist order, and must submit a capital plan within 60 days to the FDIC. If the leverage ratio should fall to 2% or less, the institution may be deemed to be operating in an unsafe or unsound condition, allowing the FDIC to take various enforcement actions, including possible termination of insurance or placing the institution into receivership.

     The following tables present the regulatory capital position at June
30, 1996, for each of SAB, BOM,
FNBB, FMB and MCB:




                                   SAB       BOM       FNBB     FMB      MCB
Tier I Capital
  Common shareholders' equity   $ 28,875  $ 13,537  $ 14,384  $11,733  $11,731
  Disallowed portion                 302       221        81       10       10
  Tier I Capital                  29,177    13,758    14,465   11,743   11,741
Tier II Capital
  Allowable portion of the
   allowance for loan losses       1,957     1,250       707      435      435

  Total Capital (Tier I
   and Tier II)                 $ 31,134  $ 15,008  $ 15,172  $12,178  $12,176

Risk-adjusted assets            $244,180  $142,397  $101,092  $61,085  $61,085

Quarterly average assets        $240,084  $135,785  $103,608  $91,796  $91,796

Tier I capital                     11.95%     9.66%    14.31%   19.22%   19.22%
Tier II capital                    12.75%    10.54%    15.01%   19.94%   19.93%
Leverage Ratio                     12.15%    10.13%    13.96%   12.79%   12.79%

     The FDIC has adopted regulations under the FDIA governing the receipt of brokered deposits. Under the regulations, an FDIC-insured depository institution cannot accept, roll over or renew brokered deposits unless (i) it is well capitalized or (ii) it is adequately capitalized and received a waiver from the FDIC. A depository institution that cannot receive brokered deposits also cannot offer pass-through insurance on certain employee benefit accounts. Whether or not it has obtained such a waiver, a depository institution that is not well-capitalized may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates specified by regulation. There are no such restrictions on a depository institution that is well capitalized. Because BOM and MCB were well capitalized as of June 30, 1996, SAB and FMB believe that brokered deposits regulation will have no material effect on the funding liquidity of BOM and MCB.

Recent Legislative and Regulatory Developments

     With the enactment of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") and the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), Congress enacted comprehensive legislation affecting the commercial banking and thrift industries. FIRREA, among other things, abolished the Federal Savings and Loan Insurance Corporation and established two new insurance funds under the jurisdiction of the FDIC: BIF, which insures most commercial banks, and the Savings Association Insurance Fund, which insures most thrift institutions. In addition to effecting far-reaching restructuring of the thrift industry, FIRREA provided for a phased-in increase in the rate of annual insurance assessments paid by insured depository
institutions.   FDICIA provided increased funding for the BIF and expanded regulation of depository institutions and their affiliates, including parent holding companies. A significant portion of the additional BIF funding has been in the form of borrowings to be repaid by insurance premiums assessed on BIF members. These premium increases were in addition to the increase in deposit premiums made during 1991. FDICIA provides for an increase in the BIF's ratio of reserves to insured deposits to 1.25% within the next 15 years, which was attained within the past year, resulting in a reduction in current premiums. FDICIA provides authority for special assessments against insured deposits and for the development of a system of assessing deposit insurance premiums based upon the institution's risk.

     In September 1992, the FDIC adopted a new transitional risk-based premium schedule which increases the assessment rates for depository institutions. Each financial institution is assigned to one of three capital groups--well capitalized, adequately capitalized or undercapitalized, as defined in the regulations implementing the prompt corrective action provisions of FDICIA described below--and further assigned to one of three subgroups within a capital group on the basis of supervisory evaluation by the institution's primary federal and, if applicable, state supervisors and other information relevant to the institution's financial condition and the risk posed to the applicable insurance fund. The actual assessment rate applicable to a particular institution depends upon the risk assessment classification so assigned to the institution by the FDIC.

     Among other things, FDICIA requires the federal banking agencies to take "prompt corrective action" in respect of banks that do not meet minimum capital requirements. The five capital tiers established by the FDICIA and the banking regulators' minimum requirements for each are summarized as follows:

                                Total Risk-Based    Tier I Risk      Leverage
                                Capital Ratio       Capital Ratio    Ratio

Well capitalized                10% or above        6% or above      5% or above
Adequately capitalized          8% or above         4% or above      4% or above
Undercapitalized                Less than 8%        Less than 4%     Less than 4%
Significantly undercapitalized  Less than 6%        Less than 3%     Less than 3%
Critically undercapitalized                                          2% or less

     An institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

     If a depository institution should fail to meet regulatory capital requirements, regulatory agencies can require submission and funding of a capital restoration plan by the institution, place limits on its activities, require the raising of additional capital and, ultimately, require the appointment of a conservator or receiver for the institution. The Federal Reserve and the other federal depository institution regulatory agencies have recently adopted regulations to implement the FDICIA "prompt corrective action" requirements. Under FDICIA, a bank holding company must guarantee that a subsidiary bank will meet its capital restoration plan, subject to certain limitations. The obligation of a controlling bank holding company under FDICIA to fund a capital restoration plan is limited to the lesser of 5% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. If the controlling bank holding company should fail to fulfill its obligations under FDICIA and files (or has filed against it) a petition under the federal Bankruptcy Code, the FDIC's claim may be entitled to a priority in such bankruptcy proceeding over third-party creditors of the bank holding company.

     Undercapitalized depository institutions may be subject to growth limitations and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions, is likely to succeed in restoring the depository institution's capital and is guaranteed by the parent holding company. If a depository institution should fail to submit an acceptable plan, it will be treated as if it were significantly undercapitalized.

     Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized and requirements to reduce total assets and to cease receiving deposits from correspondent banks. Critically undercapitalized institutions are subject to appointment of a receiver or conservator. An institution that is not well capitalized is generally prohibited from accepting brokered deposits and offering interest rates on deposits higher than the prevailing rate in its market. In addition, "pass-through" insurance coverage may not be available for certain employee benefit accounts.

     An insured depository institution may not pay management fees to any person having control of the institution nor may an institution, except under certain circumstances and with prior regulatory approval, make any capital distribution if, after making such payment or distribution, the institution would be undercapitalized. FDICIA imposes new restrictions upon the acceptance of brokered deposits by insured depository institutions and contains a number of consumer banking provisions, including disclosure requirements and substantive contractual limitations with respect to deposit accounts.

     FDICIA contains numerous other provisions, including new reporting requirements, termination of the "too big to fail" doctrine except in special clearly-defined cases, limitations on the FDIC's payment of deposits at foreign branches and revised regulatory standards for, among other things, real estate lending and capital adequacy.

     FDICIA provides that, in the event of the liquidation or other resolution of an insured depository institution, the claims of depositors of such institution (including claims by the FDIC as receiver) would be afforded a priority over other general unsecured claims against the institution. If an insured depository institution fails, insured and uninsured depositors, along with the FDIC, will be placed ahead of unsecured, nondeposit creditors, including a parent holding company such as SAB or FMB, in order of priority of payment.

Effects of Governmental Policies

     Many FDICIA provisions did not become effective until December 1992. In addition, many provisions will be implemented through adoption of regulations that have been or will be proposed by the various federal banking agencies. Accordingly, the full effect on SAB, FMB and their respective subsidiary banks cannot be assessed at this time.

     Because of concerns relating to the competitiveness and the safety and soundness of the industry, the Congress is considering, even after the enactment of FIRREA and FDICIA, a number of wide-ranging proposals for altering the structure, regulation and competitive relationships of the nation's financial institutions. Among such bills are proposals to prohibit banks and bank holding companies from conducting certain types of activities, to subject banks to increased disclosure and reporting requirements, to alter the statutory separation of commercial and investment banking and to further expand the powers of banks, bank holding companies and competitors of banks. It cannot be predicted whether or in what form any of these proposals will be adopted or the extent to which the business of SAB, FMB or their respective subsidiaries may be affected thereby.

     The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "IBBEA") authorized interstate acquisitions of banks and bank holding companies without geographic limitations beginning September 29, 1995. In addition, beginning June 1, 1997, the IBBEA authorizes a bank to merge with a bank in another state as long as neither of the states has opted out of interstate branching by May 31, 1997. A bank may establish and operate a de novo branch in a state in which the bank does not maintain a branch if that state expressly permits de novo branching. Once a bank has established branches in a state through an interstate merger transaction, the bank may establish and acquire additional branches at any location in the state where any bank involved in the interstate merger transaction could have established or acquired branches under applicable Federal or state law. A bank that has established a branch in a state through de novo branching may establish and acquire additional branches in such state in the same manner and to the same extent as a bank having a branch in such state as a result of an interstate merger. If a state opts out of interstate branching within the specific time period, no bank in any other state may establish a branch in the opting out state, whether through an acquisition or de novo. The State of Alabama has opted in with respect to interstate branching effective on or before June 1, 1997.

                              LEGAL MATTERS

     The legality of the SAB Common Stock to be issued in the Merger will be passed upon by Hand Arendall, L.L.C., Mobile, Alabama ("Hand
Arendall"). Members of Hand Arendall own beneficially approximately 110,850 hares of the outstanding SAB Common Stock, and Stephen G. Crawford, a Member, is a director of SAB. During 1995, SAB and BOM paid fees aggregating approximately $79,500 to Hand Arendall for legal services.

     Certain legal matters in connection with the Merger will be passed upon for FMB by Maynard, Cooper & Gale, P.C., Birmingham, Alabama ("Maynard Cooper").

     Each of Hand Arendall and Maynard Cooper has rendered opinions with respect to the federal tax consequences of the Merger. See "The Merger Certain Federal Income Tax Consequences."


                                 EXPERTS

     The Consolidated Financial Statements of South Alabama Bancorporation, Inc. as of December 31, 1995 and for the year ended December 31, 1995, incorporated by reference in this Joint Proxy Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said reports. The Consolidated Financial Statements incorporated by reference from the annual report on Form 10-K of South Alabama Bancorporation, Inc., as of December 31, 1994, and for the two years ended December 31, 1994, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The Consolidated Financial Statement included in this Joint Proxy Statement of First Monco Bancshares, Inc. and subsidiary as of December 31, 1995 and 1994 and for each of the two years ended December 31, 1995, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is included herein and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The Consolidated Financial Statements of First Monco Bancshares, Inc., and subsidiary as of December 31, 1993, and for the year ended December 31, 1993, included herein and elsewhere in this Registration Statement have been included herein and in the Registration Statement in reliance upon the report of McKean & Associates, certified public accountants, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.

                           SHAREHOLDER PROPOSALS

     Shareholder proposals intended to be submitted for consideration at the 1997 annual meeting of the shareholders of SAB must be submitted in writing to and received by the Secretary of SAB not later than December
6, 1996, to be included in SAB's proxy statement and form of proxy relating to that meeting.


                                                               Appendix A











                       AGREEMENT AND PLAN OF MERGER

                             BY AND BETWEEN

                      FIRST MONCO BANCSHARES, INC.

                                   AND

                   SOUTH ALABAMA BANCORPORATION, INC.


                               Dated as of
                              May 31, 1996

                      As Amended and Restated as of

                             August 21, 1996



                             TABLE OF CONTENTS
                                                                       Page

AGREEMENT AND PLAN OF MERGER
Preamble . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1

ARTICLE ONE TRANSACTIONS AND TERMS OF MERGER

1.1
Merger
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
1.2  Time and Place of Closing . . . . . . . . . . . . . . . . . . . . . .1
1.3  Effective Time. . . . . . . . . . . . . . . . . . . . . . . . . . .1-2

ARTICLE TWO TERMS OF MERGER

2.1  Certificate of Incorporation. . . . . . . . . . . . . . . . . . . . .2
2.2  Bylaws. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
2.3  Directors and Officers. . . . . . . . . . . . . . . . . . . . . . . .2

ARTICLE THREE MANNER OF CONVERTING SHARES

3.1  Conversion of Shares. . . . . . . . . . . . . . . . . . . . . . . .2-3
3.2  Anti-Dilution Provisions. . . . . . . . . . . . . . . . . . . . . . .3
3.3  Shares Held by FMB or SAB . . . . . . . . . . . . . . . . . . . . . .3
3.4  Dissenting Stockholders . . . . . . . . . . . . . . . . . . . . . . .3
3.5  Fractional Shares . . . . . . . . . . . . . . . . . . . . . . . . . .3

ARTICLE FOUR EXCHANGE OF SHARES

4.1  Exchange Procedures . . . . . . . . . . . . . . . . . . . . . . . . .4
4.2  Rights of Former FMB Stockholders . . . . . . . . . . . . . . . . . .4

ARTICLE FIVE REPRESENTATIONS AND WARRANTIES OF FMB

5.1  Organization, Standing, and Power . . . . . . . . . . . . . . . . . .5
5.2  Authority; No Breach by Agreement . . . . . . . . . . . . . . . . . .5
5.3  Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
5.4  FMB Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . .6
5.5  Financial Statements. . . . . . . . . . . . . . . . . . . . . . . .6-7
5.6  Absence of Undisclosed Liabilities. . . . . . . . . . . . . . . . . .7
5.7  Absence of Certain Changes or Events. . . . . . . . . . . . . . . . .7
5.8  Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
5.9  Allowance for Possible Loan Losses. . . . . . . . . . . . . . . . .7-8
5.10 Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
5.11 Environmental Matters . . . . . . . . . . . . . . . . . . . . . . .8-9
5.12 Compliance with Laws. . . . . . . . . . . . . . . . . . . . . . . . .9
5.13 Labor Relations . . . . . . . . . . . . . . . . . . . . . . . . . . .9
5.14 Employee Benefit Plans. . . . . . . . . . . . . . . . . . . . . . 9-11
5.15 Material Contracts. . . . . . . . . . . . . . . . . . . . . . . . . 11
5.16 Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . 11
5.17 Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11-12
5.18 Statements True and Correct . . . . . . . . . . . . . . . . . . . . 12
5.19 Accounting, Tax and Regulatory Matters. . . . . . . . . . . . . . . 12
5.20 State Takeover Laws . . . . . . . . . . . . . . . . . . . . . . . . 12
5.21 Charter Provisions. . . . . . . . . . . . . . . . . . . . . . . . . 12

ARTICLE SIX REPRESENTATIONS AND WARRANTIES OF SAB

6.1  Organization, Standing, and Power . . . . . . . . . . . . . . . . . 13
6.2  Authority; No Breach by Agreement . . . . . . . . . . . . . . . . . 13
6.3  Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
6.4  SAB Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . 14
6.5  Financial Statements. . . . . . . . . . . . . . . . . . . . . . .14-15
6.6  Absence of Undisclosed Liabilities. . . . . . . . . . . . . . . . . 15
6.7  Absence of Certain Changes or Events. . . . . . . . . . . . . . . . 15
6.8  Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
6.9  Allowance for Possible Loan Losses. . . . . . . . . . . . . . . .15-16
6.10 Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
6.11 Environmental Matters . . . . . . . . . . . . . . . . . . . . . .16-17
6.12 Compliance with Laws. . . . . . . . . . . . . . . . . . . . . . . . 17
6.13 Labor Relations . . . . . . . . . . . . . . . . . . . . . . . . . . 17
6.14 Employee Benefit Plans. . . . . . . . . . . . . . . . . . . . . .17-19
6.15 Material Contracts. . . . . . . . . . . . . . . . . . . . . . . . . 19
6.16 Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . 19
6.17 Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
6.18 Statements True and Correct . . . . . . . . . . . . . . . . . . .19-20
6.19 Accounting, Tax and Regulatory Matters. . . . . . . . . . . . . . . 20
6.20 State Takeover Laws . . . . . . . . . . . . . . . . . . . . . . . . 20
6.21 Charter Provisions. . . . . . . . . . . . . . . . . . . . . . . . . 20

ARTICLE SEVEN CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1  Covenants of Both Parties . . . . . . . . . . . . . . . . . . . . . 20
7.2  Covenants of FMB. . . . . . . . . . . . . . . . . . . . . . . . .20-22
7.3  Covenants of SAB. . . . . . . . . . . . . . . . . . . . . . . . .22-23
7.4  Adverse Changes in Condition. . . . . . . . . . . . . . . . . . . . 23
7.5  Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23

ARTICLE EIGHT ADDITIONAL AGREEMENTS

8.1  Registration Statement; Proxy Statement; Stockholder Approval . . . 23
8.2  Applications. . . . . . . . . . . . . . . . . . . . . . . . . . .23-24
8.3  Filings with State Offices. . . . . . . . . . . . . . . . . . . . . 24
8.4  Agreement as to Efforts to Consummate . . . . . . . . . . . . . . . 24
8.5  Investigation and Confidentiality . . . . . . . . . . . . . . . . . 24
8.6  Press Releases. . . . . . . . . . . . . . . . . . . . . . . . . . . 24
8.7  Certain Actions . . . . . . . . . . . . . . . . . . . . . . . . . . 25
8.8  Accounting and Tax Treatment. . . . . . . . . . . . . . . . . . . . 25
8.9  State Takeover Laws . . . . . . . . . . . . . . . . . . . . . . . . 25
8.10 Charter Provisions. . . . . . . . . . . . . . . . . . . . . . . . . 25
8.11 Agreement of Affiliates . . . . . . . . . . . . . . . . . . . . .25-26
8.12 Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . 26
8.13 Compensation and Employee Benefits. . . . . . . . . . . . . . . . . 26
8.14 Indemnification . . . . . . . . . . . . . . . . . . . . . . . . .26-27

ARTICLE NINE CONDITIONS PRECEDENT TO OBLIGATIONS
TO

CONSUMMATE


9.1  Conditions to Obligations of Each Party . . . . . . . . . . . . .27-28
9.2  Conditions to Obligations of SAB. . . . . . . . . . . . . . . . . . 28
9.3  Conditions to Obligations of FMB. . . . . . . . . . . . . . . . . . 29

ARTICLE TEN TERMINATION

10.1 Termination . . . . . . . . . . . . . . . . . . . . . . . . . . .29-30
10.2 Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . 30
10.3 Non-Survival of Representations and Covenants . . . . . . . . . .30-31

ARTICLE ELEVEN MISCELLANEOUS

11.1 Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . .31-37
11.2 Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
11.3 Brokers and Finders . . . . . . . . . . . . . . . . . . . . . . . . 37
11.4 Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . 37
11.5 Amendments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
11.6 Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
11.7 Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
11.8 Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . .38-39
11.9 Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
11.10     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . 39
11.11     Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
11.12     Enforcement of Agreement . . . . . . . . . . . . . . . . . . . 39
11.13     Severability . . . . . . . . . . . . . . . . . . . . . . . . . 39

LIST OF EXHIBITS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41


                      AGREEMENT AND PLAN OF MERGER

          THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of May 31, 1996, as amended and restated as of August 21, 1996, by and between FIRST MONCO BANCSHARES, INC. ("FMB"), a corporation organized and existing under the laws of the State of Alabama, with its principal office located in Monroeville, Alabama, and SOUTH ALABAMA BANCORPORATION, INC. ("SAB"), a corporation organized and existing under the laws of the State of Delaware, with its principal office located in Mobile, Alabama.


                              Preamble

          The Boards of Directors of FMB and SAB are of the opinion that the transactions described herein are in the best interests of the parties and
their respective stockholders.   This Agreement provides for the merger of
FMB with and into SAB. At the effective time of such merger, the outstanding shares of the capital stock of FMB shall be converted into the right to receive shares of the common stock of SAB (except as provided herein). As a result, stockholders of FMB shall become stockholders of SAB and SAB shall continue to conduct the business and operations of FMB. The transactions described in this Agreement are subject to the approvals of the stockholders of FMB, the stockholders of SAB and the Board of Governors of the Federal Reserve System, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal
Revenue Code.

          Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

          NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:


                       ARTICLE ONE
                    TRANSACTIONS AND TERMS OF MERGER

          1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, FMB shall be merged with and into SAB in accordance with the provisions of Section 251 of the DGCL and Article 11 of the ABCA and with the effect provided in Sections 259 and 261 of the DGCL (the "Merger"). SAB shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of FMB and SAB.

          1.2 Time and Place of Closing. The Closing will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree. The place of Closing shall be at the offices of Hand Arendall, L.L.C., Mobile, Alabama, or such other place as may be mutually agreed upon by the Parties.

          1.3 Effective Time. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Delaware (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers or chief financial officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which occurs the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the stockholders of FMB and SAB approve this Agreement to the extent such approval is required by applicable Law.


                          ARTICLE TWO
                        TERMS OF MERGER

          2.1 Certificate of Incorporation. The Certificate of Incorporation of SAB in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation immediately following the Effective Time, with the amendments set forth in Exhibit 1 hereto.

          2.2 Bylaws. The Bylaws of SAB in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation immediately following the Effective Time, with the amendments set forth in Exhibit 2 hereto, until otherwise amended or repealed.

          2.3  Directors and Officers.

               (a) The directors of the Surviving Corporation from and after the Effective Time shall consist of the eleven incumbent directors of SAB and the following current directors of FMB: John B. Barnett, Jr., John B. Barnett, III and Haniel F. Croft. All such persons shall serve in accordance with the Bylaws of the Surviving Corporation. The members of the standing committees of the Board of Directors of the Surviving Corporation shall be determined by such Board of Directors. The persons named by the Parties as members of the Board of Directors of the Surviving Corporation shall be named in the Joint Proxy Statement and the Registration Statement, subject to receipt of the consent of such individuals to be so named.

               (b) The principal officers of the Surviving Corporation upon the Effective Time shall be J. S. Nelson, Chairman of the Board; W. Bibb Lamar, Jr., President and Chief Executive Officer; F. Michael Johnson, Secretary and Chief Financial Officer; W. Gaillard Bixler, Executive Vice President and Chief Operating Officer; and John B. Barnett, III, Executive Vice President, who shall serve as officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.


                      ARTICLE THREE
                     MANNER OF CONVERTING SHARES

          3.1 Conversion of Shares. Subject to the provisions of this Article Three, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

          (a) Each share of SAB Common Stock (excluding shares held by stockholders who perfect their dissenters' rights of appraisal as provided in Section 3.4 of this Agreement) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b) Each share of FMB Common Stock (excluding shares held by any FMB Company or by any SAB Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by stockholders who perfect their dissenters' rights of appraisal as provided in Section 3.4 of this Agreement) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive the number of shares of SAB Common Stock having an average Market Value during the Valuation Period of $1,415.76, rounded to the nearest one-hundredth of a share (the Exchange Ratio ); provided, that (subject to the provisions of Section 10.1): (i) in the event the average Market Value of SAB Common Stock during the Valuation Period is less than $12.50 per share, the Exchange Ratio shall be 113.26 shares of SAB Common Stock for each share of FMB Common Stock; and (ii) in the event the average Market Value of SAB Common Stock during the Valuation Period is greater than $15.25 per share, the Exchange Ratio shall be 92.84 shares of SAB Common Stock for each share of FMB Common Stock.

          3.2 Anti-Dilution Provisions. In the event FMB changes the number of shares of FMB Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

          3.3 Shares Held by FMB or SAB. Each of the shares of FMB Common Stock held by any FMB Company or by any SAB Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

          3.4 Dissenting Stockholders. Any holder of shares of SAB Common Stock or FMB Common Stock who perfects his dissenters' rights of appraisal in accordance with and as contemplated by Section 262 of the DGCL or Article 13 of the ABCA, as applicable, shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, however, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the DGCL or ABCA, as applicable, and surrendered to the Surviving Corporation the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting stockholder of FMB fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, the Surviving Corporation shall issue and deliver the consideration to which such holder of shares of FMB Common Stock is entitled under this Article Three (without interest) upon surrender by such holder of the certificate or certificates representing shares of FMB Common Stock held by him.

          3.5 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of FMB Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of SAB Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of SAB Common Stock multiplied by the Market Value of one share of SAB Common Stock on the Trading Day preceding by two Trading Days the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.





                       ARTICLE FOUR
                       EXCHANGE OF SHARES

                                       4.1  Exchange Procedures.  Promptly
after the Effective Time, the Surviving Corporation shall cause the exchange agent selected by SAB and FMB (the "Exchange Agent") to mail to the former stockholders of FMB appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of FMB Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of FMB Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters' rights of appraisal have been perfected as provided in Section
3.4 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section 3.5 of this Agreement, each holder of shares of FMB Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of SAB Common Stock to which such holder may be otherwise entitled (without interest). The Surviving
Corporation shall not be obligated to deliver the consideration to which any former holder of FMB Common Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing the shares of FMB Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of FMB Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither the Surviving Corporation nor the Exchange Agent shall be liable to a holder of FMB Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

          4.2 Rights of Former FMB Stockholders. At the Effective Time, the stock transfer books of FMB shall be closed as to holders of FMB Common Stock immediately prior to the Effective Time and no transfer of FMB Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of FMB Common Stock ("FMB Certificate"), other than shares to be canceled pursuant to Sections 3.3 and 3.4 of this Agreement, shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 of this Agreement in exchange therefor. To the extent permitted by Law, former stockholders of record of FMB shall be entitled to vote after the Effective Time at any meeting of Surviving Corporation stockholders the number of whole shares of SAB Common Stock into which their respective shares of FMB Common Stock are converted, regardless of whether such holders have exchanged their FMB Certificates for certificates representing SAB Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by the Surviving Corporation on the SAB Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement. Notwithstanding the preceding sentence, any person holding any FMB Certificate at or after six (6) months after the Effective Time (the Cutoff ) shall not be entitled to receive any dividend or other distribution payable after the Cutoff to holders of SAB Common Stock, which dividend or other distribution is attributable to such person s SAB Common Stock represented by said FMB Certificate held after the Cutoff, until such person surrenders said FMB Certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such FMB Certificate, both the SAB Common Stock certificate (together with all such undelivered dividends or other distributions, without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such FMB Certificate.


                       ARTICLE FIVE
                       REPRESENTATIONS AND WARRANTIES OF FMB

          FMB hereby represents and warrants to SAB as follows:

          5.1 Organization, Standing, and Power. FMB is a corporation duly organized, validly existing and in good standing under the Laws of the State of Alabama, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. FMB is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FMB. FMB has delivered to SAB complete and correct copies of its Certificate of Incorporation and Bylaws and the articles of incorporation, bylaws and other, similar governing instruments of each of its Subsidiaries, in each case as amended through the date hereof.

          5.2  Authority; No Breach By Agreement.

               (a) FMB has the corporate power and authority necessary to execute, deliver and, subject to Article Nine hereof, perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of FMB, subject to the approval of this Agreement by the holders of a majority of the outstanding FMB Common Stock. Subject to such requisite stockholder approval, this Agreement represents a legal, valid, and binding obligation of FMB, enforceable against FMB in accordance with its terms
(except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

               (b) Neither the execution and delivery of this Agreement by FMB, nor the consummation by FMB of the transactions contemplated hereby, nor compliance by FMB with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of FMB's Certificate of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any FMB Company under, any Contract or Permit of any FMB Company where any failure to obtain such consent is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FMB, or, (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any FMB Company or any of their respective Assets.

               (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension
Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FMB, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by FMB of the Merger and the other transactions contemplated in this Agreement.

          5.3  Capital Stock.

             (a) The authorized capital stock of FMB consists only of 250,000 shares of FMB Common Stock, of which 11,795 shares are issued and outstanding. All of the issued and outstanding shares of capital stock of FMB are duly and validly issued and outstanding and are fully paid and nonassessable under the ABCA. None of the outstanding shares of capital stock of FMB has been issued in violation of any preemptive rights of the current or past stockholders of FMB.

               (b) Except as set forth in Section 5.3(a) of this Agreement, or as Previously Disclosed, there are no shares of capital stock or other equity securities of FMB outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of FMB or contracts, commitments, understandings, or arrangements by which FMB is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

          5.4 FMB Subsidiaries. FMB has Previously Disclosed all of the FMB Subsidiaries as of the date of this Agreement. Except as Previously Disclosed, FMB or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each FMB Subsidiary. No equity securities of any FMB Subsidiary are or may become required to be issued (other than to a FMB Company) by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such Subsidiary, and there are no Contracts by which any FMB Subsidiary is bound to issue (other than to a FMB Company) additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock or by which any FMB Company is or may be bound to transfer any shares of the capital stock of any FMB Subsidiary (other than to a FMB Company). There are no Contracts relating to the rights of any FMB Company to vote or to dispose of any shares of the capital stock of any FMB Subsidiary. All of the shares of capital stock of each FMB Subsidiary held by a FMB Company are fully paid and (except pursuant to 12 USC Section 55 in the case of national banks and comparable, applicable state Law, if any, in the case of state depository institutions) nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the FMB Company free and clear of any Lien. Each FMB Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each FMB Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FMB. Each FMB Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

          5.5 Financial Statements. FMB has delivered to SAB prior to the execution of this Agreement copies of all FMB Financial Statements for periods ended prior to the date hereof and will deliver to SAB copies of all FMB Financial Statements prepared subsequent to the date hereof. The FMB Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the FMB Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the FMB Companies as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows of the FMB Companies for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material).

          5.6 Absence of Undisclosed Liabilities. No FMB Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FMB, except Liabilities which are accrued or reserved against in the consolidated balance sheets of FMB as of December 31, 1995, included in the FMB Financial Statements or reflected in the notes thereto. No FMB Company has incurred or paid any Liability since December 31, 1995, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FMB.

          5.7 Absence of Certain Changes or Events. Since December 31, 1995, except as disclosed in the FMB Financial Statements or as Previously Disclosed,
(i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material
Adverse Effect on FMB, and (ii) the FMB Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of FMB provided in Article Seven of this Agreement.

          5.8  Tax Matters.

               (a) All Tax returns required to be filed by or on behalf of any of the FMB Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1995, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on FMB, and all returns filed are complete and accurate to the Knowledge of FMB. All Taxes shown on filed returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on FMB, except as reserved against in the FMB Financial Statements delivered prior to the date of this Agreement or as Previously Disclosed. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

               (b) None of the FMB Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

               (c) Adequate provision for any Taxes due or to become due for any of the FMB Companies for the period or periods through and including the date of the respective FMB Financial Statements has been made and is reflected on such FMB Financial Statements.

               (d) Deferred Taxes of the FMB Companies have been provided for in accordance with GAAP.


          5.9 Allowance for Possible Loan Losses. The allowance for possible loan or credit losses (the "Allowance") shown on the consolidated balance sheets of FMB included in the most recent FMB Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of FMB included in the FMB Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the FMB Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the FMB Companies as of the dates thereof, except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on FMB.

          5.10 Assets. Except as Previously Disclosed or as disclosed or reserved against in the FMB Financial Statements, the FMB Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets. All tangible properties used in the businesses of the FMB Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with FMB's past practices. All Assets which are material to FMB's business on a consolidated basis, held under leases or subleases by any of the FMB Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The policies of fire, theft, liability, and other insurance maintained with respect to the Assets or businesses of the FMB Companies provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the FMB Companies is a named insured are reasonably sufficient. The Assets of the FMB Companies include all assets required to operate the business of the FMB Companies as presently conducted.

          5.11 Environmental Matters.

               (a) To the Knowledge of FMB, each FMB Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FMB.

               (b) To the Knowledge of FMB, there is no Litigation pending or threatened before any court, governmental agency or authority or other forum in which any FMB Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant
(i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by any FMB Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FMB.

               (c) To the Knowledge of FMB, there is no Litigation pending or threatened before any court, governmental agency or board or other forum in which any of its Loan Properties (or FMB in respect of such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FMB.

               (d) To the Knowledge of FMB, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FMB.

               (e) During the period of (i) any FMB Company's ownership or operation of any of their respective current properties, (ii) any FMB Company's participation in the management of any Participation Facility, or (iii) any FMB Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under or affecting such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FMB. Prior to the period of (i) any FMB Company's ownership or operation of any of their respective current properties, (ii) any FMB Company's participation in the management of any Participation Facility, or (iii) any FMB Company's holding of a security interest in a Loan Property, to the Knowledge of FMB, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FMB.

          5.12 Compliance with Laws. FMB is duly registered as a bank holding company under the BHC Act. Each FMB Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FMB, and there has occurred no Default under any such Permit. Except as Previously Disclosed, none of the FMB Companies:

               (a) Is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FMB; and

               (b) Has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any FMB Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FMB, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FMB, or (iii) requiring any FMB Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

          5.13 Labor Relations. No FMB Company is the subject of any Litigation asserting that it or any other FMB Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other FMB Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any FMB Company, pending or threatened, or to its Knowledge, is there any activity involving any FMB Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

          5.14  Employee Benefit Plans.

               (a) FMB has delivered or made available to SAB prior to the execution of this Agreement copies of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any FMB Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "FMB Benefit Plans"). Any of the FMB Benefit Plans which is an "employee pension benefit plan," as that term is defined in
Section 3(2) of ERISA, is referred to herein as a "FMB ERISA Plan." Each FMB ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "FMB Pension Plan." No FMB Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

               (b) All FMB Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FMB. Each FMB ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and FMB is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of FMB, no FMB Company has engaged in a transaction with respect to any FMB Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any FMB Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FMB.

               (c) No FMB ERISA Plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in
Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any FMB Pension Plan, (ii) no change in the actuarial assumptions with respect to any FMB Pension Plan, and (iii) no increase in benefits under any FMB Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FMB or materially adversely affect the funding status of any such plan. Neither any FMB Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any FMB Company, or the single-employer plan of any entity which is considered one employer with FMB under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived)
(an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have a Material Adverse Effect on FMB. No FMB Company has provided, or is required to provide, security to a FMB Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

               (d) No Liability under Subtitle C or D of Title IV or ERISA has been or is expected to be incurred by any FMB Company with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Material Adverse Effect on FMB. No FMB Company has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV or ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on FMB. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any FMB Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

               (e) Except as Previously Disclosed, (i) no FMB Company has any obligations for retiree health and life benefits under any of the FMB Benefit Plans and (ii) there are no restrictions on the rights of such FMB Company to amend or terminate any such Plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on FMB.

               (f) Except as Previously Disclosed, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of any FMB Company from any FMB Company under any FMB Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any FMB Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase or acceleration is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FMB.

          5.15 Material Contracts. Except as Previously Disclosed or otherwise reflected in the FMB Financial Statements, none of the FMB Companies, nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting or retirement Contract with any Person, (ii) any Contract relating to the borrowing of money by any FMB Company or the guarantee by any FMB Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contracts between or among FMB Companies; and (iv) any other Contract or amendment thereto that requires any FMB Company to make payments aggregating $10,000 or more in any 12-month period (together with all Contracts referred to in Sections 5.10 and 5.14(a) of this Agreement, the "FMB Contracts").
None of the FMB Companies is in Default under any FMB Contract. All of the indebtedness of any FMB Company for money borrowed is prepayable at any time by such FMB Company without penalty or premium.

          5.16 Legal Proceedings. Except as Previously Disclosed, there is no Litigation instituted or pending, or, to the Knowledge of FMB, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any FMB Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FMB, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any FMB Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FMB.

          5.17 Reports. Since January 1, 1993, or the date of organization if later, each FMB Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, (ii) other Regulatory Authorities, and
(iii) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FMB). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          5.18 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by any FMB Company or any Affiliate thereof to SAB pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any FMB Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by SAB with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any FMB Company or any Affiliate thereof for inclusion in the Joint Proxy Statement to be mailed to each Party's stockholders in connection with the Stockholders' Meetings, and any other documents to be filed by a FMB Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement, when first mailed to the stockholders of FMB and SAB, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meetings, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meetings. All documents that any FMB Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

          5.19 Accounting, Tax and Regulatory Matters. No FMB Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or
(ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

          5.20 State Takeover Laws. Each FMB Company has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable state takeover Law.

          5.21 Charter Provisions. Each FMB Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles or Certificate of Incorporation, Bylaws or other governing instruments of any FMB Company or restrict or impair the ability of the Surviving Corporation to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any FMB Company that may be acquired or controlled by it.


                                ARTICLE SIX
                   REPRESENTATIONS AND WARRANTIES OF SAB

          SAB hereby represents and warrants to FMB as follows:

          6.1 Organization, Standing, and Power. SAB is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. SAB is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SAB. SAB has delivered to FMB complete and correct copies of its Certificate of Incorporation and Bylaws and the articles of incorporation, bylaws and other, similar governing instruments of each of its Subsidiaries, in each case as amended through the date hereof.

          6.2   Authority; No Breach By Agreement.

               (a) SAB has the corporate power and authority necessary to execute, deliver and, subject to Article Nine hereof, perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of SAB, subject to the approval of the holders of a majority of the outstanding SAB Common Stock. Subject to such requisite stockholder approval, this Agreement represents a legal, valid, and binding obligation of SAB, enforceable against SAB in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

               (b) Neither the execution and delivery of this Agreement by SAB, nor the consummation by SAB of the transactions contemplated hereby, nor compliance by SAB with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of SAB's Certificate of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any SAB Company under, any Contract or Permit of any SAB Company, where any failure to obtain such Consent is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SAB, or, (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any SAB Company or any of their respective Assets.

               (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SAB, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by SAB of the Merger and the other transactions contemplated in this Agreement.

          6.3 Capital Stock. The authorized capital stock of SAB consists of (i) 4,500,000 shares of SAB Common Stock, of which 3,001,563 shares are issued and outstanding as of the date of this Agreement, and (ii) 500,000 shares of preferred stock, no par value per share, none of which is issued and outstanding. All of the issued and outstanding shares of SAB Common Stock are, and all of the shares of SAB Common Stock to be issued in exchange for shares of FMB Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the outstanding shares of SAB Common Stock has been, and none of the shares of SAB Common Stock to be issued in exchange for shares of FMB Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of SAB. SAB has reserved 188,500 shares of SAB Common Stock for issuance under the SAB Stock Plan, pursuant to which options to purchase no more than 150,692 shares of SAB Common Stock are outstanding.

          6.4 SAB Subsidiaries. SAB has Previously Disclosed all of the SAB Subsidiaries as of the date of this Agreement. Except as Previously Disclosed, SAB or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each SAB Subsidiary. No equity securities of any SAB Subsidiary are or may become required to be issued (other than to a SAB Company) by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such Subsidiary, and there are no Contracts by which any SAB Subsidiary is bound to issue (other than to a SAB Company) additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock or by which any SAB Company is or may be bound to transfer any shares of the capital stock of any SAB Subsidiary (other than to a SAB Company). There are no Contracts relating to the rights of any SAB Company to vote or to dispose of any shares of the capital stock of any SAB Subsidiary. All of the shares of capital stock of each SAB Subsidiary held by a SAB Company are fully paid and (except pursuant to 12 USC Section 55 in the case of national banks and comparable, applicable state Law, if any, in the case of state depository institutions) nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the SAB Company free and clear of any Lien. Each SAB Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each SAB Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SAB. Each SAB Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

          6.5 Financial Statements. SAB has delivered to FMB prior to the execution of this Agreement copies of all SAB Financial Statements for periods ended prior to the date hereof and will deliver to FMB copies of all SAB Financial Statements prepared subsequent to the date hereof. The SAB Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the SAB Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the SAB Companies as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows of the SAB Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material).

          6.6 Absence of Undisclosed Liabilities. No SAB Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SAB, except Liabilities which are accrued or reserved against in the consolidated balance sheets of SAB as of March 31, 1996 included in the SAB Financial Statements or reflected in the notes thereto. No SAB Company has incurred or paid any Liability since March 31, 1996, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SAB.

          6.7 Absence of Certain Changes or Events. Since March 31, 1996, except as disclosed in the SAB Financial Statements or as Previously Disclosed, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SAB, and (ii) the SAB Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of SAB provided in Article Seven of this Agreement.

          6.8   Tax Matters.

               (a) All Tax returns required to be filed by or on behalf of any of the SAB Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1995, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on SAB, and all returns filed are complete and accurate to the Knowledge of SAB. All Taxes shown on filed returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on SAB, except as reserved against in the SAB Financial Statements delivered prior to the date of this Agreement or as Previously Disclosed. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

               (b) None of the SAB Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

               (c) Adequate provision for any Taxes due or to become due for any of the SAB Companies for the period or periods through and including the date of the respective SAB Financial Statements has been made and is reflected on such SAB Financial Statements.

               (d) Deferred Taxes of the SAB Companies have been provided for in accordance with GAAP.

          6.9 Allowance for Possible Loan Losses. The Allowance shown on the consolidated balance sheets of SAB included in the most recent SAB Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of SAB included in the SAB Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the SAB Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the SAB Companies as of the dates thereof, except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on SAB.

          6.10 Assets. Except as Previously Disclosed or as disclosed or reserved against in the SAB Financial Statements, the SAB Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets. All tangible properties used in the businesses of the SAB Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with SAB's past practices. All Assets which are material to SAB's business on a consolidated basis, held under leases or subleases by any of the SAB Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The policies of fire, theft, liability, and other insurance maintained with respect to the Assets or businesses of the SAB Companies provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the SAB Companies is a named insured are reasonably sufficient. The Assets of the SAB Companies include all assets required to operate the business of the SAB Companies as presently conducted.

          6.11  Environmental Matters.

               (a) To the Knowledge of SAB, each SAB Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SAB.

               (b) To the Knowledge of SAB, there is no Litigation pending or threatened before any court, governmental agency or authority or other forum in which any SAB Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by any SAB Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have , individually or in the aggregate, a Material Adverse Effect on SAB.

               (c) To the Knowledge of SAB, there is no Litigation pending or threatened before any court, governmental agency or board or other forum in which any of its Loan Properties (or SAB in respect of such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SAB.

               (d) To the Knowledge of SAB, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SAB.

               (e) During the period of (i) any SAB Company's ownership or operation of any of their respective current properties, (ii) any SAB Company's participation in the management of any Participation Facility, or (iii) any SAB Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under or affecting such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SAB. Prior to the period of (i) any SAB Company's ownership or operation of any of their respective current properties, (ii) any SAB Company's participation in the management of any Participation Facility, or (iii) any SAB Company's holding of a security interest in a Loan Property, to the Knowledge of SAB, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SAB.

          6.12 Compliance with Laws. SAB is duly registered as a bank holding company under the BHC Act. Each SAB Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SAB, and there has occurred no Default under any such Permit. Except as Previously Disclosed, no SAB Company:

               (a) Is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SAB; and

               (b) Has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any SAB Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SAB, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SAB, or (iii) requiring any SAB Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

          6.13 Labor Relations. No SAB Company is the subject of any Litigation asserting that it or any other SAB Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other SAB Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any SAB Company, pending or threatened, or to its Knowledge, is there any activity involving any SAB Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

          6.14 Employee Benefit Plans.

               (a) SAB has delivered or made available to FMB prior to the execution of this Agreement copies of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any SAB Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "SAB Benefit Plans"). Any of the SAB Benefit Plans which is an "employee pension benefit plan," as that term is defined in
Section 3(2) of ERISA, is referred to herein as a "SAB ERISA Plan." Each SAB ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "SAB Pension Plan." No SAB Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

               (b) All SAB Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SAB. Each SAB ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and SAB is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of SAB, no SAB Company has engaged in a transaction with respect to any SAB Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any SAB Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or
Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SAB.

               (c) No SAB ERISA Plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in
Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of an SAB Pension Plan, (ii) no change in the actuarial assumptions with respect to any SAB Pension Plan, and (iii) no increase in benefits under any SAB Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SAB or materially adversely affect the funding status of any such plan. Neither any SAB Pension Plan nor any "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any SAB Company, or the single-employer plan of any ERISA Affiliate has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have a Material Adverse Effect on SAB. No SAB Company has provided, or is required to provide, security to a SAB Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

               (d) No Liability under Subtitle C or D of Title IV or ERISA has been or is expected to be incurred by any SAB Company with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Material Adverse Effect on SAB. No SAB Company has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV or ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on SAB. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any SAB Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

               (e) Except as Previously Disclosed, (i) no SAB Company has any obligations for retiree health and life benefits under any of the SAB Benefit Plans and (ii) there are no restrictions on the rights of such SAB Company to amend or terminate any such Plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on SAB.

               (f) Except as Previously Disclosed, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of any SAB Company from any SAB Company under any SAB Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any SAB Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase or acceleration is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SAB.

          6.15 Material Contracts. SAB has filed as an exhibit to its annual report on Form 10-K each Contract required to be so filed under the 1934 Act and the rules and regulations promulgated thereunder. None of the SAB Companies is in Default under any SAB Contract, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SAB. All of the indebtedness of any SAB Company for money borrowed is prepayable at any time by such SAB Company without penalty or premium.

          6.16 Legal Proceedings. Except as Previously Disclosed, there is no Litigation instituted or pending, or, to the Knowledge of SAB, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any SAB Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SAB, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any SAB Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SAB.

          6.17 Reports. Since January 1, 1993, or the date of organization if later, each SAB Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material
Adverse Effect on SAB). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          6.18 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by any SAB Company or any Affiliate thereof to FMB pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any SAB Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by SAB with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any SAB Company or any Affiliate thereof for inclusion in the Joint Proxy Statement to be mailed to each Party's stockholders in connection with the Stockholders' Meetings, and any other documents to be filed by any SAB Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement, when first mailed to the stockholders of FMB and SAB, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meetings, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meetings. All documents that any SAB Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

          6.19 Accounting, Tax and Regulatory Matters. No SAB Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

          6.20 State Takeover Laws. Each SAB Company has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable state takeover Law, including, without limitation, Section 203 of the DGCL.

          6.21 Charter Provisions. Each SAB Company has taken or will take all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Certificate of Incorporation, Bylaws or other governing instruments of any SAB Company or restrict or impair the ability of any FMB stockholder to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of SAB Common Stock that may be acquired or controlled by it.


                    ARTICLE SEVEN
             CONDUCT OF BUSINESS PENDING CONSUMMATION

          7.1 Covenants of Both Parties. Unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly contemplated herein, each Party shall and shall cause each of its Subsidiaries to (a) preserve intact its business organizations, goodwill, relationships with depositors, customers and employees, and Assets and maintain its rights and franchises, and (b) take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c) of this Agreement, or (ii) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

          7.2 Covenants of FMB. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, FMB covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president or chief financial officer of SAB, which consent shall not be unreasonably withheld:

               (a) except as Previously Disclosed, amend the Certificate of Incorporation, Bylaws or other governing instruments of any FMB Company, or

              (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a FMB Company to another FMB Company) except in the ordinary course of the business of FMB Subsidiaries consistent with past practices (which shall include, for FMB Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or the Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any share of stock held by any FMB Company of any Lien or permit any such Lien to exist; or

               (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any FMB Company, or declare or pay any dividend or make any other distribution in respect of FMB's capital stock, provided that FMB may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay special cash dividends on the shares of FMB Common Stock at a rate not in excess of $12.00 per share with usual and regular record and payment dates in accordance with past practice Previously Disclosed; or

               (d) except for this Agreement, or as Previously Disclosed, issue, sell, pledge, encumber, enter into any Contract to issue, sell, pledge, or encumber, authorize the issuance of, or otherwise permit to become outstanding, any additional shares of FMB Common Stock or any other capital stock of any FMB Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

               (e) adjust, split, combine or reclassify any capital stock of any FMB Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of its capital stock or sell, lease, mortgage or otherwise dispose of or otherwise encumber any shares of capital stock of any FMB Subsidiary (unless any such shares of stock are sold or otherwise transferred to another FMB Company) or any Asset other than in the ordinary course of business for reasonable and adequate consideration; or

               (f) acquire any direct or indirect equity interest in any Person, other than in connection with (i) foreclosures in the ordinary course of business, and (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity; or

               (g) grant any increase in compensation or benefits to the employees or officers of any FMB Company, except in accordance with past practice Previously Disclosed or as required by Law; pay any bonus except in accordance with past practice Previously Disclosed or the provisions of any applicable program or plan adopted by its Board of Directors prior to the date of this Agreement; enter into or amend any severance agreements with officers of any FMB Company; grant any material increase in fees or other increases in compensation or other benefits to directors of any FMB Company except in accordance with past practice Previously Disclosed; or

               (h) enter into or amend any employment Contract between any FMB Company and any Person (unless such amendment is required by Law) that the FMB Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

               (i) adopt any new employee benefit plan of any FMB Company or make any material change in or to any existing employee benefit plans of any FMB Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

               (j) make any significant change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP;

               (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any FMB Company for material money damages or restrictions upon the operations of any FMB Company, or, except in the ordinary course of business, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims;

               (l) operate its business otherwise than in the ordinary course of business; or

               (m) fail to file timely any report required to be filed by it with any Regulatory Authority.

          7.3 Covenants of SAB. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, SAB covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president or chief financial officer of FMB, which consent shall not be unreasonably withheld:

               (a) fail to file timely any report required to be filed by it with Regulatory Authorities, including the SEC;

               (b) take any action which would cause the SAB Common Stock to cease to be traded on the NASDAQ.

               (c) without giving prior written notice to FMB: (i) grant any increase in compensation or benefits to the employees or officers of any SAB Company, except in accordance with past practice Previously Disclosed or as required by Law; (ii) pay any bonus except in accordance with past practice Previously Disclosed or the provisions of any applicable program or plan adopted by its Board of Directors prior to the date of this Agreement; (iii) enter into or amend any severance agreements with officers of any SAB Company; or (iv) grant any material increase in fees or other increases in compensation or other benefits to directors of any SAB Company except in accordance with past practice Previously Disclosed;

               (d) enter into or amend any employment Contract between any SAB Company and any Person (unless such amendment is required by Law) that the SAB Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

               (e) adopt any new employee benefit plan of any SAB Company or make any material change in or to any existing employee benefit plans of any SAB Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan;

               (f) make any significant change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP; or

               (h) operate its business otherwise than in the ordinary course of business without giving prior written notice to FMB.

          7.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of it's representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

          7.5 Reports. Each Party and its Subsidiaries shall deliver to the other Party copies of all reports with Regulatory Authorities promptly after the same are filed.


                           ARTICLE EIGHT
                    ADDITIONAL AGREEMENTS

          8.1 Registration Statement; Proxy Statement; Stockholder Approval. As soon as practicable after execution of this Agreement, SAB shall file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of SAB Common Stock upon consummation of the Merger. FMB shall furnish all information concerning it and the holders of its capital stock as SAB may reasonably request in connection with such action. FMB and SAB shall call Stockholders' Meetings, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon adoption of this Agreement and such other related matters as it deems appropriate. In connection with the Stockholders' Meetings, (i) FMB and SAB shall prepare and file a Joint Proxy Statement with the SEC and mail it to their stockholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Joint Proxy Statement, (iii) the Board of Directors of FMB and SAB shall recommend (subject to compliance with their fiduciary duties as advised by counsel) to their respective stockholders the approval of this Agreement, and (iv) the Board of Directors and officers of FMB and SAB shall use their reasonable efforts to obtain such stockholders' approval (subject to compliance with their fiduciary duties as advised by counsel).

          8.2 Applications. SAB shall promptly prepare and file, and FMB shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement.

          8.3 Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, SAB shall execute and file both the Certificate of Merger with the Secretary of State of the State of Delaware and the Articles of Merger with the Secretary of State of the State of Alabama in connection with the Closing.

          8.4 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article Nine of this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

          8.5  Investigation and Confidentiality.

               (a) Prior to the Effective Time, each Party will keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

               (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return all documents and copies thereof, and all work papers containing confidential information received from the other Party.

               (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

          8.6 Press Releases. Prior to the Effective Time, FMB and SAB shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this
Section 8.6 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

          8.7  Certain Actions.

               (a) Except with respect to this Agreement and the transactions contemplated hereby, no FMB Company or any Affiliate thereof or any investment banker, attorney, accountant or other representative retained by any FMB Company (collectively, "FMB Representatives") shall directly or indirectly solicit any Acquisition Proposal by any Person. No FMB Company or any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but FMB may communicate information about such an Acquisition Proposal to its stockholders if and to the extent that it is required to do so in order to comply with its legal obligations. FMB shall promptly notify SAB orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. FMB shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause all FMB Representatives not to engage in any of the foregoing.

               (b) SAB shall promptly notify FMB orally and in writing in the event that it receives any inquiry or proposal relating to an Acquisition Proposal; provided, that no such notice shall be required if it would violate any confidentiality agreement or would require public notice of such Acquisition Proposal before such notice would otherwise be timely made.

          8.8 Accounting and Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

          8.9 State Takeover Laws. Each FMB Company and each SAB Company shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable state takeover Law, including, without limitation, Section 203 of the DGCL.

          8.10 Charter Provisions.

               (a) Each FMB Company shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Certificate of Incorporation, Bylaws or other governing instruments of any FMB Company or restrict or impair the ability of SAB to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any FMB Company that may be acquired or controlled by it.

               (b) Each SAB Company shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Certificate of Incorporation, Bylaws or other governing instruments of any SAB Company or restrict or impair the ability of any FMB stockholder to vote, or otherwise exercise the rights of a stockholder with respect to, shares of SAB Common Stock that may be acquired or controlled by it.

          8.11 Agreement of Affiliates. FMB shall use its reasonable best efforts to cause each Person who is an "affiliate" within the meaning of SEC Rule 145 to deliver to SAB not later than thirty (30) days prior to the Effective Time, a written agreement, substantially in the form of Exhibit 3, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of FMB Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of SAB Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder. SAB shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of SAB Common Stock by such affiliates.

          8.12 Change in Control. The Surviving Corporation shall, within a reasonable time after the Effective Time, offer Haniel F. Croft and John B. Barnett, III, the right to enter into an agreement with the Surviving Corporation or its subsidiary then employing Haniel F. Croft and/or John B. Barnett, III, as the case may be, which agreement shall provide certain benefits to Haniel F. Croft and John B. Barnett, III, in the event of certain changes in the control of SAB, and which agreement shall be similar in form and substance to agreements now in effect with respect to certain officers of SAB and its Subsidiaries.

          8.13 Compensation and Employee Benefits. The Parties contemplate that at the Effective Time the compensation and employee benefit plans of neither the FMB Companies nor the SAB Companies shall be affected by the Merger and that such plans shall continue in effect as though the Merger had not occurred. The Parties further contemplate, however, that it is desirable that the Surviving Corporation and its Subsidiaries offer more uniform employee compensation and benefits and that at some point after the Effective Time the Surviving Corporation and its Subsidiaries will adopt uniform policies and plans, giving due regard to the benefits offered to current employees.

          8.14 Indemnification.

               (a) The Surviving Corporation shall indemnify, defend and hold harmless the present and former directors, officers, employees and agents of the FMB Companies (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions occurring at or prior to the Effective
Time (including, without limitation, the transactions contemplated by this Agreement) to the full extent permitted under Delaware Law and by FMB's Articles of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation. Without limiting the foregoing, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification, the Surviving Corporation shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between the Surviving Corporation and the Indemnified Party.

               (b) Any Indemnified Party wishing to claim indemnification under paragraph (a), upon learning of any such Liability or Litigation, shall promptly notify the Surviving Corporation thereof. In the event of any such Litigation (whether arising before or after the Effective Time), the Surviving Corporation shall have the right to assume the defense thereof and shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction.

               (c) If the Surviving Corporation or any of its successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 8.12.


                      ARTICLE NINE
                     CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

          9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section
11.6 of this Agreement:

               (a) Stockholder Approval. The stockholders of FMB and SAB shall have adopted this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of the NASD.

               (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including, without limitation, requirements relating to the raising of additional capital or the disposition of assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

               (c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such
     Party.   No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

               (d) Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.


               (e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of SAB Common Stock issuable pursuant to the Merger shall have been received.

               (f) Tax Matters. FMB and SAB shall have received a written opinion of counsel from Maynard, Cooper & Gale, P.C. and Hand Arendall, L.L.C., respectively, in form reasonably satisfactory to them (the "Tax Opinions"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of FMB Common Stock for
     SAB Common Stock will not give rise to gain or loss to the stockholders of FMB with respect to such exchange (except to the extent of any cash received), and (iii) neither FMB nor SAB will recognize gain or loss as a consequence of the Merger (except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code). In rendering such Tax Opinion, counsel for FMB and SAB shall be entitled to rely upon representations of officers of FMB and SAB reasonably satisfactory in form and substance to such counsel.

          9.2 Conditions to Obligations of SAB. The obligations of SAB to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by SAB pursuant to Section 11.6(a) of this Agreement:

               (a) Representations and Warranties. The representations and warranties of FMB set forth or referred to in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement, or (ii) for representations and warranties (other than the representations and warranties set forth in Section 5.3 of this Agreement, which shall be true in all material respects) the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FMB.

               (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of FMB to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

               (c) Certificates. FMB shall have delivered to SAB (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by FMB's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as SAB and its counsel shall request.

               (d) Opinion of Counsel. FMB shall have delivered to SAB an opinion of Maynard, Cooper & Gale, P.C., counsel to FMB, dated as of the Closing, in substantially the form of Exhibit 4 hereto.

          9.3 Conditions to Obligations of FMB. The obligations of FMB to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by FMB pursuant to Section 11.6(b) of this Agreement:

               (a) Representations and Warranties. The representations and warranties of SAB set forth or referred to in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement, or (ii) for representations and warranties (other than the representations and warranties set forth in Section 6.3 of this Agreement, which shall be true in all material respects) the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SAB.

               (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of SAB to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

               (c) Certificates. SAB shall have delivered to FMB (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by SAB's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as FMB and its counsel shall request.

               (d) Opinion of Counsel. SAB shall have delivered to FMB an opinion of Hand Arendall, L.L.C., counsel to SAB, dated as of the Effective Time, in substantially the form of Exhibit 5 hereto.


                      ARTICLE TEN
                      TERMINATION

          10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of FMB and SAB or both, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

               (a) By mutual consent of the Board of Directors of SAB and the Board of Directors of FMB; or

               (b) By the Board of Directors of either Party in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty
     (30) days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a Material Adverse Effect on the breaching Party; or

               (c) By the Board of Directors of either Party in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

               (d) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) if the stockholders of FMB or SAB fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the DGCL, the ABCA and the rules of the NASD at the Stockholders' Meetings where the transactions were presented to such stockholders for approval and voted upon; or

               (e) By the Board of Directors of FMB in the event the average Market Value of SAB Common Stock for the Valuation Period is less than $11.10 per share, unless SAB shall agree to adjust the Exchange Ratio such that the total average Market Value of the SAB Common Stock for the Valuation Period exchanged for each share of FMB Common Stock shall equal $1,257.19; or

               (f) By the Board of Directors of SAB in the event the average Market Value of SAB Common Stock for the Valuation Period is greater than $16.65 per share, unless FMB shall agree to adjust the Exchange Ratio such that the total average Market Value of the SAB Common Stock for the Valuation Period exchanged for each share of FMB Common Stock shall equal $1,545.73; or


               (g) Without action of either SAB or FMB, and notwithstanding subsections (e) and (f) of this Section 10.1, in the event the average Market Value of SAB Common Stock for the Valuation Period is less than $11.00 per share or more than $17.00 per share; or

               (h) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by March 15, 1997, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(h); or

               (i) By the Board of Directors of either Party in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(h) of this Agreement.

          10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Article Eleven and Section 8.5(b) of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c) or 10.1(h) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

          10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this
Section 10.3 and Articles Two, Three, Four and Eleven and Section 8.12 of this Agreement. Without limiting the foregoing and in addition thereto, to the fullest extent permitted by law, from the Effective Time, the Parties release, discharge and terminate all causes of action, claims and demands arising out of or in any way connected with this Agreement other than any cause of action, claim or demand arising out of or in any way connected with Articles Two, Three, Four and Eleven and Section 8.12 of this Agreement.

                             ARTICLE ELEVEN
                             MISCELLANEOUS

                                       11.1 Definitions.  Except as otherwise
provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

               "ABCA" shall mean the Alabama Business Corporation Act.

               "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

               "Affiliate" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

               "Agreement" shall mean this amended and restated Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference. References to "the date of this Agreement," "the date hereof" and words of similar import shall refer to the date this Agreement was first executed prior to its amendment and restatement, May 31, 1996. Representations and warranties made as of the date of this Agreement shall be as of such date of first execution.


               "Allowance" shall have the meaning provided in Section 5.9 of this Agreement.

               "Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

               "BHC Act" shall mean the federal Bank Holding Company Act of 1956, as amended.

               "Broker Fees" shall have the meaning provided in Section 11.3 of this Agreement.

               "Certificate of Merger" shall mean the Certificate of Merger to be executed by SAB and filed with the Secretary of State of the State of Delaware relating to the Merger as contemplated by Section 1.1 of this Agreement.

               "Closing" shall mean the closing of the transactions contemplated hereby, as described in Section 1.2 of this Agreement.

               "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

               "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

               "Default" shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

               "DGCL" shall mean the Delaware General Corporation Law.

               "Effective Time" shall mean the date and time at which the Merger becomes effective as defined in Section 1.3 of this Agreement.

               "Environmental Laws" shall mean all Laws which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over pollution or protection of the environment.

               "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

              "ERISA Affiliate" shall have the meaning provided in Section 5.14 of this Agreement.

               "ERISA Plan" shall have the meaning provided in Section 5.14 of this Agreement.

               "Exchange Agent" shall have the meaning provided in Section
     4.1 of this Agreement.

               "Exchange Ratio" shall have the meaning given such term in
     Section 3.1 hereof.

               "Exhibits" 1 through 4, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

               "FMB Benefit Plans" shall have the meaning set forth in
     Section 5.14 of this Agreement.

               "FMB Common Stock" shall mean the $25.00 par value common stock of FMB.

               "FMB Companies" shall mean, collectively, FMB and all FMB Subsidiaries.

               "FMB Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of FMB as of December 31, 1995 and 1994, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 1995, 1994 and 1993, as delivered by FMB to SAB, and (ii) the consolidated balance sheets of FMB (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) delivered by FMB to SAB with respect to periods ended subsequent to December 31, 1995.

               "FMB Subsidiaries" shall mean the Subsidiaries of FMB, which shall include the FMB Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of FMB in the future and owned by FMB at the Effective Time.

               "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

               "Hazardous Material" shall mean any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environment Response, Compensation, and Liability Act, 42 U.S.C. 9601 et seq., or any similar federal, state or local Law.

               "HSR Act" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

               "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

               "Joint Proxy Statement" shall mean the proxy statement/prospectus used by FMB and SAB to solicit the approval of their stockholders of the transactions contemplated by this Agreement.

               "Knowledge" as used with respect to a Person shall mean the knowledge after due inquiry of the Chairman, President, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer, General Counsel, any Assistant or Deputy General Counsel, or any Senior or Executive Vice President of such Person.


               "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any of the Regulatory Authorities.

               "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

               "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

               "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including, without limitation, Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

               "Loan Property" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

               "Market Value," when used with reference to SAB Common Stock, shall mean the average of the closing bid and closing ask price as reported by NASDAQ, adjusted for the effect of any stock split, stock dividend or other similar recapitalization between the date hereof and the Effective Time.

               "Material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

               "Material Adverse Effect" on a Party shall mean an event, change or occurrence which has a material adverse impact on (i) the financial position or business of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse impact" shall not be deemed to include the impact o f (x) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (y) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, and (z) the Merger on the operating performance of the Parties.

               "Merger" shall mean the merger of FMB with and into SAB referred to in Section 1.1 of this Agreement.

               "NASD" shall mean the National Association of Securities Dealers, Inc.

               "NASDAQ" shall mean the National Association of Securities Dealers Automated Quotations System.

               "1933 Act" shall mean the Securities Act of 1933, as amended.

               "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

               "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

               "Participation Facility" shall means any facility in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator or such property, but only with respect to such property.

               "Party" shall mean either FMB or SAB, and "Parties" shall mean both FMB and SAB.

               "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

               "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

               "Previously Disclosed" shall mean information delivered in writing prior to the date of this Agreement in the manner and to the Party and counsel described in Section 11.8 of this Agreement and describing in reasonable detail the matters contained therein.

               "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, filed with the SEC by SAB under the 1933 Act in connection with the transactions contemplated by this Agreement.

               "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD, and the SEC.

               "SAB Benefit Plans" shall have the meaning set forth in
    Section 6.14 of this Agreement.

               "SAB Common Stock" shall mean the $.01 par value common stock of SAB.

               "SAB Companies" shall mean, collectively, SAB and all SAB Subsidiaries.

               "SAB Financial Statements" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of SAB as of December 31, 1995 and 1994, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1995, 1994 and 1993, as filed by SAB in SEC Documents, and
     (ii) the consolidated statements of condition of SAB (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 1995.

               "SAB Stock Plan" shall mean the existing stock option plan of SAB designated as the "South Alabama Bancorporation 1993 Incentive Compensation Plan."

               "SAB Subsidiaries" shall mean the Subsidiaries of SAB, which shall include the SAB Subsidiaries described in Section 6.4 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of SAB in the future and owned by SAB at the Effective Time.

               "SEC Documents" shall mean all reports and registration statements filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

               "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

               "Stockholders' Meetings" shall mean the respective Meetings of the stockholders of FMB and SAB to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

               "Subsidiaries" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

               "Surviving Corporation" shall mean SAB as the surviving corporation resulting from the Merger.



               "Taxes" shall mean any federal, state, county, local, foreign and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

               "Trading Day" shall mean a day on which NASDAQ is open for trading activities.

               "Valuation Period" shall mean the period of twenty (20) consecutive Trading Days ending on the Trading Day preceding by two Trading Days the Effective Time.

          11.2      Expenses.

               (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder.

               (b) Notwithstanding the foregoing, SAB agrees to pay two-thirds, and FMB agrees to pay one-third, of all direct, out-of-pocket costs and expenses incurred after execution of this Agreement by the Parties or on their behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing and mailing fees and expenses, and fees and expenses of their respective accountants and counsel. Each Party agrees to cooperate with the other in the determination of amounts required by this subsection (b) to be shared and to make prompt payment of amounts required to be paid to the other.

               (c) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party under such circumstances.

          11.3 Brokers and Finders. Each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or, except for Alex Sheshunoff
& Co. Investment Banking in the case of FMB and Mercer Capital Management, Inc. in the case of SAB, incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby
( Broker Fees ). In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by FMB or SAB, each of FMB and SAB, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim. Each Party shall pay its own Broker Fees.

          11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 8.12 of this Agreement.

          11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after approval of this Agreement by the holders of FMB Common Stock or SAB Common Stock, there shall be made no amendment that
(a) pursuant to Section 251(d) of the DGCL requires further approval by such stockholders without the further approval of the SAB stockholders, or (b) pursuant to the ABCA requires further approval by the FMB stockholders without the further approval of the FMB stockholders.

          11.6      Waivers.

               (a) Prior to or at the Effective Time, SAB, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by FMB, to waive or extend the time for the compliance or fulfillment by FMB of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of SAB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of SAB.

               (b) Prior to or at the Effective Time, FMB, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by SAB, to waive or extend the time for the compliance or fulfillment by SAB of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of FMB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of FMB.

          11.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

          11.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:


   FMB:             First Monco Bancshares, Inc.
                    Monroe County Bank
                    P. O. Box 806 (36461-0806)
                    129 Hines Street
                    Monroeville, Alabama 36460
                    Telecopy Number:  (334) 575-3135

                    Attention: Haniel F. Croft, Vice President

   Copy to Counsel: Maynard, Cooper & Gale, P.C.
                    901 6th Avenue North
                    Suite 2400
                    Birmingham, Alabama 35203-2602
                    Telecopy Number:  (205) 254-1999

                    Attention: J. Michael Savage

   SAB:             South Alabama Bancorporation, Inc.
                    P. O. Box 3067 (36652)
                    100 St. Joseph Street
                    Mobile, Alabama 36602
                    Telecopy Number:  (334) 431-7851

                    Attention: W. Bibb Lamar, Jr., President

   Copy to Counsel: Hand Arendall, L.L.C.
                    3000 First National Bank Building
                    P. O. Box 123 (36601)
                    Mobile, Alabama  36602
                    Telecopy Number:  (334) 694-6375

                    Attention: Stephen G. Crawford

     11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Laws.

     11.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     11.11 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     11.12 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     11.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     11.14 Change of Domicile. It is contemplated by SAB and FMB that SAB will change its state of incorporation from Delaware to Alabama prior to the Effective Time by the incorporation of an Alabama subsidiary wholly owned by SAB and the subsequent merger of SAB into that subsidiary (the "SAB Merger"). The surviving Alabama corporation will be named "South Alabama Bancorporation, Inc." upon the effectiveness of the SAB Merger and thereafter, unless later changed. The surviving Alabama corporation will have the same capitalization, assets, liabilities, directors, officers, employees and stockholders and essentially the same charter provisions and by-laws as SAB will have immediately before the Alabama Merger. The sole purpose of the Alabama Merger will be to change SAB's state of incorporation from Delaware to Alabama.

     Anything in this Agreement to the contrary notwithstanding, in the event the Alabama Merger occurs as contemplated prior to the Effective Time, all references in this Agreement and the exhibits attached hereto, to Delaware or Delaware law shall be deemed for all purposes (except SAB's representations and warranties effective as of a time prior to the Alabama Merger) to refer to Alabama or Alabama law, as the case may be, all references to SAB, a Delaware corporation, shall be deemed to refer to the surviving Alabama corporation with respect to all time periods subsequent to the SAB Merger, and the Merger shall become effective upon the filing of Articles of Merger with the Secretary of State of Alabama.

         IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by its respectively authorized officers as of the day and year first above written.


         ATTEST:             FIRST MONCO BANCSHARES, INC.


Paul B. Redmond, Jr.         By:  John B. Barnett, III
Secretary                         John B. Barnett, III, Vice President


[CORPORATE SEAL]





ATTEST:                        SOUTH ALABAMA BANCORPORATION, INC.


F. Michael Johnson              By:  W. Bibb Lamar, Jr.
Secretary                            W. Bibb Lamar, Jr., President

[CORPORATE SEAL]


                       LIST OF EXHIBITS


         Exhibit Number                     Description


         1. Amendment to the Certificate of Incorporation of South Alabama Bancorporation, Inc. (Section 2.1).

         2. Amendment to the Bylaws of South Alabama Bancorporation, Inc. (Section 2.2)

         3.   Form of agreement of affiliates of FMB.  (Section 8.11).

         4.   Form of opinion of counsel for FMB.  (Section 9.2(d)).

         5.   Form of opinion of counsel for SAB.  (Section 9.3(d)).

                                                           Exhibit 1


         Subparagraph (a) of Article 4 of the Surviving Corporation's Certificate of Incorporation, as amended, shall read as follows:

              (a) The total number of shares of capital stock which the Corporation shall have authority to issue is 6,000,000 shares of the par value of $.01 per share, consisting of: (1) 5,500,000 shares of Common Stock and (2) 500,000 shares of Preferred Stock.

                                                           Exhibit 2

                        AMENDMENT TO THE BYLAWS OF
                    SOUTH ALABAMA BANCORPORATION, INC.



         Section 1 of Article III of SAB s Bylaws shall be amended to read as follows:

                                 DIRECTORS

              SECTION 1. The number of directors which shall constitute the whole board shall not be less than three nor more than twenty-five. The board at the time these bylaws become effective shall consist of three directors. Thereafter, within the limits above specified, the number of directors shall be determined by resolution of the board of directors. The directors shall be elected at the annual meeting of the stockholders, except as provided in Section 2 of the this Article, and each director elected shall hold office until his successor is elected and qualified, unless sooner displaced. Directors need not be stockholders. No person shall be eligible for election as a director if he will be over 70 years of age during the calendar year of election, except that the board may, by majority vote, permit the nomination and election of one or more directors without regard to such age limitation in connection with any merger, acquisition or other similar transaction in which such otherwise ineligible director is a director of the company acquired by or merged into the corporation.

                                                           Exhibit 3

                            AFFILIATE AGREEMENT


South Alabama Bancorporation, Inc.
Mobile, Alabama

Attention:    W. Bibb Lamar, Jr.
              President

Gentlemen:

         The undersigned is a stockholder of First Monco Bancshares, Inc. ("FMB"), a corporation organized and existing under the laws of the State of Alabama and located in Monroeville, Alabama, and will become a stockholder of the South Alabama Bancorporation, Inc. ("SAB") pursuant to the transactions described in the Agreement and Plan of Merger, dated as of May 31, 1996, as
amended and restated as of August        , 1996 (the "Agreement"), by and
between SAB and FMB. Under the terms of the Agreement, FMB will be merged into and with SAB (the "Merger"), and the shares of the common stock of FMB ("FMB Common Stock") will be converted into and exchanged for shares of the common stock of SAB ("SAB Common Stock"). This Affiliate Agreement represents an agreement between the undersigned and SAB regarding certain rights and obligations of the undersigned in connection with the shares of SAB to be received by the undersigned as a result of the Merger.

         In consideration of the Merger and the mutual covenants contained herein, the undersigned and SAB hereby agree as follows:

         1. Affiliate Status. The undersigned understands and agrees that as to FMB he is an "affiliate" under Rule 145(c) as defined in Rule 405 of the Rules and Regulations of the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended ("1933 Act"), and the undersigned anticipates that he will be such an "affiliate" at the time of the Merger.

         2. Covenants and Warranties of Undersigned. The undersigned represents, warrants and agrees that:

              (a) The SAB Common Stock received by the undersigned as a result of the Merger will be taken for his own account and not for others, directly or indirectly, in whole or in part.

              (b) SAB has informed the undersigned that any distribution by the undersigned of SAB Common Stock has not been registered under the 1933 Act and that shares of SAB Common Stock received pursuant to the Merger can only be sold by the undersigned (1) following registration under the 1933 Act, or (2) in conformity with the volume and other requirements of Rule 145(d) promulgated by the SEC as the same now exist or may hereafter be amended, or (3) to the extent some other exemption from registration under the 1933 Act might be available. The undersigned understands that SAB is under no obligation to file a registration statement with the SEC covering the disposition of the undersigned's shares of SAB Common Stock.

              (c) The undersigned is aware that SAB intends to treat the Merger as a tax-free reorganization under Section 368 of the Internal Revenue Code ("Code") for federal income tax purposes. The undersigned agrees to treat the transaction in the same manner as SAB for federal income tax purposes. The undersigned acknowledges that Section 1.368-1(b) of the Income Tax Regulations requires "continuity of interest" in order for the Merger to be treated as tax-free under Section 368 of the Code. This requirement is satisfied if, taking into account those FMB stockholders who receive cash in exchange for their stock, who receive cash in lieu of fractional shares, or who dissent from the Merger, there is no plan or intention on the part of the FMB stockholders to sell or otherwise dispose of the SAB Common Stock to be received in the Merger that will reduce such stockholders' ownership to a number of shares having, in the aggregate, a value at the time of the Merger of less than 50% of the total fair market value of the FMB Common Stock outstanding immediately prior to the Merger. The undersigned has no prearrangement, plan or intention to sell or otherwise dispose of an amount of his SAB Common Stock to be received in the Merger which would cause the foregoing requirement not to be satisfied.

         3. Restrictions on Transfer. The undersigned understands and agrees that stop transfer instructions with respect to the shares of SAB Common Stock received by the undersigned pursuant to the Merger will be given to SAB's Transfer Agent and that there will be placed on the certificates of such shares, or shares issued in substitution thereof, a legend stating in substance:

         The shares represented by this certificate may not be sold, transferred or otherwise disposed of except or unless (1) covered by an effective registration statement under the Securities Act of 1933, as amended, (2) in accordance with (i) Rule 145(d) (in the case of shares issued to an individual who is not an affiliate of South Alabama Bancorporation, Inc. (the Corporation )) or (ii) Rule 144 (in the case of shares issued to an individual who is an affiliate of the Corporation) of the Rules and Regulations of such Act, or (3) in accordance with a legal opinion satisfactory to counsel for the Corporation that such sale or transfer is otherwise exempt from the registration requirements of such Act."

Such legend will also be placed on any certificate representing SAB securities issued subsequent to the original issuance of the SAB Common Stock pursuant to the Merger as a result of any stock dividend, stock split, or other recapitalization as long as the SAB Common Stock issued to the undersigned pursuant to the Merger has not been transferred in such manner to justify the removal of the legend therefrom. If the provisions of Rules 144 and 145 are amended to eliminate restrictions applicable to the SAB Common Stock received by the undersigned pursuant to the Merger, or at the expiration of the restrictive period set forth in Rule 145(d), SAB, upon the request of the undersigned, will cause the certificates representing the shares of SAB Common Stock issued to the undersigned in connection with the Merger to be reissued free of any legend relating to the restrictions set forth in Rules 144 and 145(d) upon receipt by SAB of an opinion of its counsel to the effect that such legend may be removed.

         4. Understanding of Restrictions on Dispositions. The undersigned has carefully read the Agreement and this Affiliate Agreement and discussed their requirements and impact upon his ability to sell, transfer, or otherwise dispose of the shares of SAB Common Stock received by the undersigned, to the extent he believes necessary, with his counsel or counsel for FMB.

         5. Filing of Reports by SAB. SAB agrees, for a period of three years after the effective date of the Merger, to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, so that the public information provisions of Rule 145(d) promulgated by the SEC as the same are presently in effect will be available to the undersigned in the event the undersigned desires to transfer any shares of SAB Common Stock issued to the undersigned pursuant to the Merger.

         6. Transfer Under Rule 145(d). If the undersigned desires to sell or otherwise transfer the shares of SAB Common Stock received by him in connection with the Merger at any time during the restrictive period set forth in Rule 145(d), the undersigned will provide the necessary representation letter to the transfer agent for SAB Common Stock together with such additional information as the transfer agent may reasonably request. If SAB's counsel concludes that such proposed sale or transfer complies with the requirements of Rule 145(d), SAB shall cause such counsel to provide such opinions as may be necessary to SAB's Transfer Agent so that the undersigned may complete the proposed sale or transfer.

         7. Acknowledgements. The undersigned recognizes and agrees that the foregoing provisions also apply to (i) the undersigned's spouse, (ii) any relative of the undersigned or of the undersigned's spouse who has the same home as the undersigned, (iii) any trust or estate in which the undersigned, the undersigned's spouse, and any such relative collectively own at least a 10% beneficial interest or of which any of the foregoing serves as trustee, executor, or in any similar capacity, and (iv) any corporation or other organization in which the undersigned, the undersigned's spouse and any such relative collectively own at least 10% of any class of equity securities or of the equity interest. The undersigned further recognizes that, in the event that the undersigned is a director or officer of SAB or becomes a director or officer of SAB upon consummation of the Merger, among other things, any sale of SAB common Stock by the undersigned within a period of less than six months following the effective time of the Mergers may subject the undersigned to liability pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended.

         8. Miscellaneous. This Affiliate Agreement is the complete agreement between SAB and the undersigned concerning the subject matter hereof. Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties. This Affiliate Agreement shall be governed by the
laws of the State of                                 .

         This Affiliate Agreement is executed as of the            day
         of                , 1996.




         Very truly yours,








         Signature







         Print Name















         Address

AGREED TO AND ACCEPTED as of
                          , 1996.

SOUTH ALABAMA BANCORPORATION, INC.

By:


                                                           Exhibit 4


                LETTERHEAD OF MAYNARD, COOPER & GALE, P.C.




                                      , 1996

South Alabama Bancorporation, Inc.
Mobile, Alabama

         Re: Merger of South Alabama Bancorporation, Inc. and First Monco Bancshares, Inc.

Gentlemen:

         We are counsel to First Monco Bancshares, Inc. ("FMB"), a corporation organized and existing under the laws of the State of Alabama, and have represented FMB in connection with the execution and delivery of the Agreement and Plan of Merger, dated as of May ____, 1996, as amended and restated as of August _____, 1996 (the "Agreement"), by and between South Alabama Bancorporation, Inc. ("SAB") and FMB.

         This opinion is delivered pursuant to Section 9.2(d) of the Agreement. Capitalized terms used in this opinion shall have the meaning set forth in the Agreement.

         In rendering this opinion, we have examined the corporate books and records of FMB, and made such other investigations as we have deemed necessary. We have relied upon certificates of public officials and officers of FMB as to certain questions of fact.

         Based upon and subject to the foregoing, we are of the opinion that:

         1. FMB is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama with full corporate power and authority to carry on the business in which it is engaged as described in the proxy statement used to solicit the approval by the stockholders of FMB of the transactions contemplated by the Agreement ("Proxy Statement"), and to own the properties owned by it.

         2. The execution and delivery of the Agreement and compliance with its terms do not and will not violate or contravene any provision of the Articles of Incorporation or Bylaws of FMB or, to the best of our knowledge but without any independent investigation, result in any conflict with, breach or, or default or acceleration under any mortgage, agreement, lease, indenture, or other instrument, order, judgment or decree to which FMB is a party or by which FMB is bound.

         3. In accordance with the Bylaws of FMB and pursuant to resolutions duly adopted by its Board of Directors and stockholders, the Agreement has been duly adopted and approved by the Board of Directors of FMB and by the stockholders of FMB at the Stockholders' Meeting.


         4. The Agreement has been duly and validly executed and delivered by FMB and, assuming valid authorization, execution and delivery by SAB, constitutes a valid and binding agreement of FMB enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting creditors' rights generally, provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance.

         5.   The authorized capital stock of FMB consists of _____________
shares of FMB Common Stock, of which            shares were issued and
outstanding as of         , 1996.  The shares of FMB Common Stock that are
issued and outstanding were not issued in violation of any statutory preemptive rights of shareholders, were duly issued and are fully paid and nonassessable under the Alabama Business Corporation Act. To our knowledge, there are no options, subscriptions, warrants, calls, rights or commitments obligating FMB to issue any equity securities or acquire any of its equity securities.

         This opinion is delivered solely for reliance by SAB.



              Sincerely,





              MAYNARD, COOPER & GALE, P.C.




                                                           Exhibit 5

                    LETTERHEAD OF HAND ARENDALL, L.L.C.




                                      , 1996

First Monco Bancshares, Inc.
Monroeville, Alabama

         Re: Merger of South Alabama Bancorporation, Inc. and First Monco Bancshares, Inc.

Gentlemen:

         We are counsel to South Alabama Bancorporation, Inc. ("SAB"), a corporation organized and existing under the laws of the State of Delaware, and have represented SAB in connection with the execution and delivery of the Agreement and Plan of Merger, dated as of May ____, 1996, as amended and restatated as of August ____, 1996 (the "Agreement"), by and between First Monco Bancshares, Inc. ("FMB") and SAB.

         This opinion is delivered pursuant to Section 9.3(d) of the Agreement. Capitalized terms used in this opinion shall have the meaning set forth in the Agreement.

         In rendering this opinion, we have examined the corporate books and records of SAB, and made such other investigations as we have deemed necessary. We have relied upon certificates of public officials and officers of SAB as to certain questions of fact.

         Based upon and subject to the foregoing, we are of the opinion that:

         1. SAB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to carry on the business in which it is engaged as described in the proxy statement used to solicit the approval by the stockholders of SAB of the transactions contemplated by the Agreement ("Proxy Statement"), and to own the properties owned by it.

         2. The execution and delivery of the Agreement and compliance with its terms do not and will not violate or contravene any provision of the Certificate of Incorporation or Bylaws of SAB or, to the best of our knowledge but without any independent investigation, result in any conflict with, breach of, or default or acceleration under any mortgage, agreement, lease, indenture, or other instrument, order, arbitration award, judgment or decree to which SAB is a party or by which SAB is bound.

         3. In accordance with the Bylaws of SAB and pursuant to resolutions duly adopted by its Board of Directors and stockholders, the Agreement has been duly adopted and approved by the Board of Directors and stockholders of SAB.


         4. The Agreement has been duly and validly executed and delivered by SAB and, assuming valid authorization, execution and delivery by FMB, constitutes a valid and binding agreement of SAB enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting creditors' rights generally, provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance.

         5.   The authorized capital stock of SAB consists of ____________
shares of SAB Common Stock, of which            shares were issued and
outstanding as of                 , 1996, and 500,000 shares of preferred
stock, no par value, none of which is issued and outstanding. The shares of SAB Common Stock that are issued and outstanding were not issued in violation of any statutory preemptive rights of shareholders, were duly issued and are fully paid and nonassessable under the Delaware General Corporation Law. The shares of SAB Common Stock to be issued to the stockholders of FMB as contemplated by the Agreement are duly authorized, have been registered under the Securities Act of 1933, as amended, and when properly issued and delivered following consummation of the Merger will be validly issued, fully paid and non-assessable. To our knowledge, except as set forth in Section 6.3(a) of the Agreement, there are no options, subscriptions, warrants, calls, rights or commitments obligating SAB to issue any equity securities or acquire any of its equity securities.


         This opinion is delivered solely for reliance by FMB.



              Sincerely,





              HAND ARENDALL, L.L.C.



                                                                 Appendix B
                          ALABAMA CODE ANNOTATED
           TITLE 10. CORPORATIONS, PARTNERSHIPS AND ASSOCIATIONS
                     CHAPTER 2B. BUSINESS CORPORATIONS

Article 13. Dissenters  Rights

Section 10-2B-13. 01. Definitions.

     (1) "Corporate action" means the filing of articles of merger or share exchange by the probate judge or Secretary of State, or other action giving legal effect to a transaction that is the subject of dissenters' rights.

     (2) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 10-2B-13.02 and who exercises that right when and in the manner required by Sections 10-2B-13.20 through 10-2B-13.28.

     (4) "Fair Value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans, or, if none, at a rate that is fair and equitable under all circumstances.

     (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     (7) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (8) "Shareholder" means the record shareholder or the beneficial shareholder.

Section 10-2B-13.02. Right to dissent.

            (a)  A shareholder is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

                 (1) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 10-2B-11.03 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 10-2B-11.04;

                 (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

                 (3) Consummation of a sale or exchange by all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

                 (4) To the extent that the articles of incorporation of the corporation so provide, an amendment of the articles of incorporation that materially and adversely affects rights in respect to a dissenter's shares because it:

                      (i) Alters or abolishes a preferential right of the shares;

                      (ii) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

                      (iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

                      (iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

                      (v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 10-2B-6.04; or

                 (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

            (b) A shareholder entitled to dissent and obtain payment for shares under this chapter may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

Section 10-2B-13.03. Dissent by nominees and beneficial owners.

            (a) A record shareholder may assert dissenters' rights as to fewer than all of the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he or she dissents and his or her other shares were registered in the names of different shareholders.

            (b) A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if:

                 (1) He or she submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

                 (2) He or she does so with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to direct the vote.

Section 10-2B-13.20. Notice of dissenters' rights.

            (a)  If proposed corporate action creating dissenters' rights under
                 Section 10-2B-13.02 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

            (b) If corporate action creating dissenters' rights under Section 10-2B-13.02 is taken without a vote of shareholders, the corporation shall (1) notify in writing all shareholders entitled to assert dissenters' rights that the action was taken; and (2) send them the dissenters' notice described in
                 Section 10-2B-13.22.

Section 10-2B-13.21. Notice of intent to demand payment.

            (a)  If proposed corporate action creating dissenters' rights under
                 Section 10-2B-13.02 is submitted to a vote at a shareholder's meeting, a shareholder who wishes to assert dissenters' rights
                 (1) must deliver to the corporation before the vote is taken written notice of his or her intent to demand payment or [sic] his or her shares if the proposed action is effectuated; and (2) must not vote his or her shares in favor of the proposed action.

            (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his or her shares under this article.

Section 10-2B-13.22. Dissenters' notice.

            (a)  If proposed corporate action creating dissenters' rights under
                 Section 10-2B-13.02 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of
                 Section 10-2B-13.21.

            (b) The dissenters' notice must be sent no later than 10 days after the corporate action was taken, and must:

                 (1) State where the payment demand must be sent;

                 (2) Inform holders of shares to what extent transfer of the shares will be restricted after the payment demand is received;

                 (3) Supply a form for demanding payment;

                 (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is delivered; and

                 (5) Be accompanied by a copy of this article.

Section 10-2B-13.23. Duty to demand payment.

            (a) A shareholder sent a dissenters' notice described in Section 10-2B-13.22 must demand payment in accordance with the terms of the dissenters' notice.

            (b) The shareholder who demands payment retains all other rights of a shareholder until those rights are canceled or modified by the taking of the proposed corporate action.

            (c) A shareholder who does not demand payment by the date set in the dissenters' notice is not entitled to payment for his or her shares under this article.

            (d) A shareholder who demands payment under subsection (a) may not thereafter withdraw that demand and accept the terms offered under the proposed corporate action unless the corporation shall consent thereto.




Section 10-2B-13.24. Share restrictions.

            (a) Within 20 days after making a formal payment demand, each shareholder demanding payment shall submit the certificate or certificates representing his or her shares to the corporation for (1) notation thereon by the corporation that such demand has been made and (2) return to the shareholder by the corporation.

            (b) The failure to submit his or her shares for notation shall, at the option of the corporation, terminate the shareholders' rights under this article unless a court of competent jurisdiction, for good and sufficient cause, shall otherwise direct.

            (c) If shares represented by a certificate on which notation has been made shall be transferred, each new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of such shares.

            (d) A transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

Section 10-2B-13.25. Offer of payment.

            (a) As soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall offer to pay each dissenter who complied with Section 10-2B-13.23 the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

            (b)  The offer of payment must be accompanied by:

                 (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of the offer, an income statement for that year, and the latest available interim financial statements, if any;

                 (2) A statement of the corporation's estimate of the fair value of the shares;

                 (3) An explanation of how the interest was calculated;

                 (4) A statement of the dissenter's right to demand payment under Section 10-2B-13.28; and

                 (5) A copy of this article.

            (c) Each dissenter who agrees to accept the corporation's offer of payment in full satisfaction of his or her demand must surrender to the corporation the certificate or certificates representing his or her shares in accordance with terms of the dissenters' notice. Upon receiving the certificate or certificates, the corporation shall pay each dissenter the fair value of his or her shares, plus accrued interest, as provided in subsection (a). Upon receiving payment, a dissenting shareholder ceases to have any interest in the shares.

Section 10-2B-13.26. Failure to take corporate action.

            (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment, the corporation shall release the transfer restrictions imposed on shares.

            (b) If, after releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 10-2B-13.22 and repeat the payment demand procedure.

Section 10-2B-13.27. Reserved.


Section 10-2B-13.28. Procedure if shareholder dissatisfied with offer of payment.

            (a) A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, or reject the corporation's offer under
                 Section 10-2B-13.25 and demand payment of the fair value of his or her shares and interest due, if:

                 (1) The dissenter believes that the amount offered under
                 Section 10-2B-13.25 is less than the fair value of his or her shares or that the interest due is incorrectly calculated;

                 (2) The corporation fails to make an offer under
                 Section 10-2B-13.25 within 60 days after the date set for demanding payment; or

                 (3) The corporation, having failed to take the proposed action, does not release the transfer restrictions imposed on shares within 60 days after the date set for demanding payment.

            (b) A dissenter waives his or her right to demand payment under this section unless he or she notifies the corporation of his or her demand in writing under subsection (a) within 30 days after the corporation offered payment for his or her shares.

Section 10-2B-13.30. Court action.

            (a) If a demand for payment under Section 10-2B-13.28 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

            (b) The corporation shall commence the proceeding in the circuit court of the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

            (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided under the Alabama Rules of Civil Procedure.

            (d) After service is completed, the corporation shall deposit with the clerk of the court an amount sufficient to pay unsettled claims of all dissenters party to the action in an amount per share equal to its prior estimate of fair value, plus accrued interest, under Section 10-2B-13.25.

            (e) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

            (f) Each dissenter made a party to the proceeding is entitled to judgment for the amount the court finds to be the fair value of his or her shares, plus accrued interest. If the court's determination as to the fair value of a dissenter's shares, plus accrued interest, is higher than the amount estimated by the corporation and deposited with the clerk of the court pursuant to subsection (d), the corporation shall pay the excess to the dissenting shareholder. If the court's determination as to fair value, plus accrued interest, of a dissenter's shares is less than the amount estimated by the corporation and deposited with the clerk of the court pursuant to subsection (d), then the clerk shall return the balance of funds deposited, less any costs under
                 Section 10-2B-13.31, to the corporation.

            (g) Upon payment of the judgment, and surrender to the corporation of the certificate or certificates representing the appraised shares, a dissenting shareholder ceases to have any interest in the shares.

Section 10-2B-13.31. Court costs and counsel fees.

            (a) The court in an appraisal proceeding commenced under Section 10-2B-13.30 shall determine all costs of the proceeding, including compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 10-2B-13.28.

            (b) The court may also assess the reasonable fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable

                 (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 10-2B-13.20 through 10-2B-13.28; or

                 (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

            (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

Section 10-2B-13.32. Status of shares after payment.

            Shares acquired by a corporation pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as in this chapter provided, may be held and disposed of by such corporation as in the case of other treasury shares, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange may otherwise provide.

                                                              APPENDIX C

FIRST MONCO BANCSHARES, INC. AND
SUBSIDIARY


Consolidated Financial Statements
Years Ended December 31, 1995 and 1994,
and Independent Auditors' Report




INDEPENDENT AUDITORS' REPORT


To the Board of Directors of
First Monco Bancshares, Inc.
Monroeville, Alabama:

We have audited the accompanying consolidated statements of financial condition of First Monco Bancshares, Inc. (the "Company"), and its subsidiary, The Monroe County Bank, as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of First Monco Bancshares, Inc. and its subsidiary, The Monroe County Bank, as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.




January 26, 1996

   FIRST MONCO BANCSHARES, INC. AND SUBSIDIARY

   CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
   DECEMBER 31, 1995 AND 1994



                                         1995            1994
ASSETS

Cash and due from banks              $ 4,113,101     $ 4,622,288
Federal funds sold                     6,975,000       3,150,000
 Total cash and cash equivalents      11,088,101       7,772,288
Securities available-for-sale,
 at market net of unrealized
 holding loss of $5,726 in 1995 and
 $421,133 in 1994 (Notes 2 and 13)    10,999,060      14,580,000
Securities to be held-to-maturity,
 at cost (market value of
 $51,652,118 in 1995 and
 $42,232,304 in 1994)(Notes 2 and 13) 51,049,306      43,799,013
Loans, net of allowance for credit
 losses of $454,964 in 1995 and
 $449,808 in 1994 (Notes 3, 4,
 10 and 13)                           19,469,474      18,775,055
Premises and equipment, net (Note 5)   1,175,511         929,894
Accrued interest receivable              984,865         922,048
Other assets                             160,736         168,214

TOTAL                                $94,927,053     $86,946,512


LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
 Deposits:
  Demand - noninterest-bearing       $17,887,377     $15,989,010
  Demand - interest-bearing           27,648,771      24,064,446
  Savings                              9,878,046      11,073,372
  Time (Note 6)                       27,644,622      25,403,296
     Total (Note 13)                  83,058,816      76,530,124
  Dividends payable                      186,387         177,450
  Accrued interest payable               239,292         171,901
  Other liabilities                      331,174          58,788

      Total liabilities               83,815,669      76,938,263

COMMITMENTS AND CONTINGENCIES (Note 9)

STOCKHOLDERS' EQUITY
 Common stock, par value $25 per
  share; authorized 250,000 shares;
  issued 15,521 shares                   388,025         388,025
 Capital surplus                         450,000         450,000
 Retained Earnings                    14,513,353      13,622,952
 Net unrealized losses on securities
  available-for-sale, net of taxes of
  $2,088 in 1995 and $155,789 in 1994     (3,638)       (265,344)
 Treasury stock - at cost, 3,744
  shares in 1995 and 3,691 in 1994    (4,236,356)     (4,187,384)

      Total stockholders' equity
       (Notes 11 and 12)              11,111,384      10,008,249

TOTAL                                $94,927,053     $86,946,512


See notes to consolidated financial statements.

                                  -2-

FIRST MONCO BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                    1995          1994          1993
INTEREST INCOME:
 Loans                           $1,924,187    $1,682,502    $1,561,706
 Securities available-
  for-sale                          664,154       772,319
 Securities to be
  held-to-maturity:
   Taxable                        2,204,902     1,835,345     2,987,587
   Nontaxable                       497,579       569,304       504,783
 Federal funds sold                 382,568       198,192       148,818
   Total interest income          5,673,390     5,057,662     5,202,894

INTEREST EXPENSE
 ON DEPOSITS                      2,438,966     1,994,626     1,822,395

NET INTEREST INCOME               3,234,424     3,063,036     3,380,499

PROVISION FOR LOAN LOSSES
 (Note 4)                                 0             0             0

NET INTEREST INCOME
 AFTER PROVISION FOR
 POSSIBLE LOAN LOSSES             3,234,424     3,063,036     3,380,499

OTHER INCOME:
 Service charges on
  deposit account                   398,772       422,655       397,951
 Other income, charges and fees     119,049        73,782        78,149
   Total                            517,821       496,437       476,100

OTHER EXPENSES:
Salaries and employee
 benefits (Note 8)                1,090,724     1,076,139     1,205,735
 Net occupancy expense              212,709       172,973       183,657
 Data processing expenses           131,110        94,822        89,058
 Other                              631,797       676,214       606,819
   Total                          2,066,340     2,020,148     2,085,269

NET INCOME BEFORE INCOME TAXES    1,685,905     1,539,325     1,771,330

INCOME TAX EXPENSE (Note 7)         477,528       403,035       499,264

NET INCOME                       $1,208,377    $1,136,290    $1,272,066


         See notes to consolidated financial statements.

                                             - 3 -

FIRST MONCO BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993



                                                                 NET
                                                                 UNREALIZED
                                                                 LOSSES ON
                                                                 SECURITIES
                           COMMON      CAPITAL     RETAINED      AVAILABLE-  TREASURY
                           STOCK       SURPLUS     EARNINGS      FOR-SALE    STOCK          TOTAL

BALANCE, JANUARY 1,
 1993                      $388,025    $450,000    $11,949,698               $(   75,044)   $12,712,679

DIVIDENDS DECLARED
 AND PAID                                             (415,692)                                (415,692)

NET INCOME                                           1,272,066                                1,272,066

BALANCE, DECEMBER 31,
 1993                       388,025     450,000     12,806,072                (   75,044)    13,569,053

IMPACT AT JANUARY 1,
 1994 OF ADOPTION OF
 STATEMENT OF
 FINANCIAL ACCOUNTING
 STANDARDS NO. 115
 (NOTE 1)                                                        $(107,070)                    (107,070)

DIVIDENDS                                             (319,410)                                (319,410)

NET INCOME                                           1,136,290                                1,136,290

NET CHANGE IN UNREALIZED
 LOSSES ON SECURITIES
 AVAILABLE-FOR-SALE                                               (158,274)                    (158,274)

PURCHASE OF
 TREASURY STOCK                                                               (4,112,340)    (4,112,340)

BALANCE, DECEMBER 31,
 1994                       388,025     450,000     13,622,952    (265,344)   (4,187,384)    10,008,249

DIVIDENDS                                             (317,976)                                (317,976)

NET INCOME                                           1,208,377                                1,208,377

NET CHANGE IN UNREALIZED
 LOSSES ON SECURITIES
 AVAILABLE-FOR-SALE                                                261,706                      261,706

PURCHASE OF
 TREASURY STOCK                                                                  (48,972)       (48,972)

BALANCE, DECEMBER 31,
 1995                      $388,025    $450,000    $14,513,353   $  (3,638)  $(4,236,356)   $11,111,384

  See notes to consolidated financial statements.

                                                    - 4 -

FIRST MONCO BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


                                                        1995            1994            1993

OPERATING ACTIVITIES:
Net income                                         $  1,208,377    $  1,136,290    $  1,272,066
Adjustments to reconcile net income to net cash
 provided by operating activities:
 Depreciation                                           121,247          73,782          74,885
 Amortization of securities premiums                    296,594         535,344         875,595
 Accretion of securities discounts                      (29,909)        (35,721)        (33,141)
 Deferred income taxes                                   34,126          15,136
 Gain on sale of securities available-for-sale                           (3,520)
 Gain on sale of premises & equipment                   (30,280)
 Changes in assets and liabilities:
  Interest receivable                                   (62,817)         53,693         159,206
  Other assets                                            7,478         (28,044)         (1,493)
  Interest payable                                       67,391          34,851         (18,850)
  Other liabilities                                     238,260         (76,507)         20,661

       Net cash provided by operating activities      1,850,467       1,705,304       2,348,929

INVESTING ACTIVITIES:
 Net (increase) decrease in loans                      (694,419)        774,563        (268,016)
 Purchases of investment securities                                                 (37,182,238)
 Purchases of securities to be held-to-maturity     (19,711,891)    (15,317,801)     32,632,227
 Proceeds from maturities/calls of securities to be
  held-to-maturity                                   12,043,964      19,688,346
 Purchases of securities available-for-sale                         (12,014,545)
 Proceeds from maturities of securities available-
  for-sale                                            4,000,000       7,000,000
 Proceeds from sales of securities available-for-sale                 1,001,680
 Proceeds from sales of premises and equipment           50,000
 Purchases of premises and equipment                   (384,052)       (149,965)        (41,734)

       Net cash provided by (used in) investing
        activities                                   (4,696,398)        982,278      (4,859,761)

FINANCING ACTIVITIES:
 Net increase (decrease) in deposits                  6,528,692       2,976,910      (4,670,939)
 Dividends declared and paid                           (317,976)       (319,410)       (415,692)
 Purchase of treasury shares                            (48,972)     (4,112,340)

       Net cash provided by (used) in financing
        activities                                    6,161,744      (1,454,840)     (5,086,631)

NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS                                     3,315,813       1,232,742      (7,597,463)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR          7,772,288       6,539,546      14,137,009

CASH AND CASH EQUIVALENTS, END OF YEAR              $11,088,101      $7,772,288      $6,539,546

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
  Cash paid during the year for:
   Interest                                         $ 2,371,602      $2,029,477      $1,841,245
   Income taxes                                     $   369,299      $ 403,433       $  522,700

                                             - 5 -

FIRST MONCO BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation - The accompanying consolidated financial statements include the accounts of First Monco Bancshares, Inc. and its wholly-owned subsidiary, The Monroe County Bank ("Bank"). All significant intercompany balances and transactions are eliminated in consolidation.

  Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash Equivalents - For purposes of reporting cash flows, cash and cash equivalents are composed of cash and due from banks, interest-bearing deposits in other banks and Federal funds sold.

  Securities - Statement of Financial Accounting Standards
  ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities requires that only debt securities that the Company has the positive intent and ability to hold to maturity be classified as to be held-to-maturity and reported at amortized cost; all other debt securities are reported at fair value. SFAS No. 115 further requires that unrealized gains and losses on securities classified as trading account assets be recognized in current operations. Securities not classified as to be held-to-maturity or trading are classified as available-for-sale, with the related unrealized gains and losses excluded from earnings and reported net of tax as a separate component of stockholders' equity until realized. The Company adopted SFAS No. 115 effective January 1, 1994, which resulted in a $107,070 net unrealized loss being recorded as a separate component of stockholders' equity.

  Investment securities not classified as available-for-sale or trading are carried at cost, adjusted for the amortization of premiums and the accretion of discounts. Premiums and discounts are amortized and accreted to operations using the level yield method, adjusted for prepayments as applicable. Management has the intent and the Company has the ability to hold these assets as long-term investments until their estimated maturities.

  Securities within the available-for-sale portfolio may be used as part of the Company's asset/liability strategy and may be sold in response to changes in interest rate risk, prepayment risk or other similar economic factors. The specific identification method is used to compute gains or losses on the sale of these assets.

  Allowance for Credit Losses - The allowance for credit losses is a valuation allowance provided for estimated losses on loans. Throughout the year management estimates the likely level of future losses to determine whether the allowance is adequate to absorb losses in the existing portfolio. Management's judgment as to the level of losses on existing loans involves the consideration of current and anticipated economic conditions and their potential effects on specific borrowers; an evaluation of the existing relationships among loans, potential credit losses and the present level of the allowance; results of examinations of the loan portfolio by regulatory agencies; and management's internal review of the loan portfolio.

                             -6-
  In determining the collectibility of certain loans, management also considers the fair value of any underlying collateral. The amounts ultimately realized may differ from the carrying value of these assets due to economic, operating or other conditions beyond the Company's control. Certain loans collateralized by real estate considered by management to be in-substance foreclosure are recorded at the lower of the recorded investment in the loan or the fair value of the underlying collateral.

  It should be understood that estimates of credit losses involve judgment. While it is possible that in particular periods the Company may sustain losses which are substantial relative to the allowance for credit losses, it is the judgment of management that the allowance for credit losses reflected in the consolidated statements of condition is adequate to absorb estimated losses which may exist in the current loan portfolio.

  Premises and Equipment - Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed generally on the straight-line method over the estimated useful lives of the assets (31.5 years for buildings and up to 10 years for furniture and equipment). Maintenance and repairs are charged to operating expense as incurred. Renewals and betterments which materially increase the value of the property are capitalized. When an asset is sold or otherwise disposed of, the cost thereof and related accumulated depreciation are removed from the respective accounts, and the resulting gain or loss is reflected in operations.

  Interest Income - Interest income on loans is recognized under the interest method. Accrual of interest is discontinued on loans when management concludes that the collectibility of such interest is not probable.

  Income Taxes - The Company files a consolidated Federal income tax return. Certain items of income and expense are recognized in different years for financial reporting and income tax purposes. Applicable income taxes in the statements of income are based on reported income and expenses (exclusive of nontaxable income). The temporary differences between financial and taxable income are not significant and primarily result from the provisions for credit losses and depreciation.

  Adoption of New Accounting Pronouncements - The Company adopted the provisions of SFAS No. 107, Disclosures About Fair Value of Financial Instruments, in its 1995 financial statements. SFAS No. 107 requires disclosure of the fair value of financial instruments, both assets and liabilities recognized and not recognized in the statement of financial condition, for which it is practicable to estimate fair value. See Note 13.

  Effective January 1, 1995, the Company also adopted SFAS No. 114, Accounting by Creditors for Impairment of a Loan. SFAS No. 114 (later amended by SFAS No. 118) addresses the accounting by creditors for impairment of certain loans. It requires that impaired loans be measured based on the present value of expected cash flows discounted at the loan's effective interest rate. The adoption of this statement did not have a material impact on the Company's financial statements.

  Reclassifications - Certain reclassifications have been made to 1993 and 1994 amounts to conform to the 1995 presentation.

2. SECURITIES

The amortized cost and estimated market value of securities at December 31, 1995 and 1994 are as follows:

Securities Available-for-Sale
                                            December 31, 1995
                                           Gross        Gross       Estimated
                            Amortized    Unrealized    Unrealized     Fair
                              Cost         Gains        Losses       Value

U.S. Treasury securities   $11,004,786   $ 21,042      $ 26,768     $10,999,060


                                            December 31, 1994
                                           Gross        Gross       Estimated
                            Amortized    Unrealized    Unrealized     Fair
                              Cost         Gains        Losses       Value

U.S. Treasury securities   $15,001,133   $      0      $421,133     $14,580,000


Proceeds and gross gains from the sale of securities available-for-sale during 1994 were $1,001,680 and $3,520, respectively. There were no sales of securities available-for-sale during 1995.

Securities to be Held-to-Maturity
                                    December 31, 1995
                                          Gross         Gross         Estimated
                            Carrying      Unrealized    Unrealized    Market
                            Value         Gains         Losses        Value

Obligations of U.S.
 Government agencies        $13,063,069   $365,964      $    547      $13,428,486
Obligations of states and
 political subdivisions      12,682,645    167,353         3,498       12,846,500
Collateralized mortgage
 obligations                 15,100,854    118,052       116,902       15,102,004
Mortgage-backed securities    2,241,688     50,257         5,294        2,286,651
Other                         7,961,050     44,655        17,228        7,988,477

Total                       $51,049,306   $746,281      $143,469      $51,652,118


 Secutities to be Held-to-Maturity
                                           December 31, 1994
                                          Gross         Gross         Estimated
                            Carrying      Unrealized    Unrealized    Market
                            Value         Gains         Losses        Value

Obligations of U.S.
 Government agencies        $10,167,282                 $  113,043      $10,054,239
Obligations of states and
 political subdivisions      11,117,597   $ 22,776         321,836       10,818,537
Collateralized mortgage
 obligations                 14,818,875        310         898,319       13,920,866
Mortgage-backed securities    2,698,355     30,860          70,141        2,659,074
Other                         4,996,904                    217,316        4,779,588

Total                       $43,799,013   $ 53,946      $1,620,655      $42,232,304

The amortized cost and estimated fair value of securities at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                   Held-to-Maturity              Available-for-Sale

                                               Estimated                    Estimated
                                Amortized      Fair           Amortized     Fair
                                Cost           Value          Cost          Value

Due within one year             $ 9,128,788    $ 9,190,597    $ 9,992,661   $ 9,992,500
Due after one year but within
 five years                      18,132,629     18,435,042      1,012,125     1,006,560
ears                 310,000        273,655

Total                            33,706,764     34,263,462     11,004,786    10,999,060

Collateralized mortgage
 obligations                     15,100,854     15,102,005
Mortgage-backed securities        2,241,688      2,286,651

Total                           $51,049,306    $51,652,118    $11,004,786   $10,999,060

Securities with an amortized cost of $12,607,020 and $11,355,199 and an estimated market value of $12,758,585 and $11,055,297 at December 31, 1995 and 1994, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

3. LOANS

  A summary of loans at December 31, 1995 and 1994 is as follows:

                                  1995              1994

   Commercial                 $ 9,970,432       $11,887,147
   Real Estate                  7,060,081         5,385,322
   Installment                  2,913,987         2,078,046
   Other                           24,084            21,016

   Total                       19,968,584        19,371,531

   Unearned discount              (44,146)         (146,668)
   Allowance for credit losses   (454,964)         (449,808)

   Loans, net                 $19,469,474       $18,775,055

  The majority of the commercial and real estate loans have fixed interest rates with repayment terms of up to three years.
  Installment and other loans are generally fixed rate loans with repayment terms of up to five years.

4. ALLOWANCE FOR CREDIT LOSSES

  The following is a summary of changes in the allowance for credit losses for the years ended December 31, 1995 and 1994.

                                             1995        1994
   Balance at beginning of year           $ 449,808   $ 473,221
   Losses charged off                       (44,362)    (42,672)
   Recoveries                                49,518      19,259

   Balance at end of year                 $ 454,964   $ 449,808


 5.PREMISES AND EQUIPMENT

  Premises and equipment at December 31, 1995 and 1994 are summarized as follows:



    Land and land improvements          $  295,721    $  295,721
    Bank premises                          960,615     1,012,853
    Equipment                            1,107,255     1,025,212
                                         2,363,591     2,333,786
    Less accumulated depreciation        1,188,080     1,403,892

    Premises and equipment, net         $1,175,511    $  929,894

                               -10-

6. DEPOSITS

  Included in time deposits at December 31, 1995, 1994 and 1993 are $4,351,278, $4,390,579 and $3,815,065, respectively, of certificates of deposit and state time deposits in amounts of $100,000 or more.
  Interest expense for these time deposits was $232,722, $133,805, and $107,505 for the years ended December 31, 1995, 1994 and 1993, respectively.

  Scheduled maturities of time deposits at December 31, 1995 and 1994 were as follows:

                                        1995           1994

    Less than 1 year                $19,872,861    $15,472,089
    1 - 2 years                       1,261,878      3,743,291
    No stated maturity                6,509,883      6,187,916

    Total                           $27,644,622    $25,403,296

7. INCOME TAXES

  The effective tax rates for the years ended December 31, 1995, 1994 and 1993 were approximately 28%, 28% and 26%, respectively. The primary cause for the difference between this rate and the statutory Federal income tax rate is the effect of excluding from taxable interest income on tax exempt obligations and the effect of state income taxes.

  The components of the income tax provision were as follows:

                                  Years Ended December 31,
                                1995        1994        1993

    Current:
     Federal                  $381,318    $316,631    $427,073
     State                      62,084      71,268      77,875

    Total current              443,402     387,899     504,948

    Deferred:
     Federal                    37,366      14,673      (5,641)
     State                      (3,240)        463         (43)

    Total deferred              34,126      15,136      (5,684)

    Total provision           $477,528    $403,035    $499,264

  The balances of deferred tax assets and liabilities are immaterial at December 31, 1995 and 1994.

8. PROFIT SHARING AND PENSION PLANS

  The Bank has profit sharing and pension plans covering all eligible employees. The amount contributed to the profit sharing plan is determined annually at the discretion of the Bank's Board of Directors. Profit sharing expense was $50,000 for 1995, 1994 and 1993, respectively.

  The pension plan is a defined benefit, noncontributory, trusteed plan covering substantially all employees. Actuarially determined pension costs are charged to current operations.
  The subsidiary's funding policy is to contribute annually the maximum amount that can be deducted for Federal income tax purposes. Benefits are based on years of service and the employee's compensation during the last five years of employment. Plan assets consist mainly of Pooled Bond and Stock Funds.


  The funding status of the plan as of December 31, 1995 and 1994 was as follows:

                                          1995         1994

   Actuarial present value of
    projected benefit obligation:
     Vested                            $1,920,428   $1,828,807
     Nonvested                              4,789        7,825

   Accumulated benefit obligation       1,925,217    1,836,632
   Effect of projected future
    compensation levels                   474,898      469,271

   Projected benefit obligation         2,400,115    2,305,903

   Plan assets at fair value            3,146,835    2,659,146

   Plan assets in excess of projected
    benefit obligation                    746,720      353,243

   Unrecognized transition amount        (187,014)    (210,390)
   Unrecognized net gain                 (489,196)     (74,882)
   Unrecognized prior service cost          4,433        4,876

   Prepaid pension assets (included
    in other assets)                   $   74,943   $   72,847

  For 1995, 1994 and 1993, the discount rate and the average assumed rate of compensation increase used in determining the present value of the projected benefit obligations was 7% and 5%, respectively. The expected long-term rate of return on assets was 8% for all three years.

  Net periodic pension income included the following components:

                                  1995        1994        1993

Return on plan assets          $ 614,024   $ 228,240   $ 350,406
Service cost                     (72,179)    (72,532)    (75,544)
Interest on projected benefit
 obligation                     (157,064)   (149,118)   (139,152)
Net amortization and deferral   (382,685)     13,864    (134,130)

Net periodic pension income    $   2,096   $  20,454   $   1,580

9. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND
   CONCENTRATION OF CREDIT RISK

  To meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates, the Company is a party to various financial instruments with off-balance sheet risk in the normal course of business. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated statements of financial condition. The contract or notional amounts of those instruments reflect the extent of the involvement the Company has in particular classes of financial instruments. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making these commitments and conditional obligations as it does for on-balance sheet instruments.

  The following is a summary of the various financial instruments entered into by the Company as of December 31, 1995 whose contract amount represents credit risk:

     Financial instruments:
       Commitments to extend credit                      $5,234,000
       Standby letters of credit or financial guarantees    300,000

  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments expire without being fully drawn upon, the total commitment amounts disclosed above do not necessarily represent future cash requirements.

  The Company evaluates customers' creditworthiness on a case-by-case basis. The amount of collateral obtained, if considered necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer.

  Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to its customers.

  All of the Company's loans have been granted to customers in the Company's market area. The Bank's primary market area is Monroe County, Alabama and surrounding counties.

10.RELATED PARTY TRANSACTIONS

  Directors and executive officers of the Company, including the directors' and officers' families and affiliated companies, are loan and deposit customers of the Bank and have other transactions in the ordinary course of business. Total loans to these persons at December 31, 1995 and 1994 were approximately $179,369 and $471,408 respectively. These loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons and involve no unusual risks of collectibility.

11.DIVIDENDS FROM SUBSIDIARY

  Certain restrictions exist regarding the ability of the Bank to transfer funds to its Parent in the form of cash dividends.
  The approval of the State Superintendent of Banks is required to pay dividends in excess of the Bank's earnings retained in the current year plus retained net income for the two preceding years. As of December 31, 1995 and 1994, none of the Bank's undistributed earnings were available for distribution.

12.REGULATORY MATTERS

  Bank regulatory authorities have specified guidelines for purposes of evaluating a bank's capital adequacy. The Bank is required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. At December 31, 1995, the Bank is required to have minimum Tier 1 and total capital ratios of 4.00% and 8.00%, respectively. The Bank's actual ratios at that date were 32.56% and 33.81%, respectively. The Bank's leverage ratio at December 31, 1995 was 12.88%.

13.FAIR VALUE OF FINANCIAL INSTRUMENTS

  SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of fair values information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. Also, the fair value estimates presented herein are based on pertinent information available to management as of December 31, 1995.

  The following methods and assumptions were used by the Company in estimating its fair values disclosures for financial instruments.

  Securities - Fair values for securities are based on quoted market prices.

  Loans - For equity lines and other loans with short-term or variable rate characteristics, the carrying value reduced by an estimate of credit losses inherent in the portfolio is a reasonable estimate of fair value. The fair value of all other loans is estimated by discounting their future cash flows using interest rates currently being offered for loans with similar terms, reduced by an estimate of credit losses inherent in the portfolio. The discount rates used are commensurate with the interest rate and prepayment risks involved for the various types of loans.

  Deposits - The fair value for demand deposits (e.g., interest and non-interest bearing demand, savings and money market savings) are as required by SFAS No. 107, equal to the amounts payable on demand at the reporting date (i.e., their carrying amounts). Fair values for certificates of deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated monthly maturities.

  Commitments to Extend Credit and Standby Letters of Credit - The value of these unrecognized financial instruments is estimated based on the fee income associated with the commitments. Such fee income is not material to the Company's financial statements at December 31, 1995 and, therefore, the fair value of these commitments is not presented.

  Many of the Company's assets and liabilities are short-term financial instruments whose carrying amounts reported in the statement of condition approximate fair value. These items include cash and due from banks, interest-bearing bank balances and federal funds sold. The estimated fair values of the Company's remaining on-balance sheet financial instruments as of December 31, 1995 are summarized below:

                                        Carrying      Estimated
                                         Value        Fair Value


  Financial assets:
   Securities available-for-sale        $10,999,060   $10,999,060
   Securities to be held-to-maturity     50,990,529    51,652,118
   Loans, net of allowance
    for credit losses                    19,469,474    20,519,270

  Financial liabilities:
    Deposits                             83,058,816    83,065,946

14.PARENT COMPANY ONLY FINANCIAL INFORMATION

  FIRST MONCO BANCSHARES, INC. (PARENT COMPANY ONLY)
  Condensed Balance Sheets
  December 31, 1995 and 1994


                                             1995         1994
ASSETS

Cash                                     $   200,509  $   184,942
Investment in The Monroe County Bank      11,097,263   10,002,056

         Total assets                    $11,297,772  $10,186,998

LIABILITIES

Dividends payable                        $    186,388 $   177,450
Other liabilities                                           1,299

         Total liabilities                    186,388     178,749

STOCKHOLDERS' EQUITY                       11,111,384  10,008,249

         Total liabilities and
          stockholders' equity            $11,297,772 $10,186,998

Condensed Statements of Income
Years Ended December 31, 1995, 1994 and 1993


                             1995          1994          1993
Income:
 Dividends received
  - subsidiary              $380,000    $4,456,000      $427,000
 Interest income                  27            58           110
           Total income      380,027     4,456,058       427,110

Expenses:
  Supplies                     1,160           151         1,136
  Franchise tax                3,990         3,990         3,990
  Professional fees                         22,298         5,111
           Total expenses      5,150        26,439        10,237

Income before equity in
 undistributed income
 of subsidiary               374,877     4,429,619       416,873
Equity in undistributed
 income of subsidiary        833,500                     855,193
Distribution from
 subsidiary in excess of
 earnings for the year                  (3,293,329)

Net income                $1,208,377    $1,136,290    $1,272,066


Condensed Statements of Cash Flows
Years Ended December 31, 1995, 1994 and 1993

                             1995          1994          1993
Cash provided by
 operating activities:
 Net income               $1,208,377    $1,136,290    $1,272,066
 Adjustments to reconcile
  net income to net cash
  provided by operating
  activities:
  Distribution from
   subsidiary in excess of
   earnings for the year                 3,293,329
  Undistributed income
   of subsidiary            (833,500)                   (855,193)
  Increase (decrease)
   in liabilities              7,638       (63,903)        8,737

    Net cash provided by
     operating activities    382,515     4,365,716       425,610

Cash used by
 financing activities:
 Purchase of treasury stock  (48,972)   (4,112,340)
 Dividends paid             (317,976)     (319,410)     (384,900)

    Net cash used in
     financing activities   (366,948)   (4,431,750)     (384,900)

Increase (decrease)
 in cash                      15,567       (66,034)       40,710

Cash at beginning of year    184,942       250,976       210,266

Cash at end of year       $  200,509    $  184,942    $  250,976


   FIRST MONCO BANCSHARES, INC. AND SUBSIDIARY
   CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
   JUNE 30, 1996 AND DECEMBER 31, 1995



                                         1996            1995
ASSETS

Cash and due from banks              $ 3,092,801     $ 4,113,101
Federal funds sold                     6,700,000       6,975,000
 Total cash and cash equivalents       9,792,801      11,088,101
Securities available-for-sale,
 at market net of unrealized
 holding loss of                       6,987,990      10,999,060
Securities to be held-to-maturity,
 at cost                              53,797,342      51,049,306
Loans, net of allowance for credit
 losses                               22,126,102      19,469,474
Premises and equipment, net            1,116,150       1,175,511
Accrued interest receivable              971,546         984,865
Other assets                             478,305         160,736

TOTAL                                $95,270,236     $94,927,053


LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
 Deposits:
  Demand - noninterest-bearing       $18,325,391     $17,887,377
  Demand - interest-bearing           21,928,087      27,648,771
  Savings                             13,377,648       9,878,046
  Time                                29,068,039      27,644,622
     Total                            82,699,165      83,058,816
  Dividends payable                            0         186,387
  Accrued interest payable               242,763         239,292
  Other liabilities                      595,053         331,174

      Total liabilities               83,536,981      83,815,669



STOCKHOLDERS' EQUITY
 Common stock, par value $25 per
  share; authorized 250,000 shares;
  issued 15,521 shares                   388,025         388,025
 Capital surplus                         450,000         450,000
 Retained Earnings                    15,122,734      14,513,353
 Net unrealized losses on securities
  available-for-sale, net of taxes        (9,916)         (3,638)
 Treasury stock - at cost             (4,217,588)     (4,236,356)

      Total stockholders' equity
                                      11,733,255      11,111,384

TOTAL                                $95,270,236     $94,927,053

FIRST MONCO BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
SIX MONTHS ENDED JUNE 30, 1996 AND 1995

                                   June 30,      June 30,
                                   1996          1995
INTEREST INCOME:
Loans                             $1,021,662    $  932,753
 Securities available-
  for-sale                          228,416       361,367
 Securities to be
  held-to-maturity:
   Taxable                          703,450       594,758
   Nontaxable                       858,145       678,073
 Federal funds sold                 117,835       179,924
   Total interest income          2,929,508     2,746,875

INTEREST EXPENSE
 ON DEPOSITS                      1,238,180     1,199,547

NET INTEREST INCOME               1,691,328     1,547,328

PROVISION FOR LOAN LOSSES
                                          0             0

NET INTEREST INCOME
 AFTER PROVISION FOR
 POSSIBLE LOAN LOSSES             1,691,328     1,547,328

OTHER INCOME:
 Service charges on
  deposit account                   194,551       207,798
 Other income, charges and fees      43,949        65,284
   Total                            238,500       273,082

OTHER EXPENSES:
Salaries and employee
 benefits (Note 8)                  564,727       549,697
 Net occupancy expense               52,925        61,859
 Data processing expenses            58,729        48,590
 Other                              392,252       396,962
   Total                          1,068,633     1,057,108

NET INCOME BEFORE INCOME TAXES      861,195       763,302

INCOME TAX EXPENSE                  251,814       203,984

NET INCOME                       $  609,381    $  559,318


FIRST MONCO BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
SIX MONTHS ENDED JUNE 30, 1996

                                                        June            June
                                                        1996            1995

OPERATING ACTIVITIES:
Net income                                         $    609,381    $    559,318
Adjustments to reconcile net income to net cash
 provided by operating activities:
 Depreciation                                            81,632          47,139
 Amortization of securities premiums                    159,419         172,372
 Accretion of securities discounts                      (38,213)        (23,257)
 Deferred income taxes                                  156,096         153,628
 Gain on sale of securities available-for-sale                0               0
 Gain on sale of premises & equipment                         0         (30,280)
 Changes in assets and liabilities:
  Interest receivable                                    13,319          51,637
  Other assets                                         (317,569)       (332,557)
  Interest payable                                        3,471          62,395
  Other liabilities                                     111,470         167,716

       Net cash provided by operating activities        779,006         828,111

INVESTING ACTIVITIES:
 Net (increase) decrease in loans                    (2,656,628)        162,920
 Purchases of investment securities                                           0
 Purchases of securities to be held-to-maturity     (10,855,415)    (11,943,268)
 Proceeds from maturities/calls of securities to be
  held-to-maturity                                    7,982,987       9,219,887
 Purchases of securities available-for-sale            (995,625)              0
 Proceeds from maturities of securities available-
  for-sale                                            4,999,915       3,000,000
 Proceeds from sales of securities available-for-sale         0               0
 Proceeds from sales of premises and equipment                0          50,000
 Purchases of premises and equipment                    (22,270)       (189,445)

       Net cash provided by (used in) investing
        activities                                   (1,547,036)        300,094

FINANCING ACTIVITIES:
 Net increase (decrease) in deposits                   (359,651)      1,392,822
 Dividends declared and paid                           (186,387)       (177,450)
 Sales (purchase) of treasury shares                     18,768               0

       Net cash provided by (used) in financing
        activities                                     (527,270)      1,215,372

NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS                                    (1,295,300)      2,343,577

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR         11,088,101       7,772,288

CASH AND CASH EQUIVALENTS, END OF YEAR              $ 9,792,801    $ 10,115,865

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
  Cash paid during the year for:
   Interest                                         $ 1,234,709    $  1,137,477
   Income taxes                                     $   315,802    $    210,899


                                                                 Appendix D

                                  MERCER
                                  CAPITAL


5860 Ridgeway Center Parkway, Suite 410 -
Memphis, Tennessee 38120-4048 -
Phone: (901) 685-2120 - Telecopier: (901) 685-2199




                              August 27, 1996




The Board of Directors
c/o Mr. W. Bibb Lamar, Jr.
President and Chief Executive Officer
South Alabama Bancorporation, Inc.
100 St. Joseph Street
Mobile, Alabama  36602

     Re: Updated Fairness Opinion Regarding the Proposed Merger Between South Alabama Bancorporation, Inc. and First Monco Bancshares, Inc.

Dear Directors:

     Mercer Capital Management, Inc. ("Mercer Capital") has been retained by the Board of Directors of South Alabama Bancorporation, Inc. ("SAB") to issue a fairness opinion for the proposed merger between SAB and First Monco Bancshares, Inc. ("FMB"). Mercer Capital previously issued a fairness opinion on behalf of SAB's shareholders from a financial point of view on June 28, 1996. This updated fairness opinion is also issued from a financial point of view on behalf of SAB s shareholders.

     It is our understanding that the Agreement and Plan of Merger By and Between First Monco Bancshares, Inc. and South Alabama Bancorporation, Inc., dated May 31, 1996, has been amended and restated as of August 21, 1996
("the Agreement"). The most significant change to the Agreement reflects the change from SAB's contemplated use of pooling accounting to purchase accounting to reflect the merger with FMB.

     We have reviewed the revised pro forma changes in earnings per share and book value per share from the perspective of SAB's stockholders after considering the impact of the merger with FMB using purchase accounting. Based upon certain accounting data prepared by SAB's management and accountants, SAB's pro forma book value per share is expected to increase, while pro forma earnings per share is expected to decline upon consummation of the merger. The reduction in pro forma earnings per share does not consider any expense savings or other synergies which may be realized over time.

     The Agreement includes a provision for both a fixed price/floating exchange ratio and a floating price/fixed exchange ratio depending upon the market price of SAB's shares. SAB s market price is defined as the mid-point between the closing bid price and ask price as reported by NASDAQ for the twenty (20) trading days ending two (2) days prior to the closing of the merger ("the valuation period").

     The Agreement's share exchange mechanism entails three bands, each of which has its own cuff and collar. Depending upon the band in which SAB's market value falls during the calculation period, the exchange ratio will be based upon either a fixed price/floating exchange ratio, or a floating price/fixed exchange ratio.

     Collar One represents the primary band in which FMB stockholders will receive $1,415.76 per share if SAB's market value is between $12.50 per share and $15.25 per share. Given the fixed price, the exchange ratio will float within the band.

     Collar Two entails a fixed exchange ratio, floating price if SAB's market value falls between $11.10 per share and $12.50 per share on the low end and $15.25 per share and $16.65 per share on the high end. If SAB's stock price is between $11.10 per share and $12.50 per share, then FMB stockholders will receive 113.26 SAB shares, while 92.84 SAB shares will be issued if SAB s market price is between $15.25 per share and $16.65 per share.

     If SAB's stock price falls within the third collar, then the Agreement will be terminated unless the other party agrees to reinstate the Agreement by either increasing or decreasing the exchange ratio. For instance, if SAB's stock price is between $11.00 per share and $11.10 per share, the Agreement would be reinstated if SAB agreed to increase the exchange ratio so that the purchase price totaled $1,257.19 per share. Likewise, if SAB's stock price falls between $16.65 per share and $17.00 per share, the Agreement would be reinstated if FMB agreed to a lower exchange ratio such that the purchase price totaled $1,543.73 per share. Finally, the Agreement will be terminated without the right to reinstate by either party if SAB's market price is less than $11.00 per share or greater than $17.00 per share.

     Based upon SAB's recent trading range of approximately $13.00 per share
(bid) and $14.00 per share (ask), SAB s market price equals $13.50 per share; or, an amount which is near the mid point between the lower band ($12.50 per share) and upper band ($15.25 per share) of the first collar. Under the terms of the Agreement, FMB stockholders are entitled to $1,415.76 per share, or
104.87 SAB shares if SAB s market value is $13.50 per share at closing. The implied aggregate consideration for FMB is $16.7 million. The anticipated purchase price represents 142% of FMB s book value at June 30, 1996 and 13.3% reported earnings for the twelve month period ended June 30, 1996.

     As part of the engagement, a representative of Mercer Capital visited with FMB management in Monroeville, Alabama and SAB management via numerous telephone conference calls and previous on site visits in Mobile, Alabama. Factors considered in rendering the opinion include:

     1. Terms of the Agreement and Plan of Merger By and Between First Monco Bancshares, Inc. and South Alabama Bancorporation, Inc., dated May 31, 1996, as Amended and Restated as of August
          21, 1996;

     2. An analysis of the merger's pricing in relation to indications of fair market value for FMB derived through considering comparable (guideline) transactions;

     3. An analysis of the reasonableness of the likely exchange ratio based upon the pro forma contribution each institution will provide to the post-merger organization in terms of earnings, stockholders equity and the like;

     4. An analysis of the estimated pro-forma changes in book value per share, earnings per share, dividends per share and overall ownership from the perspective of the SAB shareholders;

     5.   A review of FMB's historical financial performance;

     6. A review of SAB's historical stock pricing, the liquidity of its shares and current pricing in relation to other publicly traded bank holding companies based in the Southeast; and,

     7.   Other factors which may enhance overall shareholder value.


     Mercer Capital did not compile nor audit SAB's or FMB's financial statements, nor have we independently verified the information reviewed. We have relied upon such information as being complete and accurate in all material respects. We have not made an independent valuation of the loan portfolio, adequacy of the loan loss reserve or other assets of either institution.

     Our opinion does not constitute a recommendation to any shareholder as to how the shareholder should vote on the proposed merger; nor have we expressed any opinion as to the prices at which any security of SAB or FMB might trade in the future.

     Based upon our analysis of the proposed transaction, it is our opinion that the acquisition of First Monco Bancshares, Inc. by South Alabama Bancorporation is fair from a financial point of view for SAB's shareholders.

                              Sincerely,

                              MERCER CAPITAL MANAGEMENT, INC.



                              Jeff K. Davis, ASA, CFA
                              Vice President

                              CONSENT OF FINANCIAL ADVISOR


                                                                 Appendix E

                 ALEX SHESHUNOFF & CO. INVESTMENT BANKING


                              August 29, 1996



Board of Directors
First Monco Bancshares, Inc.
129 Hines Street
Monroeville, Alabama  36460

Members of the Board:

We understand that First Monco Bancshares, Inc., Monroeville, Alabama, ("FMB"), and South Alabama Bancorporation, Inc., Mobile, Alabama ("SAB"), entered into an Agreement and Plan of Merger ("the Agreement") dated as of May 31, 1996, amended August 21, 1996, which provides, among other things, for the merger ("the Merger") of FMB with SAB. Pursuant to the Agreement, each share of FMB Common Stock issued and outstanding at the Effective Time shall cease to be outstanding, and shall be converted into and exchanged for the right to receive the number of shares of SAB Common Stock having an average Market Value during the Valuation Period of $1,415.76, rounded to the nearest one-hundredth of a share (the "Exchange Ratio"); provided, that (subject to certain termination provisions in the Agreement): (i) in the event the average Market Value of SAB Common Stock during the Valuation Period is less than $12.50 per share, the Exchange Ratio shall be 113.26 shares of SAB Common Stock for each share of FMB Common Stock; and (ii) in the event the average Market Value of SAB Common Stock during the Valuation Period is greater than $15.25 per share, the Exchange Ratio shall be 92.83 shares of SAB Common Stock for each share of FMB Common Stock.

The terms and conditions of the Merger are more fully set forth in the Agreement. Based upon the Exchange Ratio set forth in the Agreement, 11,795 shares of FMB Common Stock outstanding and an assumed price of $13.88 per share (which is the recent trading average of SAB), SAB will issue 1,203,090 common shares to FMB shareholders for a total transaction value of $16,698,889.

You have requested our opinion, as an independent financial advisor, as to whether the Exchange Ratio to be received by FMB's shareholders is fair from a financial point of view to the holders of FMB Common Stock, as of the date hereof.

In connection with our opinion, we have: (i) reviewed a copy of the Agreement; (ii) reviewed certain publicly available financial statements and other information of FMB and SAB; (iii) reviewed certain internal financial statements and other financial and operating data concerning FMB and SAB;
(iv) discussed the past and current operations and financial condition and the prospects of FMB and SAB with senior executives; (v) reviewed certain historical market prices and trading volumes of SAB and compared them to the SNL Index; (vi) compared FMB and SAB from a financial point of view with certain other companies which we deemed to be relevant; (vii) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions; and (viii) performed such other analyses and examinations as we have deemed appropriate.




We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. In addition, we have not made an independent evaluation of the assets or liabilities of FMB and SAB, nor have we been furnished with any such appraisals. In addition, we are not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for losses with respect thereto and have assumed that such allowances for each of the companies are in the aggregate adequate to cover such losses.
Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of the date hereof. With respect to financial forecasts, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of management of FMB and SAB, as to the future financial performance of FMB and SAB, respectively, and we have assumed such forecasts and projections will be realized in the amounts and at the times contemplated thereby.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any other party with respect to the acquisition of FMB or any of its assets.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion.

Our opinion is limited to the fairness, from a financial point of view, to the holders of FMB Common Stock of the terms of the Merger and does not address FMB's underlying business decision to undertake the Merger. Moreover, this letter, and the opinion expressed herein, does not constitute a recommendation to any stockholder as to any approval of the Merger or the Agreement. It is understood that this letter is for the information of the Board of Directors of FMB and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in (i) any filing made by FMB with the Securities and Exchange Commission with respect to the Merger, and (ii) the Joint Proxy Statement of FMB and SAB used with respect to shareholders meetings to consider the Merger.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio to be received by FMB's shareholders is fair to the holders of FMB Common Stock from a financial point of view.

                              Very truly yours,



                              ALEX SHESHUNOFF & CO.
                              INVESTMENT BANKING

                                  PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

     Item 20.  Indemnification of Directors and Officers.

     Section 12 of Registrant's Certificate of Incorporation provides that Registrant will indemnify to the fullest extent permitted under the General Corporation Law of the State of Delaware any officer or director who is involved in any action, suit or proceeding (hereinafter a "proceeding") by reason of the fact that he or she is or was a director or officer of Registrant; provided, that Registrant will only indemnify a director or officer in a proceeding initiated by the director or officer if the Board of Directors authorized the proceeding. Section 12 also provides that Registrant shall advance expenses to a director or officer to defend any such proceeding upon delivery by the director or officer of an undertaking to repay such advancements if it is ultimately decided by a court that the director or officer is not entitled to same. Registrant is not required to indemnify a director or officer or advance expenses, however, if the director or officer does not meet the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware.

     Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify a director or officer if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful (i.e. the standard of conduct). Section 145 further provides that the determination of whether the director or officer has met the standard of conduct shall be determined by (i) the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

     Section 7 of Registrant s bylaws virtually traces Section 145 of the General Corporation Law of the State of Delaware, except that it obligates Registrant to indemnify officers and directors in all situations authorized by Section 145. The general effect of Section 7 of Registrant s bylaws is to reiterate the provisions of Section 12 of Registrant s Certificate of Incorporation.

     Pursuant to a policy of liability insurance with St. Paul Mercury Insurance Company having a $4,000,000 Directors & Officers liability limit per year, the directors and officers of Registrant are insured, subject to the limits, retentions, exceptions and other terms and conditions of the policy, against liability for any actual or alleged error, omission, act, misstatement, misleading statement or breach of duty actually or allegedly committed or attempted by a director or officer, or any matter claimed against a director or officer solely by reason of such person being a director or officer of the Registrant. The policy also has a $2,000,000 Trust Errors and Omissions limit per year, wherein directors and officers are indemnified for any actual or alleged error, omission, act or breach of duty while acting solely in the capacity of (among other things) personal representative of an estate, trustee, conservator, attorney-in-fact, escrow agent, registrar, tax withholding agent, trustee under bond indenture, fiduciary under an employee benefit plan or trust or a trustee exercising any fiduciary powers permitted by law.


     Item 21.  Exhibits and Financial Statement Schedules.

     (a)  Exhibits:

               2.1 Agreement and Plan of Merger dated as of May 1, 1996, as amended and restated as of August 21, 1996, is found at Appendix A to the Joint Proxy Statement and Prospectus included in Part I hereof.

               3.1 Restated Certificate of Incorporation, as amended by Certificate of Amendment to Restated Certificate of Incorporation dated May 15, 1987, filed as Exhibit (3).1 to Registrant's Form 10-K for the year 1988 (No. 0-15423), is incorporated herein by reference.

               3.2 Certificate of Amendment to Restated Certificate of Incorporation, as amended, dated April 30, 1992, filed as Exhibit (3).2 to Registrant's Form 10-K for the year 1992 (no. 0-15423), is incorporated herein by reference.

               3.3 Certificate of Merger dated September 30, 1993, amending Registrant s Restated Certificate of Incorporation, as amended, filed as Exhibit (3).3 to Registrant's Form 10-K for the year 1993 (No. 0-15423), is incorporated herein by reference.

               3.4  Bylaws, amended as of February 9, 1988 filed as Exhibit
                    (3).2 to Registrant's Form 10-K for the year 1987
                    (No. 0-15423), is incorporated herein by reference.

               4.1  Specimen of Common Stock Certificate, filed as Exhibit
                    (4).1 to Registrant's Form S-1 (No. 33-01654), is incorporated herein by reference.

               4.2 Restated Certificate of Incorporation, as amended by Certificate of Amendment to Restated Certificate of Incorporation dated May 15, 1987, filed as Exhibit (3).1 to Registrant's Form 10-K for the year 1988 (No. 0-15423), is incorporated herein by reference.

               4.3 Certificate of Amendment to Restated Certificate of Incorporation, as amended, dated April 30, 1992, filed as Exhibit (3).2 to Registrant's Form 10-K for the year 1992 (No. 0-15423), is incorporated herein by reference.

               4.4 Certificate of Merger dated September 30, 1993, amending Registrant's Restated Certificate of Incorporation, as amended, filed as Exhibit (3).3 to Registrant's Form 10-K for the year 1993 (No. 0-15423), is incorporated herein by reference.

               5.1 Opinion of Hand Arendall, L.L.C. re legality dated _______, 1996.

               8.1* Opinion of Hand Arendall, L.L.C. re tax matters dated ____,
                    1996.

               8.2* Opinion of Maynard, Cooper & Gale, P.C. re tax matters dated
                    ____________________, 1996.

               10.1 Lease, entered into March 11, 1986 between Dauphin 65
                    Partners, Ltd and The Bank of Mobile, N.A., filed as
                    Exhibit (10).3 to Registrant's Form 10-K for the year ending 1986 (No. 0-15423), is incorporated herein by reference.

               10.2 Lease Renewal and Extension Agreement, dated March 18, 1992 between Dauphin 65 Partners, Ltd. and The Bank of Mobile filed as Exhibit (10).2 to Registrant's Form 10-K for the year 1991 (No. 0-15423), is incorporated herein by reference.

               10.3 Lease, entered into September 28, 1990 between Jay P.
                    Altmayer and AmSouth Bank, N.A., as co-trustees under the will of Marvin C. Altmayer, deceased, and The Bank of Mobile, N.A., filed as Exhibit (10).2 to Registrant s Form 10-K for the year 1990 (No. 0-15423), is incorporated herein by reference.

               10.4 Lease, entered into September 28, 1990 between Jay P.
                    Altmayer, individually, AmSouth Bank, N.A., as trustee under the will of Claire A. Pollock, deceased, and Jay P. Altmayer and AmSouth Bank, N.A., as co-trustees under the will of Marvin C. Altmayer, deceased, filed as Exhibit
                    (10).3 to Registrant's Form 10-K for the year 1990
                    (No. 0-15423), is incorporated herein by reference.

               10.5 Lease, entered into June 21, 1994 between Staples-Pake
                    Realty, Inc. and The Bank of Mobile, filed as Exhibit (10).3 to the Registrant's Form 10-K for the year 1994
                    (No. 0-15423), is incorporated herein by reference.

               10.6 Lease, entered into April 17, 1995 between Augustine
                    Meaher, Jr., Robert H. Meaher individually and Executor of the Estate of R. Lloyd Hill, Joseph L. Meaher and Augustine Meaher, III, and The Bank of Mobile, filed as Exhibit (10).1 to registrant s Form 10-Q for the Quarter ended June 30, 1995 (No. 0- 15423), is incorporated herein by reference.

               10.7 Lease, entered into April 17, 1995 between Augustine Meaher,
                    Jr. and Margaret L. Meaher, and The Bank of Mobile, filed as Exhibit (10).2 to registrant's Form 10-Q for the Quarter ended June 30, 1995 (No. 0-15423), is incorporated herein by reference.

               10.8 Lease, entered into April 17, 1995 between Hermione McMahon
                    Sellers (f/k/a Hermione McMahon Dempsey) a widow, William Michael Sellers, married, and Mary S. Burnett, married, and The Bank of Mobile, filed as Exhibit (10).3 to registrant's Form 10-Q for the Quarter ended June 30, 1995
                    (No. 0-15423), is incorporated herein by reference.

               10.9 Lease, entered into May 1, 1995 between Augustine Meaher,
                    Jr., Robert H. Meaher individually and Executor of the Estate of R. Lloyd Hill, Joseph L. Meaher and Augustine Meaher, III, and The Bank of Mobile, filed as Exhibit (10).4 to registrant's Form 10-Q for the Quarter ended June 30, 1995 (No. 0-15423), is incorporated herein by reference.

               10.10 Sublicense Agreement, dated July 18, 1990 between National Commerce Bancorporation and The Bank of Mobile, N.A., filed as Exhibit (10).5 to registrant's Form 10-K for the year 1991 (No. 0-15423), is incorporated herein by reference.

               10.11 Member Institution Agreement, entered into July 25, 1986 between The Bank of Mobile, N.A. and Alabama Network, Inc., filed as Exhibit (10).4 to registrant's Form 10-K for the year 1986 (No. 0-15423), is incorporated herein by reference.

               10.12 Split Dollar Insurance Agreements of First National Bank, filed as Exhibit (10).15 to registrant's annual report on Form 10-K for the year 1993 (No. 0-15423), is incorporated herein by reference.

               10.13 Deferred Compensation Agreements of First National Bank, filed as Exhibit (10).16 to registrant's annual report on Form 10-K for the year 1993
                         (No. 0-15423), is incorporated herein by reference.

               10.14 South Alabama Bancorporation 1993 Incentive Compensation Plan dated October 19, 1993 as adopted by shareholders May 3, 1994, filed as Exhibit (10).18 to registrant's annual report on Form 10-K for the year 1995 (No. 0-15423), is incorporated herein by reference.

               10.15 Change in Control Compensation Agreement, dated as of November 14, 1995, between The Bank of Mobile and W. Bibb Lamar, Jr., filed as Exhibit (10).23 to registrant's annual report on Form 10-K for the year 1995 (No. 0-15423), is incorporated herein by reference.

               10.16 Change in Control Compensation Agreement, dated as of November 20, 1995, between First National Bank, Brewton and J. Stephen Nelson, filed as Exhibit
                         (10).24 to registrant's annual report on Form 10-K for the year 1995 (No. 0- 15423), is incorporated herein by reference.

               10.17 Change in Control Compensation Agreements, between The Bank of Mobile or First National Bank, Brewton and certain officers, filed as Exhibit (10).25 to registrant's annual report on Form 10-K for the year 1995 (No. 0-15423), is incorporated herein by reference.

               10.18 Agreement and Plan of Merger, dated as of March 16, 1993, between South Alabama Bancorporation, Inc. and Mobile National Corporation, as amended and restated as of July 19, 1993, filed as Exhibit (10).12 to registrant's Registration Statement on Form S-4 on July 2, 1993 (No. 33-65588), is incorporated herein by reference.

               10.19 Retirement Plan for Employees of South Alabama Bancorporation, dated December 13, 1994, filed as Exhibit (10).1 to registrant's Form 10-Q for the quarter ended June 30, 1996 (No. 0-15423), is incorporated herein by reference.

               10.20 Stock Option Plan of Mobile National Corporation, filed as Exhibit (10).3 to Registrant's Form 10-K for the year 1985 (No. 0-15423), is incorporated herein by reference.

               10.21 The Bank of Mobile Retirement Plan (Restated), dated September 21, 1990, filed as Exhibit (10).8 to Registrant's Form 10-K for the year 1991 (No. 0-15423), is incorporated by reference,

               10.22 Contracts pursuant to Supplemental Retirement Plan of The Bank of Mobile, N.A., effective January 1, 1988, filed as Exhibit (10).7 to Registrant's Form 10-K for the year 1990 (No. 0-15423), is incorporated herein by reference.

               10.23 Restated Contracts pursuant to Supplemental Retirement Plan of The Bank of Mobile, dated April 1, 1992, filed as Exhibit (10).10 to Registrant's Form 10-K for the year 1992 (No. 0-15423), is incorporated herein by reference.

               10.24 Agreement and Plan of Merger dated May 31, 1996, as amended and restated as of August 21, 1996, is found at Appendix A to the Joint Proxy Statement and Prospectus which is included in Part I hereof.

               13.1 Registrant's 1995 Annual Report on Form 10-K for the year ended December 31, 1995 (No. 0-15423), is incorporated herein by reference.

               13.2 Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 (No. 0-15423), is incorporated herein by reference.

               21.1 Subsidiaries of Registrant, filed as Exhibit (21).1 to Registrant's Form 10-K for the year 1993
                         (No. 0-15423), is incorporated herein by reference.

               23.1      Consent of Arthur Andersen LLP.

               23.2      Consent of Deloitte & Touche LLP.

               23.3      Consent of Deloitte & Touche LLP.

               23.4      Consent of McKean & Associates, P.A.

               23.5 Consent of Hand Arendall, L.L.C. is included in their opinion re legality filed as Exhibit 5.1 hereto.

               23.6* Consent of Hand Arendall, L.L.C. is included in their opinion re tax matters filed as Exhibit 8.1 hereto.

               23.7* Consent of Maynard, Cooper & Gale, P.C. is included in their opinion re tax matters filed as Exhibit 8.2 hereto.

               23.8      Consent of Mercer Capital Management, Inc.

               23.9      Consent of Alex Sheshunoff & Co. Investment Banking.

               23.10 Consents of persons named to become directors of the Registrant upon consummation of the Merger.

               99.1 Form of Proxy to be used at South Alabama Bancorporation, Inc. special meeting.

               99.2 Form of Proxy to be used at First Monco Bancshares, Inc. special meeting.



_______________________
*    To be filed by amendment.


     (b)  Financial Statement Schedules:

               None.

     Item 22.  Undertakings.

     (a) 1. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

               2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.



                                SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mobile, State of Alabama, on the 28th day of August, 1996.


                              SOUTH ALABAMA BANCORPORATION, INC.



                              By:  W. Bibb Lamar, Jr.
                                   W. Bibb Lamar, Jr., President and
                                   Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the dates indicated below. By so signing, each of the undersigned, in his capacity as a director or officer, or both, as the case may be, of the registrant, does hereby appoint F. Michael Johnson and R. Preston Bolt, Jr., and each of them severally, his true and lawful attorney to execute in his name, place and stead, in his capacity as a director or officer, or both, as the case may be, of the registrant, any and all amendments to this Registration Statement and post-effective amendments thereto and all instruments necessary or incidental in connection therewith, and to file the same with the Securities and Exchange Commission. Each of said attorneys shall have full power and authority to do and perform in the name and on behalf of each of the undersigned, in any and all capacities, every act whatsoever requisite or necessary to be done in the premises as fully, and for all intents and purposes, as each of the undersigned might or could do in person, the undersigned hereby ratifying and approving the acts of said attorneys and each of them.


     Signatures                    Title                         Date


(1) Principal Executive Officer


W. Bibb Lamar, Jr.                 President                    8/28/96
W. Bibb Lamar, Jr.                 and Chief Executive
                                   Officer


(2) & (3) Principal Financial and
     Accounting Officer


F. Michael Johnson                 Chief Financial              8/28/96
F. Michael Johnson                 Officer and

(4) Directors                     Secretary


Stephen G. Crawford                Director                     8/28/96
Stephen G. Crawford



David C. De Laney                  Director                     8/28/96
David C. De Laney



Lowell J. Friedman                 Director                     8/28/96
Lowell J. Friedman



__________________________________ Director
Broox G. Garrett, Jr.



__________________________________ Director
James P. Hayes, Jr.



Clifton C. Inge                     Director                    8/28/96
Clifton C. Inge



W. Bibb Lamar, Jr.                   Director                   8/28/96
W. Bibb Lamar, Jr.



___________________________________ Director
Thomas E. McMillan, Jr.



J. Richard Miller, III               Director                   8/28/96
J. Richard Miller, III



___________________________________     Director and Chairman
J. Stephen Nelson



___________________________________     Director
Earl H. Weaver


                             INDEX TO EXHIBITS

          Exhibit                                 Sequential Page No.

2.1 Agreement and Plan of Merger, dated as of May 1, 1996, as amended and restated as of August 21, 1996, is found at Appendix A to the Joint Proxy Statement and Prospectus included in Part I hereof.

5.1  Opinion of Hand Arendall, L.L.C. re legality dated
     ________________, 1996.

8.1* Opinion of Hand Arendall, L.L.C. re tax matters dated
     ________________, 1996.

8.2* Opinion of Maynard, Cooper & Gale, P.C. re tax matters dated
     ____________________, 1996.

10.24 Agreement and Plan of Merger dated May 31, 1996, as amended and restated as of August 21, 1996, is found at Appendix A to the Joint Proxy Statement and Prospectus included in Part I hereof.

23.1 Consent of Arthur Andersen LLP.

23.2 Consent of Deloitte & Touche LLP.

23.3 Consent of Deloitte & Touche LLP.

23.4 Consent of McKean & Associates, P.A.

23.5 Consent of Hand Arendall, L.L.C. is included in their opinion re legality filed as Exhibit 5.1 hereto.

23.6* Consent of Hand Arendall, L.L.C. is included in their opinion re tax matters filed as Exhibit 8.1 hereto.

23.7* Consent of Maynard, Cooper & Gale, P.C. is included in their opinion re tax matters filed as Exhibit 8.2 hereto.

23.8 Consent of Mercer Capital Management, Inc.

23.9 Consent of Alex Sheshunoff & Co. Investment Banking.

23.10 Consents of persons named to become directors of the Registrant upon consummation of the Merger.

99.1 Form of Proxy to be used at South Alabama Bancorporation,
     Inc. special meeting.

99.2 Form of Proxy to be used at First Monco Bancshares, Inc.
     special meeting.